Exhibit 10.15(b)
EXECUTION VERSION
                                        2010
ENDEAVOUR INTERNATIONAL CORPORATION
(and certain of its Affiliates)
BNP PARIBAS
BANK OF SCOTLAND PLC

AMENDMENT AND RESTATEMENT
relating to a junior credit agreement dated 22
January 2008

Herbert Smith LLP
THIS AGREEMENT is dated            February 2010 and made between:
(1)	ENDEAVOUR INTERNATIONAL CORPORATION (the “Company”);

(2)	THE AFFILIATES OF THE COMPANY listed in Part I (Obligors) of Schedule 1 (Parties);

(3)	BNP PARIBAS; and

(5)	BANK OF SCOTLAND PLC.
IT IS AGREED as follows:
1.	GENERAL

1.1	Definitions

Terms defined in the Restated Intercreditor Agreement (whether expressly or by incorporation) shall, unless otherwise defined in this Agreement or unless a contrary intention appears, have the same meaning when used in this Agreement. In addition, in this Agreement:

“Intercreditor Agreement” means the intercreditor agreement dated 31 October 2006 between, among others, the Company and BNP Paribas (in various capacities) (as amended and restated from time to time).

“New Obligor” means each of Endeavour North Sea Limited. Endeavour North Sea, L.P. and Endeavour North Sea LLC.

“Restated Intercreditor Agreement” means the Intercreditor Agreement as amended and restated in the form set out in Schedule 3 (Form of Intercreditor Agreement) to this Agreement.

“Restated Second Lien Credit Agreement” means the Second Lien Credit Agreement as amended and restated in the form set out in Schedule 2 (Form of Second Lien Agreement) to this Agreement.

“Second Lien Credit Agreement” means the credit agreement dated 22 January 2008 between, among others, the Company, Bank of Scotland plc (in various capacities) and BNP Paribas (in various capacities) (as amended and restated from time to time).

1.2	Designation

Each of the Company and the Second Lien Agent hereby designates this Agreement as a “Finance Document” for the purposes of (and as defined in) the Restated Second Lien Credit Agreement.

1.3	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

2.	AMENDMENT AND RESTATEMENT OF SECOND LIEN CREDIT AGREEMENT

2.1	Amendment

On and from the date of this Agreement:
2.1.1	the Second Lien Credit Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in Schedule 2 (Form of Restated Second Lien Credit Agreement) to this Agreement; and

2.1.2	the Finance Documents shall be read and construed as if all references therein to the Second Lien Credit Agreement are references to the Restated Second Lien Credit Agreement as modified from time to time.
Each of the New Obligors hereby agrees to be a party to, and to be bound by the terms of, the Restated Second Lien Credit Agreement in the relevant capacity(ies) in which it is expressed to be a party thereto.

2.2	Continuing effect

The provisions of the Second Lien Credit Agreement shall, save as amended hereby, continue in full force and effect.

3.	INTERCREDITOR AGREEMENT

3.1	Amendment

The Security Trustee confirms, pursuant to clause 8.3 of the Intercreditor Agreement that the Intercreditor Agreement shall be amended on the date of this Agreement such that it shall be read and construed for all purposes as set out in Schedule 3 (Form of Restated Intercreditor Agreement).

3.2	Consent
3.2.1	The Security Trustee confirms that the relevant quorum of the Secured Creditors has consented to the amendments to the Intercreditor Agreement that are effected pursuant to Clause 3.1 (Amendment).

3.2.2	To the extent that such consent is required under the Intercreditor Agreement, each of the parties to this Agreement confirms to the Security Trustee that it consents to the amendments to the Intercreditor Agreement that are effected pursuant to Clause 3.1 (Amendment).
4.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
This Agreement has been entered into on the date stated at the beginning of this Agreement.
SIGNATORIES

SIGNED by	)	/s/ J. Michael Kirksey

)

for and on behalf of	)

ENDEAVOUR INTERNATIONAL	)

CORPORATION	)

SIGNED by	)	/s/ J. Michael Kirksey

)

for and on behalf of	)
ENDEAVOUR OPERATING	)

CORPORATION	)

SIGNED by	)	/s/ J. Michael Kirksey
)
for and on behalf of	)
ENDEAVOUR ENERGY	)
NEW VENTURES INC.	)
COMPANY	)

SIGNED by	)	/s/ J. Michael Kirksey
)
for and on behalf of	)
END MANAGEMENT COMPANY	)

SIGNED by	)	/s/ J. Michael Kirksey

)

for and on behalf of	)

ENDEAVOUR ENERGY NORTH SEA, L.P.	)

SIGNED by	)	/s/ J. Michael Kirksey

)

for and on behalf of	)
ENDEAVOUR ENERGY NORTH SEA LLC	)

SIGNED by	)	/s/ J. Michael Kirksey
)

for and on behalf of	)

ENDEAVOUR INTERNATIONAL	)

HOLDING B.V.	)

SIGNED by	)	/s/ J. Michael Kirksey

)

for and on behalf of	)

ENDEAVOUR ENERGY	)

NETHERLANDS B.V.	)

SIGNED by	)	/s/ J. Michael Kirksey
)

for and on behalf of	)

by ENDEAVOUR ENERGY UK LIMITED	)
)

SIGNED by	)	/s/ J. Michael Kirksey

)

for and on behalf of	)

ENDEAVOUR NORTH SEA LIMITED	)

)

SIGNED by	)	/s/ Aurelie Guth

)

for and on behalf of	)

BANK OF SCOTLAND PLC	)

SIGNED by	)

	)	/s/ Remi Collonges-Duflouleur

for and on behalf of	)

BNP PARIBAS	)

SCHEDULE 1
PARTIES
Obligors

	Registration number (or
Name of Obligor	equivalent, if any)	Jurisdiction of incorporation
Endeavour International Corporation	C897-2000	Nevada, U.S.A.
Endeavour Operating Corporation	3737839	Delaware, U.S.A.
Endeavour Energy New Ventures Inc. (formerly, END Operating Management Company)	3900636	Delaware, U.S.A.
END Management Company	3900274	Delaware, U.S.A.
Endeavour Energy North Sea, L.P.	4591023	Delaware, U.S.A.
Endeavour Energy North Sea LLC	4621624	Delaware, U.S.A
Endeavour International Holding B.V.	34229293	Netherlands
Endeavour Energy Netherlands B.V.	34229296	Netherlands
Endeavour Energy UK Limited	5030838	England and Wales
Endeavour North Sea Limited	3518803	England and Wales

SCHEDULE 2
FORM OF RESTATED SECOND LIEN CREDIT AGREEMENT
SCHEDULE 2
FORM OF RESTATED SECOND LIEN CREDIT AGREEMENT
22 JANUARY 2008
ENDEAVOUR INTERNATIONAL CORPORATION
arranged by
BANK OF SCOTLAND PLC

$25,000,000
JUNIOR FACILITY AGREEMENT
as amended and restated on 5 February 2010

Herbert Smith LLP

THIS AGREEMENT is dated 22 January 2008
BETWEEN:
(1)	ENDEAVOUR INTERNATIONAL CORPORATION (a corporation incorporated under the laws of the State of Nevada whose principal place of business is 1000 Main Street, Suite 3300, Houston, Texas, 77002, USA) (the “Company”);

(2)	THE AFFILIATES of the Company listed in Part I (The Original Borrowers) of Schedule 1 (The Original Obligors) as original borrowers (the “Original Borrowers”);

(3)	THE AFFILIATES of the Company listed in Part II (The Original Guarantors) of Schedule 1 (The Original Obligors) as original guarantors (together with the Company, the “Original Guarantors”);

(4)	BANK OF SCOTLAND PLC as Mandated Lead Arranger, Technical Bank, Original Lender and Agent; and

(5)	BNP PARIBAS as Security Trustee.
IT IS AGREED as follows:
5.	DEFINITIONS AND INTERPRETATION

5.1	Definitions

In this Agreement:

“Abandonment Date” means, in relation to each Borrowing Base Asset, the date on which it is assumed that production of Petroleum from that Borrowing Base Asset will no longer be commercially viable and the operation of such Borrowing Base Asset will cease for economic reasons.

“Accession Letter” means a document substantially in the form set out in Schedule 7 (Form of Accession Letter).

“Acquisition Agreement” means the Agreement dated 26th May 2006 between Paladin Resources Limited (1) Endeavour Energy UK Limited (2) and Endeavour International

Corporation (3) granting put and call options over the entire issued share capital of Endeavour North Sea (formerly, Talisman Expro Limited).
“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 29 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 5 (Mandatory Cost formulae).

“Additional Financing” has the meaning given to it in Clause 12.3 (Mandatory prepayment).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 29 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Administrative Finance Parties” means each of the Mandated Lead Arranger, the Technical Bank, the Agent and the Security Trustee.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent” means Bank of Scotland plc in its capacity as agent for the other Finance Parties or any other person that replaces it in such capacity in accordance with this Agreement.

“Agent’s Spot Rate of Exchange” means, in relation to any date, the Agent’s spot rate of exchange for the purchase of the relevant currency with dollars in the London foreign exchange market at or about 11.00 a.m. on the second Business Day prior to that date.

“Aggregate Commitments” means the sum of the Lenders’ Commitments.

“Amendment Effective Date” means the date on which the amendment and restatement of this Agreement takes effect pursuant to an amendment and restatement agreement dated 5 February 2010.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 7 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the Amendment Effective Date to and including the date falling 30 days prior to the Final Maturity Date.

“Available Commitment” means a Lender’s Commitment minus:
(A)	the Dollar Amount of its participation in any outstanding Loans; and

(B)	in relation to any proposed Loan, the Dollar Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.
“Borrower” means an Original Borrower or an Additional Borrower.

“Borrower Group” means (i) Endeavour International Holding and its Subsidiaries for the time being other than any Non-Recourse Subsidiary and (ii) Endeavour Operating Corporation.

“Borrowing Base Asset” has the meaning given in the First Lien Credit Agreement.

“Break Costs” means the amount (if any) by which:
(A)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(B)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday or bank holiday) on which banks are open for general business in London and, in relation to any date for the payment or purchase of dollars, New York City.

“Commitment” means:
(A)	in relation to the Original Lender the amount (in dollars) set opposite its name under the heading “Commitment” in the table set out in Schedule 2 (The Original Lender); and

(B)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, in each case, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(A)	any member of the Group or any of its advisers; or

(B)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 30.13 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (A) or (B) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.
“Confidentiality Undertaking” means a confidentiality undertaking substantially in a form from time to time recommended by the LMA or in any other form agreed between the Company and the Agent.

“Coverage Ratio” has the meaning given in Clause 26.7 (Reserves Value).

“CTA” means the Corporation Tax Act 2009.

“Default” means Event of Default or Potential Event of Default.

“Disruption Event” means either or both of:
(A)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(B)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party;
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,
(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Dollar Amount” means:
(A)	in relation to a proposed Loan or Loan denominated in dollars, the amount of that proposed Loan or (as the case may be) Loan;

(B)	in relation to a proposed Loan or Loan denominated in sterling, the amount of that proposed Loan, or (as the case may be) Loan, converted into dollars at the Agent’s Spot Rate of Exchange on the most recent valuation date (where “valuation date” means (i) the date which is three Business Days before the Utilisation Date for that Loan or, if later, the date the Agent receives the Utilisation Request for that Loan and (ii) any other date nominated by the Agent (acting reasonably)).
“Due Diligence Report” means the due diligence report from Ashurst referred to in, and delivered to the finance parties under the First Lien Credit Agreement pursuant to, the First Lien Credit Agreement.

“Dutch Borrower” means any Borrower which is incorporated in The Netherlands.

“Dutch Obligor” means any Obligor which is incorporated in The Netherlands.

“Effective Date” means the date on which the Agent issues a notice to the Company and the Lenders under Clause 8.1 (Initial conditions precedent).

“Endeavour International Holding” means Endeavour International Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated in The Netherlands having its corporate seat at Amsterdam, The Netherlands and its registered address at Teleportboulevard 140, 1043 EJ, Amsterdam, The Netherlands.

“Endeavour North Sea” means Endeavour North Sea Limited (formerly, Talisman Expro Limited), a company incorporated in England and Wales (Registered No. 03518803).

“Endeavour Operating Corporation” means Endeavour Operating Corporation, a Delaware corporation with corporate registration number 3737839 and whose registered office is at 1000 West Street, 17th Floor, Wilmington, Delaware.

“Environmental Claims” means any claim by any person in connection with (i) a breach, or alleged breach, of an Environmental Law; (ii) any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or (iii) any other environmental contamination.

“Environmental Laws” means any law or regulation concerning (i) the protection of health and safety; (ii) the environment; or (iii) any emission or substance which is capable of causing harm to any living organism or the environment.

“Environmental Licence” means all Authorisations required by any Environmental Law for the ownership of an interest in, or the operation or development of, any Petroleum Asset.

“Equivalent Field Document” means, to the extent that any member of the Group is permitted to enter into the same under the Finance Documents, in relation to any Petroleum Asset that is not a Borrowing Base Asset:
(A)	each joint operating agreement and/or unitisation and unit operating agreement relating thereto, each agreement relating to the transportation, processing and/or storage of production therefrom and each agreement for the sale or marketing of production therefrom and each other major agreement relating to that Petroleum Asset and/or Petroleum produced therefrom;

(B)	any Authorisation required for the lawful exploitation, development or operation of that Petroleum Asset or the production, transportation or sale of Petroleum therefrom (and including, without limitation, any Petroleum production licence);

(C)	any development plan approved by any relevant operating committee and/or any appropriate governmental or other regulatory authority relating to that Petroleum Asset;

(D)	any documents relating to the acquisition by any member of the Group of any interests in that Petroleum Asset or of any entity holding the interest in that Petroleum Asset; and

(E)	any other document designated as such by the Company and the Agent.
“Event of Default” means any event or circumstance specified as such in Clause 27 (Events of Default).

“Facility” means the term loan credit facility described in Clause 6.1 (Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means each of:
(A)	any letter dated on or about the Amendment Effective Date between (i) all or any of the Obligors and (ii) all or any of the Administrative Finance Parties relating to the payment of fees by the Obligors (or any of them) to any such Administrative Finance Party(ies); and

(B)	any other letter designated as such by the Agent and the Company.
“Final Maturity Date” means the date falling 365 days after the Effective Date.

“Finance Document” means:
(A)	this Agreement;

(B)	any Security Document;

(C)	any Fee Letter;

(D)	any Transfer Certificate;

(E)	any Accession Letter;

(F)	any other Accession Instrument;

(G)	the Intercreditor Agreement; and

(H)	any other document designated as such by the Company and the Agent.
“Finance Party” means each of the Lenders, the Mandated Lead Arranger, the Technical Bank, the Security Trustee and the Agent.

“Financial Indebtedness” means, at the relevant date, any indebtedness for or in respect of:
(A)	moneys borrowed;

(B)	any acceptance credit;

(C)	any bond, note, debenture, loan stock, or other similar instrument;

(D)	any redeemable preference share;

(E)	any finance or capital lease;

(F)	receivables sold or discounted (otherwise than on a non-recourse basis);

(G)	the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(H)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(I)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(J)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(K)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (A) to (J) above, but excluding, for the avoidance of doubt, any indebtedness arising from the purchase of goods or services on normal credit terms in the ordinary course of business.

“GAAP/IFRS” means:
(A)	in relation to any member of the Group incorporated in the UK, generally accepted accounting principles in the UK; or

(B)	in relation to any member of the Group that is not incorporated in the UK, generally accepted accounting principles in that person’s jurisdiction of incorporation, or, in each case, if IFRS has been implemented by the Group or the relevant member thereof, IFRS.

“Group” means Endeavour International Corporation and its Subsidiaries for the time being other than any Non-Recourse Subsidiary.

“Guarantor” means an Original Guarantor or an Additional Guarantor.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means the International Financial Reporting Standards, International Accounting Standards and interpretations of those standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee and their predecessor bodies.

“Information Package” means the written information and documents delivered to the Mandated Lead Arranger by any Obligor in connection with the negotiation of this Agreement on or before the Amendment Effective Date.

“Insolvency Officer” means any liquidator, trustee in bankruptcy, judicial custodian or manager, compulsory manager, receiver, administrative receiver, administrator, curator, bewindvoerder, vereffenaar or similar officer, in each case, appointed in any relevant jurisdiction.

“Insurances” means any insurances that are required to be maintained by, or on behalf of, any Obligor or any member of the Group in respect of the Borrowing Base Assets and/or any activities related thereto pursuant to this Agreement.

“Intercreditor Agreement” means the agreement dated 31 October 2006 between, among others, the Company, the Obligors as defined therein and the Finance Parties (as amended from time to time including pursuant to an amendment and restatement agreement dated on 5 February 2010).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 14 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 13.3 (Default interest).

“ITA” means the Income Tax Act 2007.

“Key Asset” means each of:
(A)	the interest held by Endeavour Energy UK Limited in UK Petroleum Licence P226 relating to Block 15/27 (which block includes the discovery known as “Rochelle”);

(B)	the interest held by Endeavour Energy UK Limited in UK Petroleum Licence P1055 relating to Blocks 44/11a and 44/12a (which block includes the discovery known as “Cygnus”);

(C)	the interest held by Endeavour Energy UK Limited in UK Petroleum Licence P1314 relating to Block 23/16f (which block includes the discovery known as “Columbus”); and

(D)	any other Petroleum Asset which has been designated as such by the Agent, the Technical Bank and the Company.
“Lender” means:
(A)	the Original Lender; and

(B)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 28 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:
(A)	the applicable Screen Rate; or

(B)	(if no Screen Rate is available for the currency or the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the

Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. (London time) on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:
(A)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate 66 2/3% or more of the Aggregate Commitments (or, if the Aggregate Commitments have been reduced to zero, aggregated 66 2/3% or more of the Aggregate Commitments immediately prior to the reduction); or

(B)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate 66 2/3% or more of all the Loans then outstanding.
“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 5 (Mandatory Cost Formulae).

“Margin” means 8.00 per cent. per annum.

“Material Adverse Change” means any event, development or circumstance that has a material adverse effect on:
(A)	the ability of any Obligor to perform any of its payment obligations under any Finance Document as and when they fall due to be performed;

(B)	the business, property, operations or financial condition of the Obligors (taken as a whole);

(C)	the validity or enforceability of any provision of any Finance Document;

(D)	the rights and remedies of any Finance Party under any Finance Document; or

(E)	the validity, enforceability, effectiveness or priority of any Security created or purported to be created under the Finance Documents.
“Material Subsidiary” means each member of the Group whose:
(A)	profits (calculated before making allowances for Taxes) represent more than 10% of the aggregate profits of the Group (calculated before making allowances for Taxes) as shown by the latest audited consolidated accounts for the time being of the Company as adjusted in such manner as the Agent and the Company may agree (each acting reasonably) to be appropriate from time to time to take account of any matters occurring after the relevant balance sheet date; or

(B)	fixed assets (other than intangible assets) have a book value which represents more than 10% of the book value of the consolidated fixed assets (other than intangible assets) of the Group as shown by the latest audited consolidated accounts for the time being of the Company as adjusted in such manner as the Agent and the Company may agree (each acting reasonably) to be appropriate from time to time to take account of any matters occurring after the relevant balance sheet date.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(A)	(subject to paragraph (C) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(B)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(C)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.

“Non Recourse Subsidiary” means any Subsidiary of the Company which:
(A)	does not own directly or indirectly (by shareholding or otherwise) an interest in any Borrowing Base Asset; and
(B)	which has been nominated as a “Non-Recourse Subsidiary” by the Company by written notice to the Agent.
“Obligor” means a Borrower or a Guarantor.

“Original Financial Statements” means:
(A)	in relation to the Company, the audited consolidated financial statements of the Company for the financial year ended 31 December 2008; and

(B)	in relation to each of the other Original Obligors, its financial statements or, if the same have been audited, audited financial statements for its financial year ended 31 December 2008.
“Original Lender” means Bank of Scotland plc.

“Original Obligor” means the Original Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Transaction” means:
(A)	an intra-group re-organisation on a solvent basis which does not involve any transfer of any of the Key Assets or Borrowing Base Assets, or any transfer of any shares that are the subject of any Security Document or any transfer of any shares in any member of the Group to a person that is not a member of the Group;

(B)	the transfer of any Borrowing Base Asset owned by Endeavour North Sea to Endeavour Energy UK Limited, on terms (i) whereby such asset remains a Borrowing Base Asset and (ii) that ensure that the Security Trustee continues to have Security over such Borrowing Base Asset upon the same, or more beneficial, terms as the Security granted in favour of the Security Trustee over such Borrowing Base Asset before such transfer and that the Security that the Security Trustee has over such Borrowing Base Asset is not prejudiced or adversely affected in any way;

(C)	the winding-up of Endeavour North Sea on a solvent basis at a time when it has no assets whatsoever and is not a Borrower or Guarantor; or

(B)	any other transaction agreed by the Majority Lenders.
“Petroleum” means any mineral, oil or relative hydrocarbon (including condensate and natural gas liquids) and natural gas existing in its natural condition in strata (but not including coal or bituminous shale or other stratified deposits from which oil can be extracted by destructive distillation).

“Petroleum Asset” means (i) any Petroleum field, pipeline transmission system or other Petroleum project, (ii) the facilities relating to such field, system or project and/or (iii) the interests in such field, system, project or facilities.

“Potential Event of Default” means any event or circumstances specified in Clause 27 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the fulfilment of any condition, the making of any determination under the Finance Documents or any combination of the foregoing) be an Event of Default.

“Probable Reserves” means, in relation to any Petroleum Asset, those quantities of Petroleum which are deemed to be recoverable from the relevant petroleum field comprised in those Petroleum Assets as “Proved plus Probable Reserves” in accordance with the Society of Petroleum Engineers (provided that if such guidelines are modified after the date of such Agreement and as a result of such modification, the Technical Bank (acting reasonably in consultation with the Company) is of the opinion that such definition of the term “Probable Reserves” will need to be modified to take account of the relevant modification to such guidelines, then such definition shall be modified as required by the Technical Bank (acting reasonably in consultation with the Company and the Lenders).

“Project Documents” means:
(A)	in relation to each Borrowing Base Asset:
(1)	each joint operating agreement and/or unitisation and unit operating agreement relating thereto, each agreement relating to the development thereof or the transportation, processing and/or storage of production therefrom and each agreement for the sale or marketing of production therefrom and each other major agreement relating to that Borrowing Base Asset and/or Petroleum produced therefrom;

(2)	any Authorisation required for the lawful exploitation, development or operation of that Borrowing Base Asset or the production, transportation or sale of Petroleum therefrom (and including, without limitation, any Petroleum production licence);

(3)	any development plan approved by any relevant operating committee and/or any appropriate governmental or other regulatory authority relating to that Borrowing Base Asset;
(B)	any documents relating to the acquisition by any member of the Borrower Group of any interests in any Borrowing Base Asset or of any entity holding the interest in such Borrowing Base Asset; and

(C)	any other document designated as such by the Company and the Agent.
“Projection” has the meaning given in the First Lien Credit Agreement.

“Qualifying Lender” has the meaning given to it in Clause 17 (Tax gross up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:
(A)	(if the currency is sterling) the first day of that period;

(B)	(if the currency is dollars) two Business Days before the first day of that period, unless market practice differs in the London interbank market for that currency in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the London interbank market and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days.

“Reference Banks” means the principal London offices of Bank of Scotland plc or such other banks as may be appointed by the Agent in consultation with the Company.

“Related Fund” in relation to a fund (the “first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Affiliate” means, to the extent that it is not already an Obligor, any wholly-owned Subsidiary of the Company.

“Relevant Disposal” has the meaning given to it in Clause 12.3 (Mandatory prepayment).

“Relevant Net Proceeds” has the meaning given to it in Clause 12.3 (Mandatory prepayment).

“Relevant Repayment Proceeds” has the meaning given to it in Clause 12.3 (Mandatory prepayment).

“Repeating Representations” means each of the representations set out in Clause 23 (Representations) other than those in Clauses 23.6 (Pari passu ranking), 23.7 (Insolvency), 23.9 (Authorisations), 23.10 (Financial statements), 23.11 (No Material Adverse Change), 23.12 (Litigation), 23.13 (Information Package), 23.15 (Environmental matters), 23.18 (Laws and regulations), 23.19 (Insurances), 23.22 (Deduction of Tax), 23.23 (Ownership structure) and 23.25 (Share Security).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Reserves Report” has the meaning given in the First Lien Credit Agreement.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for the relevant currency and period, displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part II (Selection Notice) of Schedule 4 (Requests) given in accordance with Clause 14 (Interest Periods).

“Senior Finance Documents” means the Finance Documents (as defined in the First Lien Credit Agreement).

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Technical Bank” means Bank of Scotland plc in its capacity as technical bank for the other Finance Parties or any other person that replaces it in such capacity in accordance with this Agreement.

“Total Available Commitments” means the aggregate for the time being of all the Lenders’ Available Commitment.

“Transaction Documents” means the Project Documents and the Finance Documents.

“Transaction Party” means each Obligor and each other party (not being a Finance Party) who is party to any Finance Document.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or transfer, the later of:
(A)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(B)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation Date” means, in relation to any Loan, the date on which the Loan is made.

“Utilisation Request” means a notice substantially in the form set out in Part I (Utilisation Requests) of Schedule 4 (Requests).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

5.2	Construction
5.2.1	Unless a contrary indication appears, any reference in this Agreement to:
(A)	any Finance Party or any Obligor or Transaction Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(B)	“assets” includes present and future properties, revenues and rights of every description;

(C)	any form of asset (including any Borrowing Base Asset or Key Asset) shall include a reference to (i) all or any part of that asset and (ii) (in the case of any Borrowing Base Asset or any Key Asset), the Petroleum field or other Petroleum Assets comprised therein;

(D)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as modified (however fundamentally and whether or not more onerously) and includes any change in the purpose of, any extension of or increase in any facility or addition of any new facility under that Finance Document or other agreement or instrument;

(E)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(F)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(G)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a kind that is normally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(H)	“disposal” means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary (and shall include any unitisation), and “dispose” will be construed accordingly;

(I)	a “guarantee” includes any form of indemnity or other assurance against financial loss (including any obligation to pay, purchase or provide funds for the purchase of any liability), and the verb “to guarantee” shall be construed accordingly;

(J)	a provision of law is a reference to that provision as amended or re-enacted;

(K)	a time of day is a reference to London time;

(L)	any matter “including” specific instances or examples of such matter shall be construed without limitation to the generality of that matter (and references to “include” shall be construed accordingly);

(M)	a “modification” includes an amendment, supplement, novation, re-enactment, restatement, variation, extension, replacement, modification or waiver or the giving of any waiver, release, consent having the same commercial effect of any of the foregoing (and “modify” shall be construed accordingly);

(N)	an amount in one currency that is “equivalent” to an amount in another currency shall be construed as meaning the amount of the second currency that can be obtained by converting the amount in the first currency into the second currency at the Agent’s spot rate of exchange for conversions between those two currencies at the relevant time;

(O)	the “winding-up”, “dissolution” or “administration” of a person shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such person is incorporated or established, or any jurisdiction in which such person carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(P)	“£” or “sterling” is the lawful currency for the time being of the United Kingdom of Great Britain and Northern Ireland; and

(Q)	“$” or “dollars” is to the lawful currency for the time being of the United States of America.

5.2.2	Clause and Schedule headings are for ease of reference only.

5.2.3	The words “other", “or otherwise” and “whatsoever” shall not be construed ejusdem generis or be construed as any limitation upon the generality of any preceding words or matters specifically referred to.

5.2.4	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement. Unless otherwise defined in this Agreement or unless the contrary is expressly specified in this Agreement, terms defined in the Intercreditor Agreement shall have the same meaning when used in this Agreement.

5.2.5	A Potential Event of Default is “continuing” if it has not been remedied or waived. An Event of Default is “continuing” if it has not been waived.

5.2.6	Unless a contrary intention appears, the obligation(s) of each Obligor and Transaction Party under this Agreement and/or the other Finance Documents shall remain in force for as long as any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

5.2.7	If a moratorium (or other similar event in any jurisdiction) occurs in respect of an Obligor, the ending of that moratorium (or other such similar event) will not remedy any Event of Default caused by the moratorium (or other such similar event) and, notwithstanding any other term of the Finance Documents, that Event of Default will continue to be outstanding unless and until it is expressly waived by the Agent (acting on the instructions of the Majority Lenders).
5.3	Third party rights
5.3.1	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

5.3.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
6.	THE FACILITY

6.1	Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency term credit facility in an aggregate amount equal to the Aggregate Commitments.

6.2	Finance Parties’ rights and obligations
6.2.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

6.2.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

6.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

7.	PURPOSE

7.1	Purpose

Each Borrower shall apply the proceeds of the Loans borrowed by it under the Facility in or towards:
7.1.1	the payment of the transaction costs relating to this Facility and its implementation; and
7.1.2	its lawful general corporate purposes.
7.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

8.	CONDITIONS OF UTILISATION

8.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 9.4 (Lenders’ participation) if the Agent has received all of the documents and other evidence listed in Part I (CPs to first Loan) of Schedule 3 (Conditions precedent) in form and substance satisfactory to the Agent (acting on the instructions of all the Lenders). The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

8.2	Further conditions precedent
8.2.1	The Lenders will only be obliged to comply with Clause 9.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(A)	no Default is continuing or would result from the proposed Loan; and

(B)	the Repeating Representations to be made by each Obligor are true in all material respects.
8.2.2	The Lenders will only be obliged to comply with Clause 6.2 (Change of currency) if, on the first day of an Interest Period, no Default is continuing or would result from the change of currency and the Repeating Representations to be made by each Obligor are true in all material respects.
8.3	Maximum number of Loans
8.3.1	The Borrowers may not deliver more than three Utilisation Requests.

8.3.2	A Borrower may not request that a Loan be divided if, as a result of the proposed division, three or more Loans would be outstanding.
9.	UTILISATION

9.1	Delivery of a Utilisation Request

A Borrower may request a Loan to be made by delivery to the Agent of a duly completed Utilisation Request not later than (in the case of the first Loan made under this Agreement) 1 p.m on the proposed Utilisation Date and (in the case of any other Loan) 10:00 a.m. on the third Business Day prior to the proposed Utilisation Date (or such later date as the Lenders may agree).

9.2	Completion of a Utilisation Request
9.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(A)	the proposed Utilisation Date is a Business Day within the Availability Period;

(B)	the currency and amount of the Loan comply with Clause 9.3 (Currency and amount);

(C)	the proposed Interest Period complies with Clause 14 (Interest Periods);

(D)	it sets out the purposes of the Loan in such level of detail as may be satisfactory to the Agent (acting reasonably);

(E)	(unless all the Lenders otherwise approve) it includes a confirmation that the proceeds of the Loan will only be utilised for expenditure in relation to the Obligors’ operations in the United States of America or the United Kingdom; and

(F)	it has been duly signed by an authorised signatory of the relevant Borrower.
9.2.2	Only one Loan may be requested in each Utilisation Request.
9.3	Currency and amount
9.3.1	The currency specified in a Utilisation Request must be dollars or sterling.

9.3.2	The amount of the proposed Loan must be:
(A)	if the currency selected is dollars, a minimum of $5,000,000 or, if less, the Total Available Commitments; or

(B)	if the currency selected is sterling, a minimum of £3,000,000 or, if less, an amount (in sterling) the Dollar Amount of which is equal to the Total Available Commitments.
9.4	Lenders’ participation
9.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

9.4.2	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Total Available Commitments immediately prior to making the Loan.

9.4.3	The Agent shall determine the Dollar Amount of each Loan which is to be made in a currency other than dollars and shall notify each Lender of the amount, currency and Dollar Amount of each Loan and the amount of its participation in that Loan, in each case, not later than 5.00 p.m. on the (in the case of the first Loan made under the Facility) second and (in the case of any other Loan) third Business Day prior to the Utilisation Date for such Loan.
9.5	Cancellation of Commitment

The Aggregate Commitments shall be immediately cancelled at the end of the Availability Period.

10.	OPTIONAL CURRENCY

10.1	Selection of currency
10.1.1	A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan:
(A)	in the Utilisation Request for that Loan; and

(B)	(after that Loan has been made to it) in a Selection Notice.

10.1.2	If a Borrower (or the Company on behalf of a Borrower) fails to issue a Selection Notice in relation to a Loan, the Loan will remain denominated for its next Interest Period in the same currency in which it is then outstanding.
10.1.3	If a Borrower (or the Company on behalf of a Borrower) issues a Selection Notice requesting a change of currency and the first day of the requested Interest Period is not a Business Day for the new currency, the Agent shall promptly notify the Borrower and the Lenders and the Loan will remain in the existing currency (with Interest Periods running from one Business Day until the next Business Day) until the next day which is a Business Day for both currencies, on which day the requested Interest Period will begin.
10.2	Change of currency
10.2.1	If a Loan is to be denominated in different currencies during two successive Interest Periods:
(A)	if the currency for the second Interest Period is sterling, the amount of the Loan in sterling will be calculated by the Agent as the amount of sterling equal to the Dollar Amount of the Loan at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the first day of the second Interest Period or, if later, on the date the Agent receives the Selection Notice;

(B)	if the currency for the second Interest Period is dollars, the amount of the Loan will be equal to the Dollar Amount;

(C)	(unless the Agent and the Borrower agree otherwise in accordance with Clause 10.2.2) the Borrower that has borrowed the Loan shall repay it on the last day of the first Interest Period in the currency in which it was denominated for that Interest Period; and

(D)	(subject to Clause 4.2 (Further conditions precedent)) the Lenders shall re-advance the Loan in the new currency in accordance with Clause 10.4 (Agent’s calculations).
10.2.2	If the Agent and the Borrower that has borrowed the Loan agree, the Agent shall:
(A)	apply the amount paid to it by the Lenders pursuant to Clause 10.2.1(D) (or so much of that amount as is necessary) in or towards purchase of an amount in the currency in which the Loan is outstanding for the first Interest Period; and
(B)	use the amount it purchases in or towards satisfaction of the relevant Borrower’s obligations under Clause 10.2.1(C).
10.2.3	If the amount purchased by the Agent pursuant to Clause 10.2.2(A) is less than the amount required to be repaid by the relevant Borrower, the Agent shall promptly notify that Borrower and that Borrower shall, on the last day of the first Interest Period, pay an amount to the Agent (in the currency of the outstanding Loan for the first Interest Period) equal to the difference.
10.2.4	If any part of the amount paid to the Agent by the Lenders pursuant to Clause 10.2.1(D) is not needed to purchase the amount required to be repaid by the relevant Borrower, the Agent shall promptly notify that Borrower and pay that Borrower, on the last day of the first Interest Period that part of that amount (in the new currency).

10.3	Same currency during successive Interest Periods
10.3.1	If a Loan is to be denominated in sterling during two successive Interest Periods, the Agent shall calculate the amount of the Loan in sterling for the second of those Interest Periods (by calculating the amount of sterling equal to the Dollar Amount of that Loan at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the first day of the second Interest Period or, if later, on the date the Agent receives the Selection Notice) and (subject to Clause 10.3.2):
(A)	if the amount calculated is less than the existing amount of that Loan in sterling during the first Interest Period, promptly notify the Borrower that has borrowed that Loan and that Borrower shall pay, on the last day of the first Interest Period, an amount equal to the difference; or

(B)	if the amount calculated is more than the existing amount of that Loan in sterling during the first Interest Period, promptly notify each Lender and, if no Default is continuing, each Lender shall, on the last day of the first Interest Period, pay its participation in an amount equal to the difference.
10.3.2	If the calculation made by the Agent pursuant to Clause 10.3.1 shows that the amount of the Loan in sterling for the second of those Interest Periods converted into dollars at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the first day of the second Interest Period or, if later, on the date the Agent receives the Selection Notice has increased or decreased by less than five per cent. compared to its Dollar Amount (taking into account any payments made pursuant to Clause 10.3.1), no notification shall be made by the Agent and no payment shall be required under Clause 10.3.1.
10.4	Agent’s calculations
10.4.1	All calculations made by the Agent pursuant to this Clause 10 (Optional currency) will take into account any repayment, prepayment, consolidation or division of Loans to be made on the last day of the first Interest Period.
10.4.2	Each Lender’s participation in a Loan will, subject to Clause 10.3.1, be determined in accordance with Clause 5.4 (Lenders’ participation).
11.	REPAYMENT
11.1	Reduction of Facility The Aggregate Commitments shall reduce to zero on the Final Maturity Date.

11.2	Repayment of Loans
11.2.1	The Borrowers shall repay such amount of the Loans as is required to ensure that at all times the aggregate Dollar Amount of the Loans does not exceed the Aggregate Commitments at that time.

11.2.2	Without prejudice to Clause 11.2.1, the Borrowers shall repay the Loans on the Final Maturity Date.
11.3	Reborrowing

No Borrower may reborrow any part of the Facility which is prepaid or repaid.

12.	PREPAYMENT AND CANCELLATION

12.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:
12.1.1	that Lender shall promptly notify the Agent upon becoming aware of that event;
12.1.2	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and
12.1.3	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
12.2	Change of control
12.2.1	If any person or group of persons acting in concert gains control of an Obligor:
(A)	the Company shall promptly notify the Agent upon becoming aware of that event;

(B)	if the Majority Lenders so require, the Agent shall, by not less than fifteen Business Days notice to the Company, cancel the Facility and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.
12.2.2	For the purposes of Clause 12.2.1, “control” has the meaning given to such term in Section 416 of the Income and Corporation Taxes Act 1988 (whether or not that Act applies to any Obligor).
12.2.3	For the purposes of Clause 12.2.1, “acting in concert” has the meaning given to such term in the City Code on Takeovers and Mergers and the presumptions specified therein in relation to the term “acting in concert” shall apply to such term as used in this Agreement (whether or not that code applies to any Obligor).
12.3	Mandatory prepayment
12.3.1	For the purposes of this Clause 12.3 (Mandatory prepayment):
(A)	“Additional Financing” means the raising of funds or capital by the Company or any of its Subsidiaries which is carried out after the date of this Agreement (whether through the issue of shares, securities or other equity instruments, the issue of any bonds or other debt instruments, the borrowing from banks or other financial institutions, the incurrence of Financial Indebtedness or otherwise) other than pursuant to any loan agreement entered into between (i) the Company or any such Subsidiary and (ii) one or more banks or financial institutions in accordance with the terms of this Agreement solely for the purposes of financing the development of any Petroleum Asset in the United Kingdom in which a member of the Group has an interest;

(B)	“Relevant Disposal” means any disposal (other than any disposal under Clauses 25.5.2(A) to 25.5.2(E) and Clauses 25.5.2(G) to 25.5.2(I)) by any member of the Group of any of its interests in any Petroleum Assets (including any Borrowing Base Assets) or its shares in any member of the Group that holds any interest in any such Petroleum Assets;

(C)	“Relevant Net Proceeds” means, in relation to any Relevant Disposal, the proceeds of such Relevant Disposal that are due to the relevant member(s) of the Group carrying out such Relevant Disposal less the aggregate amount of all reasonable costs and expenses relating to such Relevant Disposal;

(D)	“Relevant Repayment Proceeds” means, in relation to any Relevant Disposal, the Relevant Net Proceeds of such Relevant Disposal less the Senior Outstanding Amount; and

(E)	"Senior Outstanding Amount” means, in relation to any Relevant Disposal, the sum of (i) the aggregate amount of the outstanding utilisations under the First Lien Credit Agreement that the Obligors are required to repay under the First Lien Credit Agreement as a result of that Relevant Disposal being effected; (ii) the aggregate amount of the accrued interest or commission that is due in respect of such outstanding utilisations and payable by the Obligor(s) as a result of that Relevant Disposal and (iii) the aggregate amount of the break costs payable by the Obligor(s) as a result of such repayment of the utilisations.
12.3.2	If:
(A)	any Relevant Disposal is carried out after the Amendment Effective Date; and

(B)	either:
(1)	the Relevant Net Proceeds of such Relevant Disposal exceeds $2,000,000 (or its equivalent in one or more other currencies); or

(2)	the sum of (a) the Relevant Net Proceeds of such Relevant Disposal and (b) the aggregate amount of the Relevant Net Proceeds of the other Relevant Disposals (if any) that have been carried out after the Amendment Effective Date exceed $10,000,000 (or its equivalent in one or more other currencies), then on the first date on which any member of the Group receives any of the Relevant Net Proceeds for such Relevant Disposal:
(i)	the Aggregate Commitments shall be cancelled by an amount equal to the Relevant Repayment Proceeds for that Relevant Disposal; and
(ii)	the Borrowers shall repay such amount of the Loans as is required to ensure that the aggregate Dollar Amount of the Loans does not exceed the Aggregate Commitments (after the cancellation provided for under Clause 8.3.2(i)).
12.3.3	Any repayment made under Clause 8.3.2(ii) shall be applied against such Loans as may be determined by the Agent (acting reasonably in consultation with the Company).

12.3.4	On the date of the cancellation of any Aggregate Commitments pursuant to Clause 8.3.2(i), the Commitment of each Lender shall be reduced rateably.

12.3.5	If:
(A)	any Additional Financing is carried out; and

(B)	either:

(1)	the aggregate amount received or receivable by the Company and/or the relevant Subsidiary(ies) of the Company pursuant to such Additional Financing exceeds $50,000,000 (or its equivalent in one or more other currencies); or
(2)	the sum of (i) the aggregate amount received or receivable by the Company and/or the relevant Subsidiary(ies) of the Company pursuant to such Additional Financing and (ii) the aggregate amount received or receivable by the Company and/or the relevant Subsidiary(ies) of the Company pursuant to any prior Additional Financings (if any) exceeds $50,000,000 (or its equivalent in one or more other currencies), then on the first date on which the Company and/or the relevant Subsidiary(ies) of the Company receive(s) any proceeds of such Additional Financing, the Facility shall be cancelled and the Borrowers shall repay all outstanding Loans (together with accrued interest and all other accrued amounts under the Finance Documents).
12.4	Voluntary cancellation
12.4.1	The Company may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $5,000,000 of the Total Available Commitments).
12.4.2	On the date of the cancellation of any Total Available Commitments pursuant to Clause 12.4.1, the Commitment of each Lender shall be reduced rateably.
12.5	Voluntary prepayment of Loans

A Borrower to which a Loan has been made may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan.

12.6	Right of repayment and cancellation in relation to a single Lender
12.6.1	If:
(A)	any sum payable to any Lender by an Obligor is required to be increased under Clause 17.2.3 (Tax gross-up); or

(B)	any Lender claims indemnification from the Company under Clause 17.3 (Tax indemnity) or Clause 18.1 (Increased costs), the Company may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.
12.6.2	On receipt of a notice referred to in Clause 12.6.1, the Commitment of that Lender shall immediately be reduced to zero.
12.6.3	On the last day of each Interest Period which ends after the Company has given notice under Clause 12.6.1 (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

12.7	Restrictions
12.7.1	Any notice of cancellation or prepayment given by any Party under this Clause 12 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
12.7.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
12.7.3	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
12.7.4	No amount of the Commitments cancelled under this Agreement may be subsequently reinstated.
12.7.5	If the Agent receives a notice under this Clause 12 (Prepayment and cancellation) it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.
12.7.6	If all or part of a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 8.2 (Further conditions precedent), an amount of the Commitments (equal to the Dollar Amount of the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 12.7.6 shall reduce the Commitments of the Lenders rateably.
13.	INTEREST

13.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
13.1.1	Margin;

13.1.2	LIBOR; and

13.1.3	Mandatory Cost, if any.
13.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

13.3	Default interest
13.3.1	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 13.3.2, is two per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 13.3 (Default interest) shall be immediately payable by the Obligor on demand by the Agent.

13.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(A)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(B)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. higher than the rate which would have applied if the overdue amount had not become due.
13.3.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
13.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

14.	INTEREST PERIODS

14.1	Selection of Interest Periods
14.1.1	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.
14.1.2	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of a Borrower) to which that Loan was made no later than 10.00am on the third Business Day prior to the last day of the existing Interest Period for that Loan.
14.1.3	If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with Clause 14.1.2, the relevant Interest Period will be one Month.
14.1.4	Subject to this Clause 14 (Interest Periods), a Borrower (or the Company on its behalf) must select an Interest Period of one Month or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders).
14.1.5	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.
14.1.6	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.
14.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

14.3	Consolidation and division of Loans
14.3.1	Subject to Clause 14.3.2, if two or more Interest Periods:
(A)	relate to Loans in the same currency;

(B)	end on the same date; and

(C)	are made to the same Borrower,

those Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

14.3.2	Subject to Clause 8.3 (Maximum number of Loans) and Clause 9.3 (Currency and amount), if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided with Dollar Amounts specified in that Selection Notice, being an aggregate Dollar Amount equal to the Dollar Amount of the Loan immediately before its division.
15.	CHANGES TO THE CALCULATION OF INTEREST

15.1	Absence of quotations

Subject to Clause 15.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.00 a.m. (London time) on the Quotation Day, LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

15.2	Market disruption
15.2.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:
(A)	the Margin;

(B)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(C)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.
15.2.2	In this Agreement “Market Disruption Event” means:
(A)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant currency and Interest Period; or

(B)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 25 per cent. of that Loan) that the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of LIBOR.
15.3	Alternative basis of interest or funding
15.3.1	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

15.3.2	Any alternative basis agreed pursuant to Clause 15.3.1 shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

15.4	Break Costs
15.4.1	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.
15.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue and showing how that amount was calculated.
16.	FEES

16.1	Commitment fee

The Borrowers shall pay to the Agent (for the account of each Lender) in respect of each Fee Period a fee computed at the Commitment Rate on the daily amount (if any) by which the Aggregate Commitments exceed the aggregate Dollar Amount of the Loans.

16.2	Computation and payment
16.2.1	Any commitment fee payable under this Clause 16 (Fees) must be paid by the relevant Borrower(s) within two Business Days after receipt by the Company of the calculation of such commitment fee or, as the case may be, such letter of credit commission from the Agent under Clause 16.2.3.

16.2.2	Any such commitment fee must be paid in dollars.

16.2.3	The Agent shall calculate the commitment fee payable for each Fee Period and shall notify the Company of the same within five Business Days after the end of the relevant Fee Period. Each such calculation shall, in the absence of manifest error, be conclusive evidence of the amount thereof.
16.3	Definitions

For the purposes of this Agreement:
16.3.1	“Commitment Rate” means 4.00 per cent. per annum; and

16.3.2	“Fee Period” means:
(A)	the period commencing on the Amendment Effective Date and ending on the first quarter date to occur thereafter; and thereafter,

(B)	each successive period of three months (or, in the case of the last such period, less) commencing on the day after a quarter date and ending on the first quarter date to occur thereafter (or, in the case of the last such period, on the Final Maturity Date), where for these purposes, “quarter date” means each 31 March, 30 June, 30 September and 31 December of each year.
16.4	Other fees and costs

The Borrowers will pay to the relevant Finance Parties the relevant fees and other costs and expenses in the amounts and at the times set out in the Fee Letters.
16.5	Representatives
16.5.1	Subject to Clause 16.5.2 below, the Company shall, (or shall procure that an Obligor will) within five Business Days of demand by the Agent or the Security Trustee pay, or reimburse the relevant Administrative Finance Party for any payments that it has made in relation to, any reasonable fees, costs and expenses that the relevant Administrative Finance Party has properly incurred in connection with the appointment by such Administrative Finance Party of any legal adviser, insurance adviser, environmental consultant, engineering consultant, model auditor or tax model auditor, in each case, in connection with the exercise of its rights and discretions or the performance of its duties and obligations, under the Finance Documents.

16.5.2	Save to the extent that such fees, costs and expenses have been incurred in circumstances where a Default has occurred, the Company shall only be obliged to pay or reimburse (or shall procure that an Obligor will pay or reimburse) the relevant Administrative Finance Party for any fees, costs and expenses incurred by it if the Company has approved the appointment of the relevant adviser, consultant or auditor and the terms (including fees) of the appointment (such approval not to be unreasonably withheld or delayed).
17.	TAX GROSS UP AND INDEMNITIES
17.1	Definitions
17.1.1	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:
(A)	a Lender (other than a Lender within paragraph (B) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:
(1)	a Lender:
(a)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document; or

(b)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(2)	a Lender which is:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes;
(b)	a partnership each member of which is
(i)	a company so resident in the United Kingdom; or
(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;
(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning of section 19 of the CTA) of that company; or
(3)	a Treaty Lender; or
(B)	a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Finance Document.
“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is:
(C)	a company resident in the United Kingdom, for United Kingdom tax purposes;

(D)	a partnership each member of which is:
(1)	a company so resident in the United Kingdom; or

(2)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(E)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning of section 19 of the CTA) of that company.
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 17.2 (Tax gross-up) or a payment under Clause 17.3 (Tax indemnity).

“Treaty Lender” means a Lender which:
(F)	in the case of an Obligor which is resident in the United Kingdom, is treated as a resident of a Treaty State for the purposes of the Treaty and does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; or

(G)	in the case of an Obligor which is not resident in the United Kingdom, is treated as resident in a jurisdiction which has a double taxation agreement with the jurisdiction in which the Obligor is resident or treated as resident, which double tax treaty makes provision (subject to satisfaction of any conditions provided therein) for full exemption from Tax Deductions imposed by the jurisdiction in which the Obligor is resident or treated as resident.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
“UK Non-Bank Lender” means:
(H)	where a Lender becomes a Party to this Agreement on the Amendment Effective Date, a Lender listed in Schedule 2 (The Original Lenders) and identified as a “UK Non-Bank Lender” in that Schedule; and

(I)	where a Lender becomes a Party after the Amendment Effective Date, a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party.
17.1.2	Unless a contrary indication appears, in this Clause 17 (Tax gross-up and indemnities) a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
17.2	Tax gross-up
17.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
17.2.2	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.
17.2.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
17.2.4	A payment shall not be increased under Clause 17.2.3 above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:
(A)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(B)
(1)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (A)(2) of the definition of “Qualifying Lender” set out in Clause 17.1.1 (Definitions); and

(2)	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(3)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(C)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (A)(2) of the definition of “Qualifying Lender” set out in Clause 17.1.1 (Definitions) and:
(1)	the relevant Lender has not given a Tax Confirmation to the Company; and

(2)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or
(D)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 17.2.7 below.
17.2.5	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
17.2.6	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
17.2.7	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.
17.2.8	A UK Non-Bank Lender which becomes a Party on the Amendment Effective Date gives a Tax Confirmation to the Company by entering into this Agreement.
17.2.9	A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.
17.3	Tax indemnity
17.3.1	The Company shall (or shall procure that an Obligor will) (within three Business Days of demand by the Agent, such demand to be accompanied by a written calculation of the amount claimed by the Protected Party) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
17.3.2	Clause 17.3.1 above shall not apply:
(A)	with respect to any Tax assessed on a Finance Party:
(1)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(2)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(B)	to the extent a loss, liability or cost:
(1)	is compensated for by an increased payment under Clause 17.2 (Tax gross-up); or
(2)	would have been compensated for by an increased payment under Clause 17.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 17.2.4 (Tax gross up) applied.
17.3.3	A Protected Party making, or intending to make a claim under Clause 17.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.
17.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 17.3 (Tax indemnity), notify the Agent.
17.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
17.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and
17.4.2	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
17.5	Lender status confirmation
17.5.1	Each Lender which becomes a Party to this Agreement after the Amendment Effective Date shall indicate, in the Transfer Certificate or Assignment Agreement which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:
(A)	not a Qualifying Lender;

(B)	a Qualifying Lender (other than a Treaty Lender); or

(C)	a Treaty Lender.
17.5.2	If a New Lender fails to indicate its status in accordance with this Clause 17.5 (Lender status confirmation) then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 17.5 (Lender status confirmation).

17.6	Stamp taxes

The Company shall (or shall procure that an Obligor will) pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (other than a Transfer Certificate).

17.7	Value added tax
17.7.1	All amounts set out, or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to Clause 17.7.3 (Value added tax), if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other the consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).
17.7.2	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier") to any other Finance Party (the “Recipient") under a Finance Document, and any Party other than the Recipient (the “Subject Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient Party from the relevant tax authority which the Recipient Party reasonably determines in respect of such VAT.
17.7.3	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof that represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
17.7.4	Any reference in this Clause 17.7 (Value added tax) to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, included (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning in the Value Added Tax Act 1994).
18.	INCREASED COSTS

18.1	Increased costs
18.1.1	Subject to Clause 18.3 (Exceptions), the Company shall (or shall procure that an Obligor will), within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the Amendment Effective Date.
18.1.2	In this Agreement “Increased Costs” means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
18.2	Increased cost claims
18.2.1	A Finance Party intending to make a claim pursuant to Clause 18.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.
18.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent or the Company, provide a certificate confirming the amount of its Increased Costs and setting out the calculation of such amount in reasonable detail.
18.3	Exceptions
18.3.1	Clause 18.1 (Increased costs) does not apply to the extent any Increased Cost is:
(A)	attributable to a Tax Deduction required by law to be made by an Obligor;

(B)	compensated for by Clause 17.3 (Tax indemnity) (or would have been compensated for under Clause 17.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 17.3.2 (Tax indemnity) applied);

(C)	compensated for by the payment of the Mandatory Cost;

(D)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation or any Finance Document to which it is a party; or

(E)	attributable to the implementation or application of or compliance with the Basle II Accord or any law or regulation which implements the Basle II Accord.
18.3.2	In this Clause 18.3 (Exceptions):
(A)	a reference to a “Tax Deduction” has the same meaning given to the term in Clause 17.1 (Definitions); and

(B)	“Basle II Accord” means the paper titled “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basle Committee on Banking Supervision in June 2004 in the form existing as at the Amendment Effective Date.
19.	OTHER INDEMNITIES

19.1	Currency indemnity
19.1.1	If any sum due from an Obligor under the Finance Documents (a “Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency") in which that Sum is payable into another currency (the “Second Currency") for the purpose of:
(A)	making or filing a claim or proof against that Obligor; or

(B)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

19.1.2	Without prejudice to Clause 19.1.1, each Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs as a result of that Finance Party receiving an amount in respect of that Obligor’s liability under any Finance Document in a currency other than the currency in which that liability is expressed to be payable under that Finance Document.

19.1.3	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
19.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
19.2.1	the occurrence of any Event of Default;
19.2.2	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including, any cost, loss or liability arising as a result of Clause 32 (Sharing among the Finance Parties);
19.2.3	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);
19.2.4	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given hereunder; or
19.2.5	the release of any Security constituted by any Finance Document or any release of any Obligor which is permitted under the Finance Documents.
19.3	Indemnity to the Agent

The Company shall (or shall procure that an Obligor will) promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
19.3.1	investigating any event which it reasonably believes is a Default;
19.3.2	entering into or performing any foreign exchange contract for the purposes of Clause 10.2.2 (Change of currency); or
19.3.3	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

20.	MITIGATION BY THE LENDERS

20.1	Mitigation
20.1.1	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 12.1 (Illegality), Clause 17 (Tax gross-up and indemnities), Clause 18 (Increased costs) or paragraph 3 of Schedule 5 (Mandatory Cost Formulae) including transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
20.1.2	Clause 20.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents.
20.2	Limitation of liability
20.2.1	The Company shall (or shall procure that an Obligor will) indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 20.1 (Mitigation).
20.2.2	A Finance Party is not obliged to take any steps under Clause 20.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
21.	COSTS AND EXPENSES

21.1	Transaction expenses

The Company shall (or shall procure that an Obligor will) promptly on demand pay the Administrative Finance Parties the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with:
21.1.1	the negotiation, preparation, printing, execution and syndication of:
(A)	this Agreement and any other documents referred to in this Agreement; and

(B)	any other Finance Documents (other than a Transfer Certificate or Assignment Agreement) executed after the Amendment Effective Date; and
21.1.2	the completion of the transactions and perfection of the Security intended to be created pursuant to the Security Documents, subject to any applicable cap agreed between the Company and the Agent.

21.2	Amendment costs

If (a) a relevant party requests an amendment, waiver or consent to any Finance Document or (b) an amendment is required pursuant to Clause 33.9 (Change of currency), the Obligors shall, within three Business Days of demand, reimburse the Finance Parties for the amount of all costs and expenses (including legal fees) reasonably incurred by the Finance Parties in responding to, evaluating, negotiating or complying with that request or requirement. For the purposes of this Clause, “relevant party” means any Obligor or any other party (other than a Finance Party) to a Finance Document.

21.3	Enforcement costs

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

22.	GUARANTEE AND INDEMNITY

22.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:
22.1.1	guarantees to each Finance Party punctual performance by each other Obligor of all that other Obligor’s obligations under the Finance Documents;
22.1.2	undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
22.1.3	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 22 (Guarantee and indemnity) if the amount claimed had been recoverable on the basis of a guarantee.
22.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
22.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, then the liability of each Guarantor under this Clause 22 (Guarantee and indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.
22.4	Waiver of defences

The obligations of each Guarantor under this Clause 22 (Guarantee and indemnity) will not be affected by (and the intention of each Guarantor is that its obligations shall continue in full force and effect notwithstanding) any act, omission, matter or thing which, but for this Clause 22.4 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Clause 22 (Guarantee and indemnity) (without limitation and whether or not known to it or any Finance Party) including:
22.4.1	any time, waiver or consent granted to, or composition with, any Obligor or other person;
22.4.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor or other person;
22.4.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

22.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
22.4.5	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;
22.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
22.4.7	any insolvency or similar proceedings.
22.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 22 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

22.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
22.6.1	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and
22.6.2	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 22 (Guarantee and indemnity).
22.7	Deferral of Guarantors’ rights
22.7.1	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent or the Security Trustee otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
(A)	to be indemnified by an Obligor;

(B)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(C)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party; and/or

(D)	to claim any set off or counterclaim against any other Obligor or any other person liable or claim or prove in competition with the Finance Parties in the bankruptcy or liquidation of any other Obligor or any other person liable or have the benefit of, or share in, any payment from or composition with, any other Obligor or any other person liable or any other security now or hereafter held by the Finance Parties in respect of the obligations of any Obligor under the Finance Documents or for the obligations or liabilities of any other person liable but so that, if so directed by the Agent or the Security Trustee, it will prove for the whole or any part of its claim in the liquidation or bankruptcy of any other Obligor on terms that the benefit of such proof and of all of the money received by it in respect thereof shall be held on trust for the Finance Parties and applied in or towards discharge of the obligations of the Obligors under the Finance Documents in such manner as the Agent or the Security Trustee shall deem appropriate.
22.7.2	Without prejudice to Clause 22.7.1(D) or Clause 22.8 (Agent’s authority), if a Guarantor receives any benefit, payment or distribution in relation to such rights described in Clause 22.7.1, it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 33 (Payment mechanics).
22.8	Agent’s authority

If any Guarantor fails to claim or prove in the liquidation or bankruptcy of any other Obligor promptly upon being directed to do so by the Agent or the Security Trustee as contemplated by Clause 22.7.1(D) (Deferral of Guarantors’ rights):
22.8.1	the Agent or the Security Trustee (as the case may be) may, and is irrevocably authorised on behalf of such Obligor to, file any claims or proofs in such liquidation or bankruptcy on its behalf; and

22.8.2	the Agent or the Security Trustee (as the case may be) may direct the trustee in bankruptcy, liquidator, assignee or other person distributing the assets of any Obligor or their proceeds to pay distributions on the obligations or liabilities of such Obligor direct to the Agent or the Security Trustee on behalf of the Finance Parties until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.
22.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor that is permitted under the terms of the Finance Documents, then on the date such Retiring Guarantor ceases to be a Guarantor:
22.9.1	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and
22.9.2	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.
22.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

22.11	Limitation of guarantee

Notwithstanding any other provision of any Finance Document, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations under this Clause 22 (Guarantee and indemnity) shall not be subject to avoidance under Section 548 of Title 11 of the United States Code, or to being set aside or annulled under any applicable law or regulation relating to fraud on creditors. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation or contribution which such Guarantor may have under this Clause 22 (Guarantee and indemnity), any other agreement or applicable law or regulation shall be taken into account.

23.	REPRESENTATIONS

23.1	Timing of representations
23.1.1	Each Obligor makes the representations and warranties set out in this Clause 23 (Representations) to each Finance Party on the Amendment Effective Date.

23.1.2	In addition, the Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:
(A)	the date of each Utilisation Request and the first day of each Interest Period; and

(B)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.
23.2	Status
23.2.1	With the exception of Endeavour Energy North Sea, L.P., it, and each member of the Group party to a Transaction Document is a limited liability company, duly incorporated or in the case of Endeavour Energy North Sea LLC, duly formed and validly existing under the laws of its jurisdiction of incorporation.
23.2.2	Endeavour Energy North Sea, L.P. is a limited partnership duly formed and validly existing under the laws of the state of Delaware.
23.2.3	It, and each member of the Group party to a Transaction Document has the power to own its assets and carry on its business as it is being conducted.
23.3	Powers and authority

It, and each member of the Group party to a Finance Document or material Project Document, has the power to enter into and perform, and has taken all necessary action to authorise the entry into, and performance of, the Finance Documents or material Project Documents to which it is a party and the transactions contemplated by those Finance Documents or material Project Documents.

23.4	Legal validity

Subject to any general principles of law limiting its obligations or the obligations of any member of the Group and specifically referred to in any legal opinion required, and delivered to the Agent,

under this Agreement, each Finance Document and, to the best of its knowledge (after due enquiry), each material Project Document to which it, or any member of the Group, is a party:
23.4.1	is in full force and effect; and
23.4.2	is its legally binding, valid and enforceable obligation or, as the case may be, the legally binding, valid and enforceable obligation of that member of the Group, and no person is in default under any Finance Document or material Project Document.

23.5	Non-conflict

The entry into and performance by it of, or any Transaction Party of, and the transactions contemplated by, the Finance Documents, do not conflict with:
23.5.1	any law or regulation applicable to it or any member of the Group party to such documents;
23.5.2	its constitutional documents or the constitutional documents of any member of the Group party to such documents; or
23.5.3	any document which is binding upon (i) it or any of its assets or (ii) any member of the Group or any assets of any member of the Group.
23.6	Pari passu ranking

Its payment obligations, and the payment obligations of each Transaction Party, under the Finance Documents rank at least pari passu with all its other present unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

23.7	Insolvency

As at the Amendment Effective Date and, in the case of any member of the Borrower Group which does not have an interest in any Borrowing Base Asset at the Amendment Effective Date, the date on which any Petroleum Asset owned by such member of the Borrower Group becomes a Borrowing Base Asset, neither it nor any member of the Group has taken any steps, and (after due enquiry) it is not aware of any steps having been taken for:
23.7.1	the winding-up, administration, or dissolution of it or any member of the Group (or any of their respective assets); or

23.7.2	the appointment of any Insolvency Officer in relation to it or any member of the Group or their respective assets,

or any analogous step in any jurisdiction.
23.8	No default
23.8.1	No Event of Default and, on the Amendment Effective Date, no Default has occurred and is continuing or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document and so far as it is aware no circumstances exist which threaten the foregoing.

23.8.2	No other event is outstanding which constitutes a default under any document which is binding on it, or any member of the Group or any of its assets or any assets of any member of the Group, in each case, to an extent or in a manner which is reasonably likely to result in a Material Adverse Change.
23.9	Authorisations
23.9.1	As at the date of a Finance Document and the date on which any Petroleum Asset becomes a Borrowing Base Asset, except for registration of any relevant Security

Document, all Authorisations required by it, or any Transaction Party in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, that Finance Document have been obtained or effected (as appropriate) and are in full force and effect, and to the best of its knowledge (after due enquiry), no steps have been or are being taken for the revocation, variation or refusal of any such Authorisation.

23.9.2	As at the Amendment Effective Date and the date on which any Petroleum Asset becomes a Borrowing Base Asset, all material Authorisations required by it or any member of the Group in connection with:
(A)	the entry into, performance, validity and enforceability of; and

(B)	the transactions (including the exploitation of the Borrowing Base Assets) contemplated by, each of the material Project Documents to which it or any member of the Group is a party have been obtained or effected (as appropriate) (or, in relation to the matters referred to at paragraph (B) above, if not yet required, there is no reason to believe that they will not be obtained in satisfactory terms at the time they are required) and are in full force and effect and, to the best of its knowledge (after due enquiry), no steps have been taken to revoke or amend such Authorisations.
23.9.3	As at the Amendment Effective Date and the date on which any Petroleum Asset becomes a Borrowing Base Asset, all material Authorisations required by it, or any member of the Group in connection with the exploitation of the Borrowing Base Assets as contemplated by the Finance Documents and each Projection, have been obtained or effected (as appropriate) and are in full force and effect and, to the best of its knowledge (after due enquiry), no steps have been taken to revoke or amend such Authorisations.
23.10	Financial statements

Its audited financial statements or, in the case of the Company, its audited consolidated financial statements most recently delivered to the Agent:
23.10.1	have been prepared in accordance with GAAP/IFRS, consistently applied; and
23.10.2	give a true and fair view of its financial condition as at the date to which they were drawn up, except, in each case, as disclosed to the contrary in those financial statements.

23.11	No Material Adverse Change

As at the Amendment Effective Date, there has been no Material Adverse Change.

23.12	Litigation

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened which, if adversely determined, would be reasonably likely to result in a Material Adverse Change.

23.13	Information Package
23.13.1	The factual information contained in the Information Package was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

23.13.2	The Information Package contains all information regarding each Obligor and the Borrowing Base Assets which is material as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.
23.13.3	The estimates, forecasts and financial projections contained in the Information Package have been prepared, in good faith and with due care on the basis of recent historical information and assumptions believed by the Obligors to be reasonable as at the date it is stated to be given.
23.13.4	Each estimate, forecast and expression of opinion or intention contained in the Information Package was made in good faith, with due care and after careful consideration and enquiry and is believed by the Obligors to be reasonable as at the date at which it is stated to be given.
23.13.5	The Information Package did not, when provided, omit any information which, if disclosed, would make the Information Package untrue or misleading in any material respect.
23.13.6	As at the Amendment Effective Date, nothing has occurred which, if disclosed, would make the Information Package untrue or misleading in any material respect.
23.14	Security

Subject to:
23.14.1	any qualifications as to matters of law set out in any legal opinion required, and delivered to the Agent, under this Agreement;
23.14.2	any required registration of any Security Document;
23.14.3	the delivery of any notices required to be delivered pursuant to the Security Documents which has not been delivered on the date that this representation and warranty is, or is deemed to be, given; and
23.14.4	any rights of forfeiture (or similar rights) of the counterparties to the Project Documents, each Security Document to which it or any Transaction Party is a party:
(A)	confers the Security of the type it purports to create over the assets over which a Security is purported to be given by that Security Document;

(B)	is valid and enforceable against (i) it or, as the case may be, the relevant Transaction Party which is party thereto, and (ii) its or, as the case may be, such Transaction Party’s Insolvency Officers and creditors; and

(C)	is not capable of being avoided or set aside, whether in the winding up, administration, or dissolution or otherwise of it (or any of its assets) or, as the case may be, such Transaction Party (or any such Transaction Party’s assets).
23.15	Environmental matters
23.15.1	To the best of its knowledge (after due enquiry) it has obtained all material Environmental Licences required by it in connection with each of the Borrowing Base Assets in which it has an interest and their exploitation and has at all times complied in all material respects with all those Environmental Licences and it and each other member of the Group has complied in all material respects with all applicable Environmental Laws.

23.15.2	To the best of its knowledge (after due enquiry) there is no material environmental contamination on any site connected with any Borrowing Base Asset or in which it or any member of the Group has an interest.
23.15.3	To the best of its knowledge (after due enquiry) there are no material Environmental Claims current, or to its knowledge, pending or threatened, connected with it, any member of the Group or any of the Borrowing Base Assets.
23.16	Borrowing Base Assets
23.16.1	The Obligors own, or have sufficient access to and the right to use all assets necessary for the exploitation of each Borrowing Base Asset as contemplated by the Transaction Documents and the then current Projection.
23.16.2	Save as disclosed in Section C of the Due Diligence Report, to the best of its knowledge (after due enquiry), an Obligor is the absolute legal and beneficial owner of each Borrowing Base Asset and each Key Asset, in each case, free from any Security or other interest of any kind (other than (i) the interests of co-venturers under the Project Documents relating to that Borrowing Base Asset, (ii) the Security under the Security Documents or (iii) the Security permitted under Clause 25.4 (Negative pledge)) and no member of the Group is under any obligation to create any Security over any Borrowing Base Asset or Key Asset (except by virtue of any Security Document or as permitted under Clause 25.4 (Negative pledge)).
23.16.3	So far as it is aware, no event or circumstance exists which entitles any person to terminate or suspend any Authorisation of a kind referred to in Clause 23.9.2 (Authorisations).
23.17	Copies of Project Documents

Save as disclosed in Section A of the Due Diligence Report, each copy of a Project Document delivered to the Agent by it is, at the time it is delivered, a correct and complete copy of the relevant document as in force at that time.
23.18	Laws and regulations

It and each member of the Group, is in compliance in all material respects with all applicable laws and regulations including any applicable tax laws and regulations. This implies that Dutch Financial Supervision Act (Wet op het financieel toezicht) is also applicable.

23.19	Insurances
23.19.1	All Insurances which are at any time required to be maintained or effected by it, or any member of the Group, pursuant to the Finance Documents are in full force and effect at that time, and to the best of its knowledge (after due enquiry), no event or circumstance has occurred, nor has there been any omission to disclose a fact, which would in either case entitle any insurer under those Insurances to avoid its liability or otherwise reduce its liability.
23.19.2	The Security Trustee (as security trustee for the Secured Creditors) will, on and from the first Utilisation Date, be named as co-insured in relation to all such Insurances.
23.20	No immunity
23.20.1	It, and each member of the Group party to a Transaction Document is subject to civil commercial law in respect of its obligations under the Transaction Documents.
23.20.2	None of it, any other member of the Group party to a Transaction Document, any of its assets, or any assets of any other member of the Group party to a Transaction

Document, is entitled to any right of immunity, and the entry into and performance by it, and each member of the Group party to a Transaction Document, of the Transaction Documents to which it or, as the case may be, that member of the Group, is a party constitute private and commercial acts.
23.21	Governing law and enforcement

Subject to any qualifications as to matters of law set out in any legal opinion required, and delivered to the Agent, under this Agreement:
23.21.1	the relevant law chosen as the governing law of each of the Finance Documents to which it, or any member of the Group, is a party will be recognised and enforced in its jurisdiction of incorporation or, as the case may be, the jurisdiction of incorporation of such member of the Group;
23.21.2	the submission by it, or any member of the Group, to the jurisdiction of the courts of England under any relevant Finance Document to which it or, as the case may be, such member of the Group, is a party and any undertaking given in any Finance Document by it, or any member of the Group, not to claim any immunity, in each case, is legal, valid and binding under the law of its jurisdiction of incorporation or, as the case may be, the jurisdiction of incorporation of such member of the Group; and
23.21.3	any judgment obtained in England in relation to a Finance Document to which it, or any member of the Group, is a party will be recognised and enforced in its jurisdiction of incorporation or, as the case may be, the jurisdiction of incorporation of such member of the Group.
23.22	Deduction of Tax

As at the Amendment Effective Date it is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment that it may make under any Finance Document.
23.23	Ownership structure
23.23.1	As at the Amendment Effective Date, each of the Company’s Subsidiaries, apart from Endeavour Energy Luxembourg S.a.r.l and Endeavour Energy New Ventures I Ltd, are Original Guarantors.
23.23.2	As at the Amendment Effective Date, the ownership structure of the Group is as set out in Schedule 9 (Corporate Organisation Chart).
23.24	No Security

No Security (or agreement to create the same) exists over any of its assets or any assets of any member of the Group save, in each case, as permitted under Clause 25.4 (Negative pledge).
23.25	Share Security

Each member of the Group that has entered into any Security Document for the purposes of granting Security over its shares in another member of the Group is the legal and beneficial owner of all of such shares and other assets (the “charged assets") secured, or purported to be secured, under such Security Document free from any Security (other than the relevant Security created pursuant to that Security Document); and the charged assets are free from any restrictions as to transfer or registration and are not subject to any calls or other liability to pay money.

23.26	Dutch Work’s Council Act

None of the Obligors incorporated in The Netherlands is required to obtain advice from any works council within the meaning of the Dutch Works Council Act (Wet op de Ondernemingsraden).
23.27	Final Salary Pension Schemes

No member of the Group has at any time operated a final salary pension scheme.

23.28	Overseas Company

None of the Obligors (other than Endeavour Energy UK Limited and Endeavour North Sea) have registered an establishment in the United Kingdom at Companies House whether under its name of incorporation or under any other name.

24.	INFORMATION UNDERTAKINGS

24.1	Financial statements
24.1.1	The Company must supply to the Agent (in sufficient copies for all the Lenders if the Agent so requests):
(A)	its audited consolidated financial statements for each of its financial years; and

(B)	its unaudited consolidated financial statements for each six month period in each of its financial years.
24.1.2	In addition, if the Agent so requests, each Obligor (other than the Company) must supply to the Agent (in sufficient copies for all the Lenders if the Agent so requests):
(A)	its financial statements (or, if the same have been audited, audited financial statements) for each of its financial years; and

(B)	its unaudited financial statements for each six month period in each of its financial years.
24.1.3	All financial statements must be supplied as soon as they are available and:
(A)	in the case of audited financial statements or audited consolidated financial statements of the Company, within 120 days;

(B)	in the case of audited financial statements or audited consolidated financial statements of each Obligor (other than the Company), within 180 days or, in the case only of Endeavour Energy UK Limited or any other Obligor incorporated in England and Wales, 304 days;

(C)	in the case of unaudited financial statements or unaudited consolidated financial statements of the Company, within 90 days; and

(D)	in the case of unaudited financial statements or unaudited consolidated financial statements of each Obligor (other than the Company), within 120 days, of the end of the relevant financial period.

24.1.4	The Company must supply to the Agent, with each set of financial statements it supplies in accordance with Clause 24.1.2 and Clause 24.1.3, a certificate signed by a director of the Company (in form satisfactory to the Agent) demonstrating the compliance of the Group with Clause 26 (Financial Covenants) or, if it is not in compliance, stating this fact together with a brief explanation therefor.

24.2	Form of financial statements
24.2.1	Each Obligor must ensure that each set of financial statements supplied under this Agreement is prepared using GAAP/IFRS and gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date and for the period in respect of which those financial statements were drawn up.
24.2.2	Each Obligor must notify the Agent of any change to GAAP/IFRS, accounting practices or reference periods which affect the basis on which its audited consolidated financial statements or audited financial statements are prepared.
24.2.3	If requested by the Agent, the relevant Obligor must supply to the Agent:
(A)	a full description of any change notified under Clause 24.2.2; and

(B)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements or, as the case may be, audited financial statements delivered to the Agent under this Agreement.
24.2.4	If requested by the Agent, the Company must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the relevant Obligor and the Finance Parties in the same position as they would have been in if the change notified under Clause 24.2.2 had not happened. Any agreement between the Company and the Agent will, with the prior consent of the Majority Lenders, be binding on all the Parties.
24.2.5	If no agreement is reached under Clause 24.2.4 on the required amendments to this Agreement, the Company must ensure that its auditors certify those amendments required to be made to this agreement to place the relevant Obligor and the Finance Parties in the same position as they would have been in if the change notified under Clause 24.2.2 had not happened. The certificate of the auditors will, in the absence of manifest error, be binding on all the Parties.
24.3	Information: miscellaneous

Each Obligor must supply, and the Company must procure that each member of the Group supplies, to the Agent (in sufficient copies for all the Lenders if the Agent so requests):
24.3.1	copies of all documents dispatched by it to its creditors generally or any class of them or required by its constitutional documents or law to be dispatched to its shareholders (or any class of them) in their capacity as such, in each case, at the same time as they are dispatched;
24.3.2	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings relating to it which are current, threatened or pending which, if adversely determined, is reasonably likely to result in a Material Adverse Change;
24.3.3	promptly upon becoming aware of them, details of any potential or actual material warranty claim or any other material claim or dispute relating to it under any Transaction Document;
24.3.4	promptly upon becoming aware of it, any incident involving any material physical damage to a Borrowing Base Asset in which it has an interest and its proposal for reinstatement;

24.3.5	promptly upon changing its financial year end, details of the same;
24.3.6	as soon as reasonably practicable before the same is carried out:
(A)	details of each proposed Relevant Disposal (together with confirmation, and details, of the amount of the anticipated Relevant Net Proceeds and the anticipated Relevant Repayment Proceeds relating to that Relevant Disposal); and

(B)	details of each proposed Additional Financing (together with confirmation, and details, of the anticipated proceeds of that Additional Financing);
24.3.7	promptly upon the same being completed:
(A)	details of each Relevant Disposal that has been carried out (together with confirmation, and details, of the amount of the Relevant Net Proceeds and the Relevant Repayment Proceeds relating to that Relevant Disposal); and

(B)	details of each Additional Financing that has been carried out (together with confirmation, and details, of the proceeds of that Additional Financing); and
24.3.8	promptly on request, such further information regarding its financial condition and operations or any Key Asset as any Finance Party through the Agent may reasonably request.
24.4	Information: Borrowing Base Assets and Key Assets

The Company shall supply to the Agent (in sufficient copies for all of the Lenders if the Agent so requests):
24.4.1	promptly upon receipt by it or any member of the Group, a copy of:
(A)	any production reports, budgets prepared by any operator, any minutes of operating committee meetings or any other document as the Agent or Technical Bank may reasonably request from time to time, in each case, relating to any Borrowing Base Asset; and

(B)	any other information relating to a Borrowing Base Asset or a member of the Group that could change any Assumption in the then current Projection (in a material respect) or impose any additional material liability on any member of the Group;
24.4.2	promptly upon request by the Agent:
(A)	a copy of any Project Document; and

(B)	such information as the Lenders may reasonably require in respect of a Borrowing Base Asset or any member of the Group;
24.4.3	not less than 14 days before any member of the Group enters into any new material Project Document or any material amendment to any existing Project Document, details of that Project Document or material amendment;
24.4.4	promptly upon the same being provided under the First Lien Credit Agreement, a copy of each Reserves Report provided to the agent, technical bank or any other lender or finance party under the First Lien Credit Agreement;
24.4.5	promptly upon receipt by an Obligor, or any member of the Group, a certified copy of any material Authorisation required under any law or regulation (including Environmental Laws and Environmental Licences) to enable that Obligor or member of the Group to perform its obligations under, or for the validity or enforceability of, any Finance Document; and
24.4.6	no later than ten Business Days after the end of each quarter, an update (in such form and containing such information as the Technical Bank may reasonably require) with respect to the Key Assets and the other Petroleum Assets (other than any Borrowing Base Asset) in which the member(s) of the Group has or have an interest.
24.5	Notification of Default
24.5.1	Unless the Agent has already been so notified, an Obligor shall, as soon as it becomes aware, promptly notify the Agent of any Default (and the steps, if any, being taken to remedy it).
24.5.2	Promptly on request by the Agent and together with the financial statements specified in Clause 24.1.2(A) (Financial statements), each Obligor must supply to the Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.
24.6	Reserves Report
24.6.1	The Obligors shall procure, without prejudice to Clause 24.4.4, that a Reserve Report is delivered to the Agent and the Technical Bank on each date on which the same is due (as at the Amendment Effective Date) to be delivered to the agent, technical bank, lenders and/or other finance parties under the First Lien Credit Agreement whether or not the same is actually delivered to such parties under the First Lien Credit Agreement.
24.6.2	If:
(A)	the date as of which the Reserves Report most recently delivered to the Agent and/or the Technical Bank under Clause 24.4.4 or Clause 24.6.1 (as the case may be) falls 12 months or more before the next test date and no new Reserves Report is scheduled to be delivered under Clause 24.4.4 or Clause 24.6.1 (as the case may be) before that test date; and

(B)	the Technical Bank (by notice given to the Company) so requires, the Company shall (at the expense of the Obligors) commission a new Reserves Report and ensure that the same is delivered to the Agent and the Technical Bank within 40 days of the date on which the Technical Bank issues the relevant notice to the Company (provided that the Technical Bank shall not issue any notice under this Clause 24.6.2 before 15 February 2010), where, for these purposes, “test date” means each 30 June or 31 December of each year.
24.7	Use of websites
24.7.1	Except as provided below, an Obligor may deliver any information under the Finance Documents to a Lender by posting it on to an electronic website if:
(A)	the Agent and the relevant Obligor agree;

(B)	the relevant Obligor and the Agent designate an electronic website for this purpose;

(C)	both the relevant Obligor and the Agent are aware of the address of and any relevant password specifications for the website; and

(D)	the information posted is in a format agreed between the relevant Obligor and the Agent.
The Agent must supply each relevant Lender with the address of and any relevant password specifications for the website.
24.7.2	Notwithstanding the above, each relevant Obligor must supply to the Agent in paper form a copy of any information posted on the website together with sufficient copies for each Lender:
(A)	if requested to do so by the Agent; or

(B)	if so required by a governmental requirement,
in each case within 10 Business Days of receipt of the request.
24.7.3	The Agent must promptly upon becoming aware of its occurrence, notify the relevant Obligor and the Lenders if:
(A)	the website cannot be accessed;

(B)	the website or any information on the website is infected by any electronic virus or similar software;

(C)	the relevant password specification for the website is changed; or

(D)	any information to be supplied under this Agreement is posted on the website or amended after being posted.
In the circumstances in paragraphs (A) or (B) above occur, the relevant Obligor must supply any information required under this Agreement in paper form.
24.8	“Know your customer” checks
24.8.1	If:
(A)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Amendment Effective Date;

(B)	any change in the status, or the composition of the shareholders, of an Obligor after the Amendment Effective Date; or

(C)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any other Finance Party (or, in the case of Clause 24.8.1(C) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Finance Party) or any Finance Party (for itself or, in the case of the event described in Clause 24.8.1(C) above, on behalf of any prospective new Lender) in order for the Agent, such Finance Party or, in the case of the event described in Clause 24.8.1(C) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

24.8.2	Each Finance Party shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
24.8.3	The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Finance Parties) of its intention to request that any Relevant Affiliate becomes an Additional Obligor pursuant to Clause 29 (Changes to the Obligors).
24.8.4	If the accession of any person to this Agreement as an Additional Obligor pursuant to Clause 29 (Changes to the Obligors) obliges the Agent or any other Finance Party to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any other Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Finance Party) or any other Finance Party (for itself or on behalf of any prospective new Finance Party) in order for the Agent or such Finance Party or any prospective new Finance Party to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such person to this Agreement as an Additional Obligor.
24.9	Permitted Transactions

Each Obligor shall consult with the Agent prior to completing any Permitted Transaction described in paragraph (B) or (C) of the definition of “Permitted Transaction” set out in Clause 5.1 (Definitions) and promptly notify the Agent upon the completion of the same. The Obligors shall provide such evidence as the Agent (acting reasonably) may request for the purposes of ensuring that each such Permitted Transaction has been or, as the case may be, will be, completed upon the terms described in the relevant paragraph of the definition of “Permitted Transaction” and that the interests of the Secured Creditors have not been adversely affected.

25.	GENERAL UNDERTAKINGS

25.1	Authorisations

Each Obligor shall, and shall procure that each member of the Group shall, promptly obtain, maintain and comply with the terms of any material Authorisation required under any law or regulation (including Environmental Laws and Environmental Licences):
25.1.1	to enable it to perform its obligations (or exercise its rights) under, or for the validity or enforceability of, any Finance Document; or

25.1.2	to enable it to perform its obligations (or exercise its rights) under, or for the validity or enforceability of, any other Finance Document or material Project Document to which it is party or for the exploitation and/or operation of any Borrowing Base Asset in which it has an interest as contemplated by the Finance Document or material Project Document and the then current Projection.
25.2	Compliance with laws

Each Obligor shall, and shall procure that each member of the Group shall, comply in all material respects with all laws and regulations applicable to it or its assets or activities for the time being.

25.3	Pari passu ranking

Each Obligor shall, and shall procure that each member of the Group party to a Finance Document, shall ensure that its obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

25.4	Negative pledge
25.4.1	Except as provided in Clause 25.4.2:
(A)	no Obligor may create or allow to exist any Security on, over, or affecting, any of its assets; and

(B)	each Obligor shall procure that no member of the Group creates or allows to exist any Security on, over, or affecting, any of its assets.
25.4.2	Clause 25.4.1 does not apply to:
(A)	any Security constituted by the Security Documents or arising under any other Finance Document (including any such Security that has been granted by the obligors under the First Lien Credit Agreement);

(B)	any Security comprising a netting or set-off arrangement entered into by an Obligor or any other member of the Group:
(1)	in the ordinary course of its banking and trading arrangements for the purpose of netting debit and credit balances;

(2)	under any Permitted Hedging Agreement; or

(3)	under any other Hedging Agreement to which any member of the Group that is not an Obligor is a party;
(C)	any lien arising by operation of law and in the ordinary course of trading and does not secure any amount more than 30 days overdue;

(D)	any Security that arises under or pursuant to a Project Document which does not secure any Financial Indebtedness;

(E)	any Security that are retention of title or set off arrangements constituted under industry standard conditions for the supply of goods acquired by any Obligor or any other member of the Group in the ordinary course of its trading;

(F)	any Security arising pursuant to the specific terms of any Equivalent Field Document which does not secure any Financial Indebtedness;

(G)	any Security which the Majority Lenders have consented to in writing;

(H)	any Security securing Financial Indebtedness, the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other Financial Indebtedness which has the benefit of any Security given by any member of the Group other than permitted under paragraphs 25.4.2(A) to 25.4.2(G) above) does not exceed $250,000 (or its equivalent in other currencies).
25.4.3	No Obligor may, and each Obligor shall procure that no member of the Group shall:
(A)	sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by that company or any member of the Group or Non Recourse Subsidiary; or

(B)	sell, transfer or otherwise dispose of any of its receivables on recourse terms, in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

25.4.4	No Obligor may, and each Obligor shall ensure that no member of the Group shall, agree to an amendment of any document or enter into a document which may restrict its ability to create a Security envisaged by a Security Document.
25.5	Disposals
25.5.1	Except as provided in Clause 25.5.2, no Obligor may, and each Obligor shall procure that no member of the Group shall, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of any Borrowing Base Asset or Key Asset or any interests therein or any of its shareholding in any person holding any interest in any Borrowing Base Asset or Key Asset.

25.5.2	Clause 25.5.1 does not apply to:
(A)	sales of Petroleum under any Project Document or otherwise on arms’ length terms for cash-only consideration;

(B)	disposals arising solely by virtue of a unitisation or redetermination of a Borrowing Base Asset or Key Asset;

(C)	disposals of surplus materials or of materials that are forthwith replaced with materials of equivalent utility;

(D)	disposals of obsolete or surplus assets;

(E)	disposals of materials used in the course of its operations where such disposals are made in the ordinary course of business and on arms’ length terms;

(F)	disposals of (i) a Petroleum Asset which has ceased to be designated as a Borrowing Base Asset pursuant to the First Lien Credit Agreement, (ii) any Key Asset or (iii) the shares of any member of the Group that ceases to hold any Borrowing Base Asset by reason of the same ceasing to be designated as a Borrowing Base Asset pursuant to the First Lien Credit Agreement (provided, in each case, that (a) such disposal is made to a person other than a member of the Group or an Affiliate thereof on an arms length basis and on reasonable commercial terms for cash and (b) the proceeds of such disposal are applied in accordance with Clause 12.3.2 (Mandatory prepayment));

(G)	any step which is part of a Permitted Transaction;

(H)	disposals with prior consent of the Majority Lenders;

(I)	any step which is part of a Permitted Hedging Agreement.
25.6	Financial Indebtedness
25.6.1	Except as provided in Clause 25.6.2, no Obligor may, and each Obligor shall procure that no member of the Group shall, at any time incur or have outstanding any Financial Indebtedness.

25.6.2	Clause 25.6.1 does not apply to:
(A)	any Financial Indebtedness incurred under the Finance Documents or;

(B)	any Financial Indebtedness accruing under the $81,250,000 convertible senior notes due 2012 of Endeavour International Corporation and any Financial

Indebtedness incurred under any arrangement (“refinancing arrangements”) entered into for the purposes of refinancing and repaying the Financial Indebtedness incurred under such convertible senior notes (provided that (i) the aggregate principal amount of the Financial Indebtedness under such refinancing arrangements and (to the extent that the Financial Indebtedness incurred under such convertible senior notes is only refinanced in part) any outstanding Financial Indebtedness under such convertible senior notes, does not exceed $81,250,000 and (ii) no payments of principal are payable under the refinancing arrangements before the Final Maturity Date);

(C)	Financial Indebtedness incurred under any Permitted Hedging Agreement or any guarantee given by a member of the Group in respect of a Permitted Hedging Agreement;

(D)	any Financial Indebtedness owed by an Obligor to another Obligor;

(E)	any Financial Indebtedness which is subordinated to amounts due to the Finance Parties under the Finance Documents pursuant to a subordination agreement approved by the Majority Lenders;

(F)	any Financial Indebtedness incurred under the $40,000,000 11.5% unsecured convertible loan notes due 2014 issued by Endeavour Energy Luxembourg S.a.r.l (provided that no payments of interest or principal under such notes are payable before the Final Maturity Date);

(G)	any Financial Indebtedness incurred under the First Lien Credit Agreement provided that the aggregate principal amount of the Financial Indebtedness under the First Lien Credit Agreement does not exceed $225,000,000;

(H)	any Financial Indebtedness incurred under the subordinated loan note issued by the Company referred to in the waiver letter dated 16 November 2009 between BNP Paribas and the Obligors entered into pursuant to the First Lien Credit Agreement provided that such Financial Indebtedness is incurred and repaid in accordance with the terms of such waiver letter;

(I)	any Financial Indebtedness incurred other than under Clauses 25.6.2(A) to 25.6.2(H) which does not at any time exceed (in aggregate) $10,000,000 (or its equivalent in one or more other currencies); and

(J)	any other Financial Indebtedness incurred with the prior consent of the Majority Lenders.
25.7	Credits and guarantees
25.7.1	Except as provided in Clause 25.7.2, no Obligor may, and each Obligor shall procure that no member of the Group shall, make any loan or extend any other form of credit or financial accommodation, or give any guarantee of any person’s Financial Indebtedness, to any person, or otherwise be a creditor in respect of any Financial Indebtedness of any person.

25.7.2	Clause 25.7.1 does not apply to:
(A)	any loan, credit or financial accommodation to the extent required by or pursuant to any Project Document or any Equivalent Field Document;

(B)	trade credit and guarantees on usual commercial terms including guarantees by a member of the Group of oil and gas trading obligations of any other member of the Group;

(C)	the guarantee given by the Company to Paladin Resources Limited under the terms of the Acquisition Agreement;

(D)	any Financial Indebtedness permitted under Clause 25.6.2;

(E)	any extension of credit given pursuant to a Permitted Hedging Agreement in relation to hedge receipts.
25.8	Change of business
25.8.1	Each Obligor shall procure that no substantial change is made to the general nature of its business or the business of the Group from that carried on at the Amendment Effective Date.

25.8.2	No Obligor shall:
(A)	carry on any business other than the ownership and exploitation of interests in Petroleum Assets and the exploration for, and production and disposal of Petroleum from, the areas covered by the petroleum production licences for such Petroleum Assets and activities associated with those activities; or

(B)	own any assets or incur any liabilities except for the purposes of carrying on that business.
25.9	Corporate existence
25.9.1	Each Obligor shall maintain, and shall ensure that each member of the Group maintains, its corporate existence under the laws of its jurisdiction of incorporation and each Obligor shall not, and shall ensure that no member of the Group will, change its corporate domicile, or attempt to resolve to do so.

25.9.2	No Obligor may, and each Obligor shall procure that no member of the Group shall, enter into any amalgamation, demerger, merger or reconstruction except a solvent amalgamation, demerger, merger or reconstruction within the Group with the consent of the Majority Lenders (such consent not to be unreasonably withheld).

25.9.3	The restrictions in Clauses 25.9.1 and 25.9.2 shall not apply to any step or procedure which is part of a Permitted Transaction.
25.10	Environmental matters
25.10.1	Each Obligor shall ensure that it, and the Company shall procure that each member of the Group is, and has been, in compliance in all material respects with all Environmental Laws and Environmental Licences applicable to it.

25.10.2	Each Obligor shall, and the Company shall procure that each member of the Group, shall promptly upon becoming aware of the same notify the Agent of:
(A)	any material Environmental Claim current, or to its knowledge, pending or threatened; or

(B)	any circumstances reasonably likely to result in an Environmental Claim.
25.11	Insurance
25.11.1	Each Obligor shall, and the Company shall procure that each member of the Group shall:

(A)	take out and maintain, or caused to be taken out and maintained, with respect to all of its assets and activities, insurance policies:
(1)	in such amounts and on such terms and against such risks as are normally insured against by prudent owners of comparable assets in the region in which the relevant assets are located or activities are taking place; and

(2)	against any other risks which the Agent may reasonably require as a result of any material change(s) in circumstances, risks or the Majority Lenders’ reasonable perception of risk.
(B)	ensure that each Insurance is maintained:
(1)	with an insurance company or underwriters acceptable to the Agent (acting reasonably); and

(2)	otherwise on terms consistent with the good practice of prudent owners of comparable assets;
(C)	ensure that moneys received by it under any Insurances relating to third party liability are applied directly to the person to whom the liability to which the sum relates was incurred, or to the relevant insured party in reimbursement of moneys expended in satisfaction of such liability;

(D)	procure that the Security Trustee (as security trustee for the Secured Creditors) is, on and from the first Utilisation Date, named as a co-insured party upon the policy, certificate or cover note relating to each Insurance;

(E)	not do, or knowingly permit anything to be done, which may make any Insurance void, voidable, unavailable or unenforceable or render any sum which may be paid out under such insurance repayable in whole or in part;

(F)	promptly pay all premiums, calls and contributions and do all other things necessary to keep each Insurance maintained in full force and effect;

(G)	produce to the Agent (i) the policy, certificate or cover note relating to any Insurance, (ii) the receipt for payment of any premium for any Insurance or (iii) such other details of any Insurance as the Agent may reasonably request; and

(H)	if the Security Trustee or the Agent so requires:
(1)	enter into a Security Document (in form and substance satisfactory to the Security Trustee) for the purposes of granting Security over such Insurances which relate to the Borrowing Base Assets and the proceeds thereof in favour of the Security Trustee unless such Security has been granted under an existing Security Document; and

(2)	deliver to the Security Trustee, or procure the delivery to the Security Trustee of, any legal opinion or other document that the Security Trustee or the Agent may reasonably require in connection with the entry into such Security Document.
25.11.2	No Finance Party shall have any liability for the payment of premiums or any other amount owing in respect of any insurance.

25.11.3	If any Obligor or member of the Group fails to pay any premium relating to any Insurances, the Agent may, at its sole discretion, pay any premium due and the Obligors shall immediately pay to the Agent the amount of such premium.

25.12	Project Documents

Each Obligor shall:
25.12.1	ensure that none of its rights under or in respect of any Project Document are at any time cancelled, terminated, suspended or limited if the same would be reasonably likely to result in a Material Adverse Change;

25.12.2	not agree to any waiver, amendment, termination or cancellation of any Project Document if the same would be reasonably likely to result in a Material Adverse Change;

25.12.3	duly and properly perform, in all material respects, its obligations under the Project Documents (except to the extent, if any, they are inconsistent with its obligations under the Finance Documents);

25.12.4	exercise its rights, and (so far as within its power) ensure that others exercise their respective rights, under and in respect of the Project Documents consistently with its obligations under the Finance Documents; and

25.12.5	not enter into any Project Document the entry into, performance, termination or breach of which would be reasonably likely to result in a Material Adverse Change.
25.13	Borrowing Base Assets
25.13.1	Each Obligor shall:
(A)	exercise such votes and other rights as it may have under the Project Documents with a view to ensuring (so far as it is able) that each Borrowing Base Asset is at all times exploited and operated in a reasonable and prudent manner and in accordance with good industry practice, all applicable laws and regulations and the provisions of the Project Documents;

(B)	prior to the Abandonment Date forecast in the then current Projection, not concur in, and shall vote against, any proposal or decision to abandon all or any material part of any of its Borrowing Base Assets unless each of the Agent and the Technical Bank has received a copy of any confirmation provided by the technical bank under the First Lien Credit Agreement to the Company confirming that if a new Projection (reflecting such an abandonment) were to be adopted, the same would not result in the Borrowers having to reduce the utilisations under the First Lien Credit Agreement in accordance with the First Lien Credit Agreement following the adoption of that Projection;

(C)	not exercise its rights on any operating or similar committee in a manner that would be materially prejudicial to the interests of any Finance Party under the Finance Documents; and

(D)	maintain full and proper technical and financial records in relation to each of its Borrowing Base Assets, and ensure (so far as it is able) that the Agent (and/or any person nominated by it) is afforded reasonable access to each of its Borrowing Base Assets and all such records during normal business hours on reasonable notice.
25.13.2	The Obligors shall ensure that no request is made under the First Lien Credit Agreement for any Petroleum Asset to be designated a new Borrowing Base Asset under the First Lien Credit Agreement without the prior consent of the Lenders.

25.14	Taxes

Each Obligor shall, and the Company shall procure that each member of the Group shall:
25.14.1	maintain its tax residence in the relevant country of incorporation;

25.14.2	procure that all Taxes payable by, or assessed upon, it are paid when due save to the extent that such payment is being contested in good faith and being lawfully withheld;

25.14.3	to the fullest extent it is able to do so, apply any and all tax credits, losses, reliefs or allowances taken into account in any Projection at any time in the manner, at the time and to the extent that they were so taken into account;

25.14.4	not surrender or dispose of any tax credit, loss, relief or allowance to any person other than an Obligor; and

25.14.5	file all tax returns required to be filed by it in any jurisdiction within the period required by law.
25.15	Securitisation

Each Obligor shall:
25.15.1	give the Lenders such assistance as they may reasonably request, and provide such information as such Lender may reasonably request, in connection with any steps that Lender may wish to take to achieve a successful securitisation of all or part of its rights under this Agreement whether alone or in conjunction with any other loan or loans;

25.15.2	make such amendments of an administrative or a technical nature to the Finance Documents as may be reasonably requested by the Lenders in connection with any such securitisation; and

25.15.3	use all reasonable endeavours to take such steps as a Lender may require to ensure full compliance with the listing rules of any applicable stock exchange that may become applicable as a result of any such securitisation.
25.16	Security Documents
25.16.1	Save as disclosed in Section D of the Due Diligence Report and save, for any registration of the Security Documents which is to be undertaken by the Lenders’ legal counsel, each Obligor shall, and shall ensure that each member of the Group party to any Security Document shall, take all such steps (including the obtaining and/or carrying out of all relevant approvals, filings, registrations or recordings) as are available to it and as are reasonably necessary for the purposes of ensuring that each Security Document:
(A)	confers the Security of the type it purports to create over the assets over which a Security is purported to be given by that Security Document;

(B)	is valid and enforceable against the relevant member of the Group which is party thereto and such Group member’s Insolvency Officers and creditors; and

(C)	is not capable of being avoided or set aside, whether in the winding up, administration or dissolution or otherwise of such member of the Group.
25.16.2	Without prejudice to Clause 25.16.1 each Obligor shall, and shall ensure that each member of the Group party to any Security Document shall, promptly pay all stamp, registration and similar taxes and fees that are payable in connection with each Security Document to which it is a party.

25.17	Petroleum won and saved

Each Obligor shall use all reasonable endeavours to procure that all Petroleum won and saved from any Borrowing Base Asset and which it is entitled to lift is dealt with in accordance with good commercial practice and is sold (whether pursuant to a spot or term contract) on the best terms (as to price and otherwise) as are reasonably available to companies of comparable standing to the relevant Obligor at the date the relevant contract is entered into.

25.18	Ownership

The Company must (subject only to any Security constituted under any Security Document) at all times beneficially and legally own (whether directly or indirectly) the whole of the issued share capital of each Obligor (other than itself).

25.19	Distributions
25.19.1	Subject to Clause 25.19.3 and Clause 25.19.4, at any time while a Default has occurred and is continuing, no Obligor shall, and the Company shall ensure that no member of the Group shall, make or pay, or permit to be made or paid, any dividend or distribution (whether in cash or in kind) in relation to its share capital, any redemption or reduction of any share capital, any payments in respect of any loans made available to it by any Affiliate or any other distribution to any of its shareholders save for any of the foregoing in and among or to the Obligors and any dividend or distribution that has been declared prior to the occurrence of any such Default.

25.19.2	No Obligor may, and each Obligor shall ensure that no member of the Group will, agree to any arrangement (other than the Finance Documents or the First Lien Credit Agreement) which may restrict its ability to declare, make or pay any dividend, distribution or any payments referred to in Clause 25.19.1.

25.19.3	Subject to Clause 25.19.4, no Obligor may, and each Obligor shall ensure that no member of the Group will, make or pay any dividend or distribution in relation to its share capital in cash save (i) to the extent the same has been approved by the Agent, at its sole discretion and (ii) in respect of the $125,000,000 preferred series C stock holders.

25.19.4	The aggregate amount of any dividend, distribution or any other payments referred to in Clause 25.19.1 made to person(s) other than the Obligors in accordance with this Clause 25.19 at any time on or after the Amendment Effective Date must not exceed $3,000,000 (or its equivalent in one or more other currencies).
25.20	Hedging
25.20.1	Each Obligor shall comply with the requirements of the First Lien Credit Agreement with respect to the entry into any Hedging Agreements.

25.20.2	Promptly upon request, the Company shall provide to the Agent a report (in a form satisfactory to the Agent, acting reasonably) which confirms whether the Obligors are in compliance with such requirements of the First Lien Credit Agreement.

25.20.3	No Obligor may enter into any Hedging Agreement unless:
(A)	such Hedging Agreement has been entered into pursuant to Clause 25.20.1 in connection with the Borrowing Base Assets;

(B)	such Hedging Agreement has been entered into with a Hedging Bank or such other hedging counterparty that has a credit rating of at least A3 with Moody’s

Investors Service Inc. or A- with Standard and Poor’s Rating Group or such other lower credit rating as may be acceptable to the Majority Lenders; and

(C)	in the case of any such Hedging Agreement with a Hedging Bank, that Hedging Agreement has been entered into in compliance with the Intercreditor Agreement.
25.20.4	Each Obligor that enters into a Hedging Agreement on or after Amendment Effective Date shall:
(A)	enter into a Security Document in form and substance satisfactory to the Security Trustee for the purposes of granting Security over that Hedging Agreement in favour of the Security Trustee unless Security over such Hedging Agreement has been granted to the Security Trustee under any existing Security Document;

(B)	without prejudice to Clause 25.16 (Security Documents), promptly obtain all such Authorisations as may be necessary in order for such Security to be granted; and

(C)	deliver to the Security Trustee, or procure the delivery to the Security Trustee of, any legal opinion or other document that the Security Trustee or the Agent may reasonably require in connection with the entry into such Security Document.
25.20.5	Save for:
(A)	any Security that is permitted to be granted pursuant to Clause 25.4 (Negative pledge) in respect of any such Hedging Agreement; and

(B)	any guarantee that is permitted pursuant to Clause 25.6 (Financial Indebtedness) and Clause 25.7 (Credits and guarantees) in respect of any such Hedging Agreement, no Obligor may, and each Obligor shall ensure that no member of the Group shall, enter into any margin call arrangement, post any collateral or credit support, grant any Security or otherwise give any guarantee or other financial accommodation in respect of any Hedging Agreement that such Obligor or, as the case may be, such member of the Group enters into.

25.20.6	The Obligors shall ensure that no member of the Group (other than an Obligor) enters into any Hedging Agreement.

25.20.7	No Obligor shall after the Amendment Effective Date enter into any Hedging Agreement under any Master Agreement, Schedule or other agreement in effect prior to the date of the First Lien Credit Agreement, except a Master Agreement in respect of the existing commodity hedges which the Group has in place with J. Aron and Company (a Goldman Sachs subsidiary).
25.21	Non-Recourse Subsidiaries

Unless the Agent (acting reasonably) shall otherwise agree in writing, the Company:
25.21.1	will procure that (i) no investment in any Non-Recourse Subsidiary is made by any member of the Group (whether represented by amounts subscribed for shares, debentures or otherwise howsoever) and (ii) no Non-Recourse Subsidiary will incur or permit to remain outstanding any indebtedness (whether present, future, actual or contingent) or other liability to any member of the Group, unless (x) (in every such case) at the time such investment is made or indebtedness or other liability is incurred, no Default is continuing and immediately prior to the making of such investment or such indebtedness or other liability being incurred a director of the Company has certified on behalf of the Company that no Default is continuing and (y) the Company would, under the terms of this Agreement, otherwise be free to pay an amount equal to the amount of such investment, indebtedness or liability to its shareholders by way of dividend;

25.21.2	without prejudice to the generality of the foregoing, it will procure that no member of the Group gives any guarantee, undertaking or indemnity or undertakes to permit to subsist any other liability whatsoever contingent or otherwise in favour of or in respect of an obligation of any Non-Recourse Subsidiary (whether in respect of indebtedness or the performance of any obligation or otherwise howsoever);

25.21.3	without prejudice to the foregoing, it will ensure that all transactions entered into between any member of the Group and any Non-Recourse Subsidiary (other than the declaration or payment of any dividend or other distribution by a Non-Recourse Subsidiary to a member of the Group) shall be on an arms length basis and on normal commercial terms;

25.21.4	will ensure that no Non-Recourse Subsidiary acquires any interest in or entitlement to (or to the revenues from) any asset the revenues from which were included in a Projection;

25.21.5	will ensure that no Non-Recourse Subsidiary itself has any Subsidiary other than a Subsidiary which is also a Non-Recourse Subsidiary;

25.21.6	will procure that, insofar as there is a significant risk that it might materially affect the ability of any Obligor to perform any of their obligations under the Transaction Documents or might otherwise result in a liability being imposed on any Finance Party, each Non-Recourse Subsidiary:
(A)	exercises all its powers to obtain and maintain in full force and effect all material Authorisations applicable to it and will comply in all material respects with all conditions and obligations to which such material Authorisations may be subject;

(B)	carries on its business as a whole in a prudent manner and uses all reasonable endeavours to procure that each Petroleum interest of it is operated in accordance with good oilfield practice;

(C)	promptly pays as and when due, unless and to the extent only that such royalties, Taxes and duties are being contested by it in good faith, all royalties, Taxes and duties of whatsoever kind and whether payable in the United Kingdom or elsewhere; and

(D)	complies with all laws and regulations, applicable to it (including all Environmental Laws and Licences) in all material respects;
25.21.7	will procure that each Non-Recourse Subsidiary, (i) promptly upon becoming aware of the same, gives written notice to the Agent of every notice of default or adverse claim or demand made by any person against such Non-Recourse Subsidiary affecting any of its assets of whatsoever nature (disregarding for this purpose any of the aforesaid of a spurious nature) if such default (if proved) or claim or demand (if successful) is reasonably likely to result in a liability being imposed on any member of the Group and (ii) diligently takes all reasonable steps open to such Non-Recourse Subsidiary to remedy any such default and protect and defend its interest in the relevant asset against any such adverse claim or demand; and

25.21.8	will procure that each Non-Recourse Subsidiary, as soon as reasonably practicable following request by the Agent, provides to the Agent such information as the Agent may reasonably request for the purpose of monitoring compliance with the representations, covenants and other obligations hereunder which have application to Non-Recourse Subsidiaries.
25.22	Key Assets
25.22.1	Each Obligor shall, and shall procure that each member of the Group shall, exercise such votes and other rights as it may have with respect to the Key Assets for the purposes ensuring (so far as it is able) that each Key Asset is at all times exploited and operated in a reasonable and prudent manner and in accordance with good industry practice and all applicable laws and regulations.

25.22.2	Each Obligor shall not, and each Obligor shall ensure that no member of the Group will:
(A)	do or cause or (in so far as it is able) permit to be done anything which may reasonably be expected to depreciate, jeopardise or otherwise prejudice the value of any Key Asset in a material manner; and

(B)	enter into any arrangements (other than the Finance Documents, or in the case of Clause 25.22.2(B)(2), the existing arrangements under clause 23.5 (Disposals) of the First Lien Credit Agreement as at the Amendment Effective Date) which restricts its ability to dispose of:
(1)	any Key Asset; or

(2)	any of its shareholding in any person holding any interest in any Key Asset.
25.23	Senior facility

No Obligor shall, and each Obligor shall procure that no member of the Group will agree to or permit to be made, any modification of any First Lien Documents without the consent of the Majority Lenders if:
25.23.1	such modification has the effect of increasing the amount that the borrower(s) under the First Lien Credit Agreement are entitled to draw under the First Lien Credit Agreement other than as a result of any increase to the Tranche A Borrowing Base Amount or the Tranche B Borrowing Base Amount (as the case may be) which takes effect in accordance with the terms of the First Lien Credit Agreement as at the Amendment Effective Date; or

25.23.2	as a result of such modification, the Obligors or any member of the Group would be obliged to repay the outstanding utilisations, or to make any other payments, under the First Lien Credit Agreement in connection with any Key Asset Disposal in circumstances or in amounts that are not provided for under the terms of the First Lien Documents as at the Amendment Effective Date (where, for these purposes, “Key Asset Disposal” means any disposal by any member of the Group of any of its interest in any Key Asset or its shares in any member of the Group that holds any interest in any Key Asset).

25.24	Condition subsequent

The Obligors shall ensure that within 10 Business Days of the Amendment Effective Date:
25.24.1	Endeavour Energy UK Limited shall deliver to the Security Trustee or procure the delivery to the Security Trustee of a blocked control account control agreement (in form and substance satisfactory to the Agent (acting reasonably)), in respect of its bank accounts held with JPMorgan Chase or any of its Affiliates; and

25.24.2	Endeavour Operating Corporation shall deliver or procure the delivery to the Security Trustee of a blocked control account agreement (in form and substance satisfactory to the Security Trustee (acting reasonably)), in respect of its bank accounts held with JPMorgan Chase or any of its Affiliates.
25.25	No detrimental amendments

Subject always to the Intercreditor Agreement, no Obligor may, and each Obligor shall ensure that no member of the Group will, to the extent that this Agreement incorporates the terms (including definitions) of the First Lien Credit Agreement, agree to modify any such incorporated or related term without the consent of the Majority Lenders if as a result of such modification, the rights or interests of the Finance Parties hereunder would be prejudiced in any material way.

26.	FINANCIAL COVENANTS

26.1	Definitions

In this Clause 26 (Financial covenants):
26.1.1	“Consolidated Cash and Cash Equivalents” means, at any time:
(A)	cash in hand or on deposit with any acceptable bank (including cash collateral balances for decommissioning costs and debt service cash balances);

(B)	certificates of deposit, maturing within one year after the relevant date of calculation, issued by an acceptable bank;

(C)	any investment in marketable obligations issued or guaranteed by the government of the United States of America or the U.K. or by an instrumentality or agency of the government of the United States of America or the U.K. having an equivalent credit rating;

(D)	open market commercial paper:
(1)	for which a recognised trading market exists;

(2)	issued in the United States of America or the U.K.;

(3)	which matures within one year after the relevant date of calculation; and

(4)	which has a credit rating of either A 1 by Standard & Poor’s or Fitch or P 1 by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long term debt obligations, an equivalent rating;
(E)	Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an acceptable bank; or

(F)	any other instrument, security or investment approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is capable of being applied against Consolidated Total Borrowings. An “acceptable bank” for this purpose is a commercial bank or trust company which has a rating of A- or higher by Standard & Poor’s Rating Group or Fitch or A3 or higher by Moody’s Investors Service Inc. or a comparable rating from an internationally recognised credit rating agency for its long term debt obligations or has been approved by the Majority Lenders.
26.1.2	“Consolidated EBITDA” means the consolidated gross pre taxation profits of the Group for a Measurement Period:
(A)	excluding the gross pre taxation profits of a member of the Group for that part of that Measurement Period when it was not a member of the Group and the gross pre taxation profits relating to business or assets acquired by a member of the Group during that Measurement Period for that part of that Measurement Period when the business or assets were not owned by a member of the Group; and

(B)	excluding the gross pre taxation profits attributable to any member of the Group or to any business or assets sold during that Measurement Period, and all as adjusted by:
(1)	adding back Consolidated Net Interest Payable;

(2)	taking no account of any exceptional or extraordinary item;

(3)	excluding any amount attributable to minority interests;

(4)	adding back depreciation, depletion, amortisation and all exploration and appraisal write-offs;

(5)	taking no account of any revaluation of an asset or any loss or gain over book value arising on the disposal of an asset (otherwise than in the ordinary course of trading) by a member of the Group during that Measurement Period;

(6)	adding back any non-cash decommissioning charges;

(7)	adding back any non-cash impairment charges; and

(8)	taking no account of any other non-cash charges or credits (including any non-cash charges or credits arising by reason of the operation of IAS 17 or IAS 39).
26.1.3	“Consolidated Interest Payable” means all interest and other financing charges (whether, in each case, paid, payable or capitalised) incurred by the Group during a Measurement Period (excluding any amortisation of any financing fees which have been paid and any amortisation of any interest related to decommissioning liabilities).

26.1.4	“Consolidated Interest Receivable” means all interest and other financing charges received or receivable by the Group during a Measurement Period.

26.1.5	“Consolidated Net Interest Payable” means Consolidated Interest Payable less Consolidated Interest Receivable during the relevant Measurement Period.

26.1.6	“Consolidated Total Borrowings” means, in respect of the Group, at any time the aggregate of the following:
(A)	the outstanding principal amount of any moneys borrowed;

(B)	the outstanding principal amount of any acceptance under any acceptance credit;

(C)	the outstanding principal amount of any bond, note, debenture, loan stock or other similar instrument;

(D)	the capital element of indebtedness under a finance or capital lease;

(E)	the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non recourse basis);

(F)	the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(G)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (C) above;

(H)	the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(I)	the outstanding amount of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution in respect of which any member of the Group has provided a counter-indemnity; and

(J)	the outstanding principal amount of any indebtedness of any person of a type referred to in paragraphs (A) – (I) above which is the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the Group.
26.1.7	“Consolidated Total Net Borrowings” means at any time Consolidated Total Borrowings less Consolidated Cash and Cash Equivalents.

26.1.8	“Current Assets” means, in relation to the Group, the aggregate value of the current assets which are reasonably expected to be realised, consumed or sold in the ordinary course of the trading activities of the Group within one year of the date from which any calculation falls to be made together with cash at bank.

26.1.9	“Current Liabilities” means, in relation to the Group, the aggregate value of the current liabilities which are reasonably expected to be repayable or payable within one year from the date on which any calculation falls to be made but disregarding any amounts repayable under the First Lien Credit Agreement which it is anticipated are to be funded by way of a rollover loan thereunder.

26.1.10	“Current Ratio” means the ratio of Current Assets to Current Liabilities.

26.1.11	“IAS 17” means standard 17 (relating to leases) under IFRS.

26.1.12	“IAS 39” means standard 39 (relating to financial instruments) under IFRS.

26.1.13	“Measurement Period” means each of the two consecutive six month periods in a financial year of the Company.
26.2	Interpretation
26.2.1	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in the preparation of the financial statements delivered in accordance with Clause 24.1 (Financial statements).

26.2.2	Any amount in a currency other than dollars is to be taken into account at its dollar equivalent calculated on the basis of:
(A)	the Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market for dollars at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

(B)	if the amount is to be calculated on the last day of a financial period of the Company, the relevant rates of exchange used by the Company in, or in connection with, its financial statements for that period.
26.2.3	No item must be credited or deducted more than once in any calculation under this Clause 26 (Financial Covenant).
26.3	Current Ratio

The Company must ensure that the Current Ratio on the last day of each Measurement Period is greater than 1.1:1

26.4	Gearing

The Company must ensure that the ratio of (1) Consolidated Total Net Borrowings to (2) Consolidated EBITDA on the last day of each Measurement Period is less than or equal to 3.0:1.

26.5	Compliance

The financial covenants set out in Clauses 26.3 (Current Ratio) and 26.4 (Gearing) shall be tested by reference to each of the financial statements most recently delivered pursuant to Clause 24.1 (Financial statements).

26.6	Verification

The Agent may, at any time, at the Company’s expense, require the auditors of the Company to verify any figure or calculation made in any certificate delivered pursuant to Clause 24.1.4 (Financial Statements) if it reasonably believes that any such figure or calculation is incorrect. If the Agent is not satisfied (acting reasonably) with the verification provided by the auditors, it may, at the Company’s expense, appoint an independent firm of accountants to investigate and verify the relevant figures. Such verification shall be conclusive evidence of whether the Company is in compliance with Clause 26 (Financial Covenant).

26.7	Reserves Value
26.7.1	The Company must ensure that the Coverage Ratio on each 30 June and 31 December of each year exceeds 2:1.

26.7.2	For the purposes of this Agreement, “Coverage Ratio” means, on any date, the ratio of N:D where:
(A)	“N” is an amount (expressed in dollars) which is the fair market value (as determined by the Technical Bank acting reasonably and in consultation with the Company) of the aggregate amount of the Group’s share of the Probable Reserves that are projected, in the Reserves Report most recently delivered to the Technical Bank under this Agreement, to be recoverable from the Petroleum Assets referred to in such Reserves Report;

(B)	“D” is the sum of the aggregate commitments under the First Lien Credit Agreement on that date and the Aggregate Commitments on that date;

(C)	in determining “N”, the Technical Bank shall attribute an approved value (expressed in dollars per boe) to the Probable Reserves recoverable from each

Petroleum Asset referred to in the relevant Reserves Report most recently delivered to the Technical Bank; and

(D)	the “approved value” means, in relation to the Probable Reserves recoverable from any Petroleum Asset, $20 per boe as reduced by the Technical Bank (acting reasonably) to take account of:
(1)	the capital expenditure anticipated to be incurred in connection with such Petroleum Asset;

(2)	the extent to which that Petroleum Asset is required to be developed in order for the same to be producing Petroleum in commercial quantities; and

(3)	the commerciality or commercial position of that Petroleum Asset.
27.	EVENTS OF DEFAULT

27.1	General

Each of the events or circumstances set out in Clause 27.2 (Non-payment and failure to reduce) to Clause 27.22 (Senior defaults) (inclusive) is an Event of Default.

27.2	Non-payment and failure to reduce

An Obligor or any Transaction Party does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:
27.2.1	is caused by technical or administrative error or a Disruption Event; and

27.2.2	is remedied within two Business Days of the due date.
27.3	Breach of other obligations
27.3.1	The Company does not comply with any term of Clause 26 (Financial Covenants).

27.3.2	An Obligor or any Transaction Party does not comply with any other term of the Finance Documents to which it is a party not already referred to in Clause 27.3.1, unless the non-compliance:
(A)	in the reasonable opinion of the Majority Lenders, is capable of remedy; and

(B)	is remedied within 10 Business Days of the earlier of the Agent giving notice and the relevant Obligor or Transaction Party (as the case may be) becoming aware of the non-compliance.
27.4	Misrepresentation

A representation made or repeated by any Obligor or Transaction Party in any Finance Document to which it is a party or in any document delivered by or on behalf of any Obligor or Transaction Party under any Finance Document to which it is a party is incorrect in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation:
27.4.1	are capable of remedy; and

27.4.2	are remedied within 10 Business Days of the earlier of the Agent giving notice and the relevant Obligor or Transaction Party (as the case may be) becoming aware of the misrepresentation.
27.5	Cross-default

Any of the following occurs in respect of an Obligor or any other member of the Group:

27.5.1	any of its Financial Indebtedness is not paid when due and payable (after the expiry of any originally applicable grace period);

27.5.2	any of its Financial Indebtedness:
(A)	becomes prematurely due and payable;

(B)	is placed on demand; or

(C)	is capable of being declared by a creditor to be prematurely due and payable or being placed on demand, in each case, as a result of an event of default (howsoever described); or

27.5.3	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within Clause 27.5.1, Clause 27.5.2 or Clause 27.5.2(C) (as the case may be) is less than $10,000,000 (or its equivalent in one or more other currencies).
27.6	Insolvency

Any of the following occurs in respect of an Obligor or any other member of the Group:
27.6.1	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

27.6.2	it admits its inability to pay its debts as they fall due;

27.6.3	it suspends making payments on any of its debts or announces an intention to do so;

27.6.4	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling of any of its indebtedness; or

27.6.5	a moratorium is declared in respect of any of its indebtedness.
27.7	Insolvency proceedings
27.7.1	Except as provided in Clause 27.7.2, any of the following occurs in respect of an Obligor or any other member of the Group:
(A)	any step is taken with a view to a faillissement, surséance van betaling, composition, assignment or similar arrangement with any of its creditors;

(B)	a meeting of it is convened for the purpose of considering any resolution for (or to petition for) its winding-up, administration, or dissolution or any such resolution is passed;

(C)	any person presents a petition, files an application or takes any other analogous steps for its winding-up, administration, or dissolution;

(D)	an order for its winding-up, administration, or dissolution is made;

(E)	any Insolvency Officer is appointed in respect of it or any of its assets;

(F)	its directors or other officers request the appointment of an Insolvency Officer;

(G)	a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) is filed upon a member of the Group that is incorporated or established in the Netherlands; or

(H)	any other analogous step or procedure is taken in any jurisdiction.
27.7.2	Clause 27.7.1 does not apply to:
(A)	any step or procedure which is part of a Permitted Transaction; or

(B)	a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 14 days; or

(C)	any petition, action, proceeding or step which is demonstrated by the Company to the reasonable satisfaction of the Agent to be frivolous, vexatious or otherwise an abuse of process of court.
27.8	Enforcement of security

Any steps are taken to enforce any Security securing Financial Indebtedness in excess of $5,000,000 (or its equivalent in one or more other currencies), in aggregate, over any part of the assets of an Obligor or any other member of the Group.

27.9	Creditors’ process

Any prejudgment attachment (conservatoir Beslag), expropriation attachment, sequestration, distress, execution, diligence or analogous event affects any asset(s) of any Obligor or any other member of the Group having an aggregate value in excess of $5,000,000 (or its equivalent in one or more other currencies) and is not discharged within 14 days unless it is any petition, action, proceeding or step which is demonstrated by the Company to the reasonable satisfaction of the Agent to be frivolous, vexatious or otherwise an abuse of process of court.

27.10	Analogous proceedings

There occurs, in relation to any Obligor or any other member of the Group, any event anywhere which, in the reasonable opinion of the Majority Lenders, corresponds with any of those mentioned in Clauses 27.6 (Insolvency) to 27.9 (Creditors’ process) (inclusive).

27.11	Cessation of business

Any Obligor threatens to cease to carry on business except as part of a Permitted Transaction.

27.12	Unlawfulness

It is or becomes unlawful for any Obligor to perform any of its material obligations under any Project Document.

27.13	Effectiveness of Finance Documents
27.13.1	It is or becomes unlawful for any Obligor or Transaction Party to perform any of its payment obligations or other material obligations under the Finance Documents.

27.13.2	Any Finance Document, the guarantee of any Guarantor or any Security purported to be created or evidenced by any Security Document is not effective or is unenforceable or is alleged by any Obligor or any Transaction Party to be ineffective or unenforceable for any reason.

27.13.3	An Obligor or Transaction Party repudiates a Finance Document or evidences an intention to repudiate a Finance Document.
27.14	Ownership

Any member of the Group that holds any interests in any Borrowing Base Assets or Obligor is not or ceases to be a wholly-owned (directly or indirectly) by the Company.

27.15	Project Documents
27.15.1	All or any part of any Project Document is not, or ceases to be, a legal, valid and binding obligation of any person expressed to be party to it in circumstances which are reasonably likely to result in a Material Adverse Change.

27.15.2	Any party to any Project Document defaults under that Project Document in circumstances which are reasonably likely to result in a Material Adverse Change.

27.15.3	All or any part of any Project Document is suspended, terminated or revoked in circumstances which are reasonably likely to result in a Material Adverse Change.
27.16	Borrowing Base Assets
27.16.1	A decision is taken to abandon a Borrowing Base Asset unless such a decision was taken in compliance with Clause 25.13.2 (Borrowing Base Assets).

27.16.2	All or any part of the interest of any member of the Group in any Borrowing Base Asset or Key Asset (or, in each case, any Petroleum or revenues or other moneys arising in respect of it) is nationalised, expropriated, compulsorily acquired or seized by any government or any governmental or public sector agency, or any such government or agency takes, or officially announces that it will take, any step with a view to any of the foregoing and the same is reasonably likely to result in a Material Adverse Change.
27.17	Litigation

Any judgment is made or award is issued against any Obligor in relation to any litigation, arbitration or administrative proceedings in an amount equal to or exceeding $10,000,000 (or its equivalent in one or more other currencies) or any litigation, arbitration or administrative proceeding is instituted or current in respect of any Obligor or any member of the Group which would be reasonably likely, if adversely determined, to result in a Material Adverse Change.

27.18	Authorisations

Any Authorisation necessary for the ownership of any interest in, the development or the operation of, any Borrowing Base Asset is revoked, cancelled, surrendered, terminated or varied and the same would be reasonably likely to result in a Material Adverse Change.

27.19	Material Adverse Change

An event occurs which is reasonably likely to result in a Material Adverse Change as compared to the position as at Amendment Effective Date.

27.20	Qualification of accounts

Any audited financial statements delivered to the Agent under this Agreement is qualified in any material way.

27.21	Evidential inadmissibility

At any time any act, condition or thing required to be done, fulfilled or performed (other than by the Finance Parties) in order to make each Finance Document to which any Obligor or Transaction Party is a party admissible in evidence in the country in which such party is incorporated is not done, fulfilled or performed to the extent or in a respect such that the effect thereof is materially to impair the legality, validity or enforceability of the obligations of any Obligor or any Transaction Party under the Finance Documents.

27.22	Senior defaults

An Event of Default (as defined in the First Lien Credit Agreement) has occurred and is continuing.

27.23	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:
27.23.1	cancel the Aggregate Commitments whereupon they shall immediately be cancelled; and/or

27.23.2	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

27.23.3	declare that all or part of the Loans payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.
CHANGES TO PARTIES
28.	CHANGES TO THE LENDERS

28.1	Assignments and transfers by the Lenders

Subject to this Clause 28 (Changes to the Lenders), a Lender (the “Existing Lender”) may:
28.1.1	assign any of its rights; or

28.1.2	transfer by novation any of its rights and obligations,
to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

28.2	Conditions of assignment or transfer
28.2.1	The consent of the Company is required for an assignment or transfer by an Existing Lender, unless subject to Clause 28.2.4(B) (a) the assignment or transfer is to another Lender or an Affiliate of a Lender or (b) an Event of Default has occurred and is continuing.

28.2.2	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

28.2.3	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

28.2.4	An assignment will only be effective on:
(A)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(B)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
28.2.5	In order to comply with the Dutch Financial Supervision Act (Wet op het financieel toezicht), any assignment or transfer by an Existing Lender pursuant to this Clause 24 shall in any event be in an amount of at least €50,000 (or its equivalent in any other currency) or such other amount as may be required form time to time by the Dutch Financial Supervision Act or, if less, the New Lender shall confirm in writing to the Company that it is a professional market party (professionele marktpartij) within the meaning of the Dutch Financial supervision Act (Wet op het financieel toezicht).

28.2.6	A transfer will only be effective if the procedure set out in Clause 28.5 (Procedure for transfer) is complied with.

28.2.7	If:
(A)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(B)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 17 (Tax gross-up and indemnities) or Clause 18 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

28.2.8	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender
28.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect pay to the Agent (for its own account) a fee of $2,000.

28.4	Limitation of responsibility of Existing Lenders
28.4.1	Unless expressly agreed to the contrary, an Existing Lender and each existing Finance Party makes no representation or warranty and assumes no responsibility to a New Lender for:
(A)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(B)	the financial condition of any Obligor or any other member of the Group;

(C)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or

(D)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

28.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(A)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any existing Finance Party in connection with any Finance Document; and

(B)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
28.4.3	Nothing in any Finance Document obliges an Existing Lender or any existing Finance Party to:
(A)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 28 (Changes to the Lenders); or

(B)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor or Transaction Party of its obligations under the Finance Documents or otherwise.
28.5	Procedure for transfer
28.5.1	Subject to the conditions set out in Clause 28.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 28.5.3 when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 28.5.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

28.5.2	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

28.5.3	Subject to Clause 28.9 (Pro-rata interest settlement), on the Transfer Date:
(A)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(B)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(C)	the existing Finance Parties and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the existing Finance Parties and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(D)	the New Lender shall become a Party as a “Lender”.
28.6	Procedure for assignment
28.6.1	Subject to the conditions set out in Clause 28.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with Clause 28.6.3 below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 28.6.2 below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

28.6.2	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

28.6.3	Subject to Clause 28.9 (Pro rata interest settlement), on the Transfer Date:
(A)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(B)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(C)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.
28.6.4	Lenders may utilise procedures other than those set out in this Clause 28.6 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 28.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 28.2 (Conditions of assignment or transfer).
28.7	Copy of Transfer Certificate or Assignment Agreement to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Company a copy of that Transfer Certificate or Assignment Agreement.

28.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 28.8, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
28.8.1	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

28.8.2	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:
(A)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(B)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
28.9	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 28.5 (Procedure for transfer) or any assignment pursuant to Clause 28.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):
28.9.1	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

28.9.2	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:
(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 28.9, have been payable to it on that date, but after deduction of the Accrued Amounts.
29.	CHANGES TO THE OBLIGORS

29.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

29.2	Additional Borrowers
29.2.1	Subject to compliance with Clauses 24.8.3 and 24.8.4 (“Know your customer” checks) the Company may request that any Relevant Affiliate becomes an Additional Borrower. That Relevant Affiliate shall become an Additional Borrower if:

(A)	all Lenders approve the addition of that Relevant Affiliate,

(B)	that Relevant Affiliate (a) delivers to the Agent a duly completed and executed Accession Letter and (b) executes and enters into all other documents and takes all such other steps as the Agent may reasonably require for the purposes of ensuring that it accedes and becomes a party to, all relevant Finance Documents as an Additional Borrower;

(C)	the Company confirms that no Default is continuing or would occur as a result of that Relevant Affiliate becoming an Additional Borrower; and

(D)	the Agent has received all of the documents and other evidence listed in Part II (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 3 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.
29.2.2	The Agent shall, in relation to each proposed Additional Borrower, notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 3 (Conditions precedent).
29.3	Additional Guarantors
29.3.1	Subject to compliance with Clauses 24.8.3 and 24.8.4 (“Know your customer” checks) the Company may request that any Relevant Affiliate becomes an Additional Guarantor. That Relevant Affiliate shall become an Additional Guarantor if:
(A)	that Relevant Affiliate (a) delivers to the Agent a duly completed and executed Accession Letter and (b) executes and enters into all other documents and takes all such other steps as the Agent may reasonably require for the purposes of ensuring that it accedes and becomes a party to, all relevant Finance Documents as an Additional Guarantor; and

(B)	the Agent has received all of the documents and other evidence listed in Part II (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 3 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.
29.3.2	The Company shall procure that (i) promptly upon any member of the Group becoming a Material Subsidiary and (ii) prior to any member of the Borrower Group acquiring a Borrowing Base Asset (if it is not already an Obligor) it shall become an Additional Guarantor (unless prohibited under the laws of their jurisdiction of incorporation, despite the Company and such member of the Group or Borrower Group having used all reasonable endeavours to overcome such prohibition) and shall ensure that:
(A)	such member of the group (a) delivers to the Agent a duly completed and executed Accession Letter and (b) executes and enters into all other documents and takes all such other steps as the Agent may reasonably require for the purposes of ensuring that it accedes and becomes a party to, all relevant Finance Documents as an Additional Guarantor; and

(B)	the Agent receives all of the documents and other evidence listed in Part II (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 3 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

29.3.3	The Agent shall, in relation to each proposed Additional Guarantor, notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 3 (Conditions precedent).
29.4	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant intended Obligor that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

29.5	Release of non-asset holding Obligors
29.5.1	For the purposes of this Clause 29.5 (Release of non-asset holding Obligors), a “Relevant Obligor” means any Obligor (other than the Company) that (a) does not have an interest in any Borrowing Base Asset or any shares or other interest in any person holding an interest in any Borrowing Base Asset (whether by reason of any Borrowing Base Asset ceasing to be so designated in accordance with this Agreement or otherwise) and (b) is not a Material Subsidiary.

29.5.2	The Company may submit a request to the Agent at any time for any Relevant Obligor to cease to be an Obligor.

29.5.3	Subject to Clause 29.5.4, as soon as reasonably practicable after the submission of any such request, the Finance Parties shall (at the cost and expense of the Obligors) take all such steps as the Company may reasonably require for the purposes of ensuring:
(A)	that the Relevant Obligor ceases to be an Obligor for the purposes of the Finance Documents; and

(B)	the release of any Security under the Finance Documents granted to the Finance Parties (a) by the Relevant Obligor over its assets or (b) by any other person over the shares in the Relevant Obligor.
29.5.4	A Relevant Obligor may only cease to be an Obligor pursuant to this Clause 29.5 (Release of non-asset holding Obligors) if:
(A)	no Default is continuing or would result from it ceasing to be an Obligor (and the Company confirms that this is the case); and

(B)	(other than in the case of Endeavour North Sea) the Majority Lenders consent to such Relevant Obligor ceasing to be an Obligor; and

(C)	in the case only of Endeavour North Sea:
(1)	the Permitted Transaction described in paragraph (B) of the definition of “Permitted Transaction” has been completed upon the terms described therein;

(2)	Endeavour North Sea is under no actual or contingent obligation as a Borrower; and

(3)	Endeavour North Sea has no assets whatsoever,
and, in each case, the Company confirms the same to the Agent.

THE FINANCE PARTIES
30.	ROLE OF THE ADMINISTRATIVE FINANCE PARTIES

30.1	General

For the purposes only of this Clause 30 (Role of the Administrative Finance Parties), references to the Administrative Finance Parties shall be construed as excluding the Security Trustee.

30.2	Appointment of the Agent
30.2.1	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

30.2.2	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
30.3	Duties of the Agent
30.3.1	Subject to Clause 30.3.3, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

30.3.2	Without prejudice to Clause 28.7 (Copy of Transfer Certificate or Assignment Agreement to Company), Clause 30.3.1 above shall not apply to any Transfer Certificate or to any Assignment Agreement.

30.3.3	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

30.3.4	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

30.3.5	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than an Administrative Finance Party or the Security Trustee) under this Agreement it shall promptly notify the other Finance Parties.

30.3.6	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
30.4	Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger have no obligations of any kind to any other Party under or in connection with any Finance Document.

30.5	No fiduciary duties
30.5.1	Nothing in this Agreement constitutes any Administrative Finance Party as a trustee or fiduciary of any other person.

30.5.2	No Administrative Finance Party shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.

30.6	Business with the Group

Each Administrative Finance Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or any other member of the Group.

30.7	Rights and discretions of the Administrative Finance Parties
30.7.1	Each Administrative Finance Party may rely on:
(A)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(B)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
30.7.2	Each Administrative Finance Party may assume (unless it has received notice to the contrary in its capacity as an Administrative Finance Party) that:
(A)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 27.2 (Non-payment and failure to reduce));

(B)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(C)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
30.7.3	Each Administrative Finance Party may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

30.7.4	Each Administrative Finance Party may act in relation to the Finance Documents through its personnel and agents.

30.7.5	Each Administrative Finance Party may disclose to any other Party any information it reasonably believes it has received in its capacity as such under this Agreement.

30.7.6	Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Finance Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
30.8	Majority Lenders’ instructions
30.8.1	Unless a contrary indication appears in a Finance Document, the Agent shall (a) exercise any right, power, authority or discretion vested in it in such capacity in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders), refrain from exercising any right, power, authority or discretion vested in it and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

30.8.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

30.8.3	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

30.8.4	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties.

30.8.5	The Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document.
30.9	Responsibility for documentation

No Administrative Finance Party is liable or responsible for:
30.9.1	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by it, an Obligor or any other person given in or in connection with any Finance Document; or

30.9.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
30.10	Exclusion of liability
30.10.1	Without limiting Clause 30.10.2, and without prejudice to the provisions of paragraph (e) of Clause 33.10 (Disruption to Payment Systems etc.) no Administrative Finance Party will be liable (including, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

30.10.2	No Party (other than an Administrative Finance Party) may take any proceedings against any officer, employee or agent of that Administrative Finance Party in respect of any claim it might have against that Administrative Finance Party or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of that Administrative Finance Party may rely on this Clause 30.10.2 subject to Clause 5.3 (Third party rights) and the provisions of the Third Parties Act.

30.10.3	No Administrative Finance Party will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by that Administrative Finance Party if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

30.10.4	Nothing in this Agreement shall oblige any Administrative Finance Party to carry out any “know your customer” or other checks in relation to any person on behalf of any Finance Party and each Finance Party confirms to the Administrative Finance Parties that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Administrative Finance Party.
30.11	Lenders’ indemnity
30.11.1	Each Lender shall (in proportion to its share of the Aggregate Commitments or, if the Aggregate Commitments are then zero, to its share of the Aggregate Commitments immediately prior to their reduction to zero) within three Business Days of demand, indemnify:

(A)	each Administrative Finance Party, against any cost, loss or liability (including, for negligence or any other category of liability whatsoever) incurred by that Administrative Finance Party (otherwise than by reason of its gross negligence or wilful misconduct) in acting in its capacity as such an Administrative Finance Party under or in connection with the Finance Documents; and

(B)	the Agent against any cost, loss or liability, in the case of any cost, loss or liability (notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever) pursuant to Clause 33.10 (Disruption to Payment Systems etc.) (but excluding any claim based on the fraud of the Agent in acting in such capacity), unless, in the case of Clause 30.11.1(A) and 30.11.1(B), that Administrative Finance Party has been reimbursed for the same by an Obligor pursuant to a Finance Document.

30.11.2	The Obligors shall forthwith on demand reimburse each Finance Party for any payments made by it under this Clause 30.11 (Lenders’ indemnity).
30.12	Resignation
30.12.1	Each Administrative Finance Party (other than the Mandated Lead Arranger) may resign at any time and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

30.12.2	Alternatively such Administrative Finance Party may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Administrative Finance Party.

30.12.3	If the Majority Lenders have not appointed a successor Administrative Finance Party in accordance with Clause 30.12.2 within 30 days after notice of resignation was given, the incumbent Administrative Finance Party (after consultation with the Company and the Majority Lenders) may appoint a successor Administrative Finance Party (acting through an office in the United Kingdom or Paris).

30.12.4	The retiring Administrative Finance Party shall, at its own cost, make available to the successor Administrative Finance Party such documents and records and provide such assistance as the successor Administrative Finance Party may reasonably request for the purposes of performing its functions as Administrative Finance Party under the Finance Documents.

30.12.5	The Administrative Finance Party’s resignation notice shall only take effect upon the successor Administrative Finance Party (a) notifying all the Parties that it accepts its appointment and (b) completing all such steps as may reasonably be required by the Majority Lenders in order to (1) ensure that it accedes, and becomes a party, to all relevant Finance Documents in its capacity as Administrative Finance Party and (2) facilitate the change in identity of the Administrative Finance Party.

30.12.6	Upon the appointment of a successor, the retiring Administrative Finance Party shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 30 (Role of the Administrative Finance Parties). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

30.12.7	After consultation with the Company, the Majority Lenders may, by notice to any Administrative Finance Party (other than the Mandated Lead Arranger), require it to resign in accordance with Clause 30.12.2. In this event, the relevant Administrative Finance Party shall resign in accordance with Clause 30.12.2.
30.13	Confidentiality
30.13.1	In acting under the Finance Documents, the relevant division through which each Administrative Finance Party acts shall be treated as a separate entity from any other of its divisions or departments.

30.13.2	If information is received by another division or department of an Administrative Finance Party, it may be treated as confidential to that relevant division or department and that Administrative Finance Party shall not be deemed to have notice of it.
30.14	Relationship with the Lenders
30.14.1	Subject to Clause 28.9 (Pro rata Interest Settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:
(A)	entitled to or liable for any payment due under any Finance Document on that day; and

(B)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

30.14.2	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 5 (Mandatory Cost formulae).

30.14.3	Any Finance Party may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Finance Party under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 35.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Finance Party for the purposes of Clause 35.2 (Contact details) and Clause 35.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Finance Party.
30.15	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to each Administrative Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:

30.15.1	the financial condition, status and nature of each Obligor and each other member of the Group;

30.15.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

30.15.3	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

30.15.4	the adequacy, accuracy and/or completeness of any information provided by that Administrative Finance Party, any other Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
30.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

30.17	Management time

Any amount payable to an Administrative Finance Party under Clause 19.3 (Indemnity to the Agent), Clause 21 (Costs and expenses) and Clause 30.11 (Lenders’ indemnity) shall include the reasonable cost of utilising that Administrative Finance Party’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as that Administrative Finance Party may notify to the Company and the Lenders, and is in addition to any fee paid or payable to that Administrative Finance Party pursuant to Clause 16 (Fees).

30.18	Deduction

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents, that Party shall be regarded as having received any amount so deducted.

30.19	Parallel Debt (Covenant to pay the Security Trustee)
30.19.1	Notwithstanding any other provisions of this Agreement, each Obligor hereby irrevocably and unconditionally undertakes (such undertaking and the obligations and liabilities which are a result thereof, hereinafter being referred to as its “Parallel Debt”) to pay to the Security Trustee an amount equal to and in the currency of the aggregate amount payable by it to any Secured Creditor under any Finance Document (the “Principal Obligations”) in accordance with the terms and conditions of such Principal Obligations. The Parallel Debt of each Obligor shall become due and payable as and when its Principal Obligations become due and payable.

30.19.2	The Parties acknowledge that:
(A)	the Parallel Debt of each Obligor:
(1)	constitutes an undertaking, obligation and liability of such Obligor to the Security Trustee (in its personal capacity and not in its capacity as agent) which is separate and independent from, and without prejudice to, its Principal Obligations; and

(2)	represents the Security Trustee’s own claim to receive payment of such Parallel Debt from such Obligor; and
(B)	the Security created under the Finance Documents to secure the Parallel Debt is granted to the Security Trustee in its capacity as sole creditor of the Parallel Debt.
30.19.3	The Parties agree that:
(A)	the Parallel Debt of each Obligor shall be decreased if and to the extent that its Principal Obligations have been paid or in the case of guarantee obligations discharged;

(B)	the Principal Obligations of each Obligor shall be decreased if and to the extent that its Parallel Debt has been paid or in the case of guarantee obligations discharged; and

(C)	the amount payable under the Parallel Debt of each Obligor shall at no time exceed the amount payable under its Principal Obligations.
30.19.4	Any amount received or recovered by the Security Trustee in respect of a Parallel Debt (including, but not limited to, enforcement proceeds) shall be applied in accordance with the terms of this Agreement subject to limitations (if any) expressly provided for in any Security Document.

30.19.5	The rights of the Secured Creditors (other than the Security Trustee) to receive payment of the Principal Obligations of each Obligor are several and separate and independent from, and without prejudice to, the rights of the Security Trustee to receive payment under the Parallel Debt.

30.19.6	The Parties agrees that the claim of the Security Trustee in respect of the Parallel Debt of each Obligor and the claims of any one or more of the Secured Creditors under the Principal Obligations do not constitute common property (gemeenschap) within the meaning of section 3:166 of the Netherlands Civil Code and that the provisions relating to common property shall not apply. Should a court determine that the claim of the Security Trustee and the claims of any one or more of the Secured Creditors under the Principal Obligations do constitute common property and the provisions of common property do apply, the Secured Creditors agree that this Agreement together with the Intercreditor Agreement shall constitute the administration agreement (beheersregeling) within the meaning of section 3:168 of the Netherlands Civil Code.

30.19.7	For the purposes of this Clause 30.19 (Parallel Debt (Covenant to pay the Security Trustee), “Finance Documents” has the meaning given to that term in the Intercreditor Agreement.
31.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

31.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

31.1.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

31.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
32.	SHARING AMONG THE FINANCE PARTIES

32.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 33 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:
32.1.1	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

32.1.2	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 33 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

32.1.3	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 33.5 (Partial payments).
32.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 33.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

32.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 32.2 (Redistribution of payments), of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance party, an amount of the Recovered Amount equal to the Sharing Payment to be treated as not having been paid by that Obligor.

32.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
32.4.1	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

32.4.2	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
32.5	Exceptions
32.5.1	This Clause 32 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

32.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(A)	it notified that other Finance Party of the legal or arbitration proceedings; and

(B)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

ADMINISTRATION
33.	PAYMENT MECHANICS

33.1	Payments to the Agent
33.1.1	On each date on which an Obligor or a Finance Party is required to make a payment under a Finance Document, that Obligor or Finance Party shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

33.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.
33.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 33.3 (Distributions to an Obligor) and Clause 33.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency).

33.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 34 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

33.4	Clawback
33.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

33.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
33.5	Partial payments
33.5.1	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(A)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Finance Parties under the Finance Documents;

(B)	secondly, in or towards payment pro rata of any accrued interest, commitment fees or commission due but unpaid under the Finance Documents;

(C)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

(D)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
33.5.2	The Agent shall, if so directed by the Majority Lenders, vary the order set out in Clauses 33.5.1(B) to 33.5.1(D) above.

33.5.3	Clauses 33.5.1 and 33.5.2 above will override any appropriation made by an Obligor.
33.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

33.7	Business Days
33.7.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

33.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
33.8	Currency of account
33.8.1	Subject to Clauses 33.8.2 and to 33.8.5, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

33.8.2	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

33.8.3	Each payment of interest shall be made in the currency in which the sum in respect of which that interest is payable was denominated when that interest accrued.

33.8.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

33.8.5	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
33.9	Change of currency
33.9.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(A)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(B)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
33.9.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.
33.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:
33.10.1	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

33.10.2	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in Clause 33.10.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

33.10.3	the Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 33.10.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

33.10.4	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 39 (Amendments and waivers);

33.10.5	the Agent shall not be liable for any damages, costs or losses whatsoever (including, for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 33.10 (Disruption to Payment Systems etc.); and

33.10.6	the Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 33.10.4 above.
34.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

35.	NOTICES

35.1	Communication in writing

Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given in person, by fax or letter.

35.2	Contact details
35.2.1	Except as provided in this Clause 35.2 (Contact details), the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Agent on or before the date it becomes a Party.

35.2.2	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

35.2.3	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.
35.3	Effectiveness
35.3.1	Except as provided in Clause 35.3.2 and Clause 35.3.3, any communication in connection with a Finance Document will be deemed to be given as follows:
(A)	if delivered in person, at the time of delivery; and

(B)	if by fax , when received in legible form.
35.3.2	A communication given under Clause 35.4.1 but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

35.3.3	A communication to any Administrative Finance Party will only be effective on actual receipt by it.
35.4	Obligors
35.4.1	All communications under the Finance Documents:
(A)	to or from any other Administrative Finance Party (in its capacity as such) may be made directly to, or as the case may be, come directly from, that Administrative Finance Party (provided that the relevant communication is also copied to the Agent); and

(B)	to or from any other Finance Party must be sent through the Agent.
35.4.2	All communications under the Finance Documents to or from an Obligor may be sent through the Company.

35.4.3	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:
(A)	to give and receive all communications under the Finance Documents;

(B)	to supply all information concerning itself to any Finance Party; and

(C)	to sign all documents under or in connection with the Finance Documents.
35.4.4	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

35.4.5	The Finance Parties may assume that any communication made by the Company is made with the consent of each other Obligor.
35.5	Electronic Communication
35.5.1	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:
(A)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(B)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(C)	notify each other of any change to their address or any other such information supplied by them.
35.5.2	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
35.6	English language
35.6.1	Any notice given in connection with a Finance Document must be in English.

35.6.2	Any other document provided in connection with a Finance Document must be:
(A)	in English; or

(B)	(unless the Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.
36.	CALCULATIONS AND CERTIFICATES

36.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

36.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

36.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of (in the case of dollars) 360 days, (in the case of sterling) 365 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

37.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

38.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

39.	AMENDMENTS AND WAIVERS

39.1	Required consents
39.1.1	Subject to Clause 39.2 (Exceptions) any term of the Finance Documents (other than the Intercreditor Agreement) may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

39.1.2	Any term of the Intercreditor Agreement may be amended or waived in accordance with its terms.

39.1.3	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

39.1.4	In addition, each Obligor hereby authorises the Company to effect, on its behalf, any amendment or waiver permitted by this Clause 39 (Amendments and waivers). In any event, each Party shall take such action as the Agent and/or the Security Trustee may reasonably request in order to ensure that such amendment or waiver that is permitted by this Clause 39 (Amendments and waivers) is promptly effected.
39.2	Exceptions
39.2.1	Any amendment or waiver that has the effect of changing or which relates to:
(A)	the definition of “Majority Lenders” in Clause 5.1 (Definitions);

(B)	an extension to the date of payment of any amount under the Finance Documents;

(C)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(D)	an increase in or an extension of any Commitment;

(E)	a change to the Borrowers or Guarantors other than in accordance with Clause 29 (Changes to the Obligors);

(F)	any provision which expressly requires the consent of all the Lenders;

(G)	Clause 6.2 (Finance Parties’ rights and obligations), Clause 28 (Changes to the Lenders) or this Clause 39 (Amendments and waivers); or

(H)	the release of any Security granted under any Security Document save where such release is required pursuant to the terms of any Finance Document or the release of any Borrower, Guarantor or Transaction Party (in its capacity as such) that holds any assets that are the subject of any Security granted under any Security Document;
shall not be made without the prior consent of all the Lenders.
39.2.2	Any amendment or waiver which relates to the rights or obligations of any Administrative Finance Party may not be effected without the consent of that Finance Party.

39.2.3	Any term of any Fee Letter relating to the payment of fees to any Administrative Finance Party for its own account may be amended or waived by the relevant Administrative Finance Party without the prior consent of the Majority Lenders.

40.	CONFIDENTIALITY

40.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 40.2 (Disclosure of Confidential Information) and Clause 40.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

40.2	Disclosure of Confidential Information

Any Finance Party may disclose:
40.2.1	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 40.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

40.2.2	to any person:
(A)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(B)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(C)	appointed by any Finance Party or by a person to whom paragraph (A) or paragraph (B) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 30.14 (Relationship with the Lenders));

(D)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (A) or paragraph (B) above;

(E)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(F)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 28.8 (Security over Lenders’ rights);

(G)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(H)	who is a Party; or

(I)	with the consent of the Company;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:
(1)	in relation to paragraphs (A), (B) and (C) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(2)	in relation to paragraph (D) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(3)	in relation to paragraphs (E), (F) and (G) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;
40.2.3	to any person appointed by that Finance Party or by a person to whom Clauses 40.2.2(A) or 40.2.2(B) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 40.2.3 if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the “LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers” or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

40.2.4	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.
40.3	Disclosure to numbering service providers
40.3.1	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:
(A)	names of Obligors;

(B)	country of domicile of Obligors;

(C)	place of incorporation of Obligors;

(D)	date of this Agreement;

(E)	the names of the Agent and the Mandated Lead Arranger;

(F)	date of each amendment and restatement of this Agreement;

(G)	amount of Aggregate Commitments;

(H)	currencies of the Facility;

(I)	type of Facility;

(J)	ranking of Facility;

(K)	Termination Date for Facility;

(L)	changes to any of the information previously supplied pursuant to paragraphs (A) to (K) above; and

(M)	such other information agreed between such Finance Party and the Company, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

40.3.2	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

40.3.3	Each Obligor represents that none of the information set out in Clauses 40.3.1(A) to 40.3.1(M) above is, nor will at any time be, unpublished price-sensitive information.

40.3.4	The Agent shall notify the Company and the other Finance Parties of:
(A)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(B)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
40.4	Entire agreement

This Clause 40 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

40.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

40.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:
40.6.1	of the circumstances of any disclosure of Confidential Information made pursuant to Clause 40.2.2(E) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

40.6.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 40 (Confidentiality).
40.7	Continuing obligations

The obligations in this Clause 40 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:
40.7.1	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

40.7.2	the date on which such Finance Party otherwise ceases to be a Finance Party.
41.	COUNTERPARTS

Each Finance Document may be executed (if such execution shall be valid under the laws of the jurisdiction by which such Finance Document is expressed to be governed) in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

GOVERNING LAW AND ENFORCEMENT
42.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it) are governed by English law.

43.	ENFORCEMENT

43.1	Jurisdiction
43.1.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute").

43.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

43.1.3	This Clause 43.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
43.2	Service of process
43.2.1	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(A)	irrevocably appoints Endeavour Energy UK Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(B)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
43.2.2	Each of the Obligors expressly agrees and consents to the provisions of this Clause 43 (Enforcement) and Endeavour Energy UK Limited hereby confirm its acceptance of such appointment.
43.3	Waiver of immunity

Each Obligor irrevocably and unconditionally:
43.3.1	agrees not to claim any immunity from proceedings brought by a Finance Party against that Obligor in relation to a Finance Document and to ensure that no such claim is made on its behalf;

43.3.2	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

43.3.3	waives all rights of immunity in respect of it or its assets.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL OBLIGORS
Part I
THE ORIGINAL BORROWERS

(A) Name of Original Borrowers		(B)	Registration number	(C)	Jurisdiction of
			(or equivalent, if any)		incorporation

(D)	Endeavour International Holding B.V.	(E)	34229293	(F)	Netherlands

(G)	Endeavour Operating Corporation	(H)	3737839	(I)	Delaware, U.S.A

(J)	Endeavour Energy UK Limited	(K)	5030838	(L)	England and Wales

(M)	Endeavour North Sea Limited	(N)	03518803	(O)	England and Wales
Part II
THE ORIGINAL GUARANTORS

(P)	Name of Original Guarantors	(Q)	Registration number	(R)	Jurisdiction of
			(or equivalent, if any)		incorporation

(S)	Endeavour International Corporation	(T)	C897-2000	(U)	Nevada, U.S.A

(V)	Endeavour Operating Corporation	(W)	3737839	(X)	Delaware, U.S.A

(Y)	Endeavour Energy New Ventures Inc. (formerly, END Operating Management Company)	(Z)	3900636	(AA)	Delaware, U.S.A

(BB)	END Management Company	(CC)	3900274	(DD)	Delaware, U.S.A

(EE)	Endeavour International Holding B.V.	(FF)	34229293	(GG)	Netherlands

(HH)	Endeavour Energy UK Limited	(II)	5030838	(JJ)	England and Wales

(KK)	Endeavour North Sea Limited	(LL)	03518803	(MM)	England and Wales

(P)	Name of Original Guarantors	(Q)	Registration number	(R)	Jurisdiction of
			(or equivalent, if any)		incorporation

(NN)	Endeavour Energy North Sea, L.P.	(OO)	4591023	(PP)	Delaware, U.S.A

(QQ)	Endeavour Energy North Sea LLC	(RR)	4621624	(SS)	Delaware, U.S.A

(TT)	Endeavour Energy Netherlands B.V.	(UU)	34229296	(VV)	Netherlands

SCHEDULE 2
THE ORIGINAL LENDER

(WW)	Original Lender	(XX)	Commitment
(YY)	Bank of Scotland Plc	(ZZ)	$25,000,000

SCHEDULE 3
CONDITIONS PRECEDENT
Part I
CPs to first Loan
1.	OBLIGORS AND TRANSACTION PARTIES

1.1	A copy of the constitutional documents of each Obligor.

1.2	A copy of a resolution of the respective board of directors of each Obligor (or a committee of its board of directors) and of the respective general meeting of shareholders of each Dutch Obligor:
1.2.1	approving the terms of, and the transactions contemplated by, such of the Finance Documents that it is or will become party to;

1.2.2	authorising a specified person or persons to execute each such document on its behalf; and

1.2.3	authorising a specified person or persons, on its behalf, to sign and/or dispatch all other documents and notices to be signed and/or dispatched by it under or in connection with any such document.
1.3	If applicable, a copy of a resolution of the board of directors of each relevant Obligor establishing the committee referred to in paragraph 1.2 above.

1.4	For each Obligor, a specimen of the signature of each person authorised by the resolutions referred to in paragraph 1.2 above.

2.	CERTIFICATES

2.1	A certificate of an authorised signatory of each Obligor certifying on behalf of that Obligor that:
2.1.1	the borrowing or, as the case may be, the guaranteeing of the Aggregate Commitments in full would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded; and

2.1.2	each copy document specified in Paragraph 1 of Part I of Schedule 3 relating to it is correct, complete and in full force and effect as at a date no earlier than the Amendment Effective Date.
2.2	A certificate of a person who is both a director and an authorised signatory of each Obligor confirming that no Default has occurred and is continuing.

3.	FINANCE AND OTHER DOCUMENTS

3.1	Originals of the following documents duly executed by all parties to them and in full force and effect:
3.1.1	the Fee Letters;

3.1.2	an amendment and restatement agreement relating to the Intercreditor Agreement;

3.1.3	any other side letter or ancillary document the form of which has been agreed between the Company and the Mandated Lead Arranger on or before the date of this Agreement.

3.2	Originals of the following Security Documents duly executed by all parties to them and in full force and effect:

English law
3.2.1	a debenture between Endeavour Energy UK Limited and the Security Trustee;

3.2.2	a debenture between Endeavour North Sea Limited and the Security Trustee;

3.2.3	a debenture (creating security over accounts and Hedging Agreements) between Endeavour International Holding B.V. and the Security Trustee;

3.2.4	a charge over shares between Endeavour Energy North Sea, L.P. and the Security Trustee over the shares held in Endeavour Energy UK Limited;

3.2.5	a charge over shares between Endeavour Energy UK Limited and the Security Trustee over the shares held in Endeavour North Sea Limited;
Dutch law
3.2.6	an agreement and deed of pledge of shares between Endeavour Operating Company and the Security Trustee over the shares held in Endeavour International Holding B.V.;

3.2.7	an agreement and deed of pledge of shares between Endeavour International Holding B.V. and the Security Trustee over the shares held in Endeavour Energy Netherlands B.V.;
New York law
3.2.8	a security agreement between the Original Guarantors and the Security Trustee;
Texas law
3.2.9	a mortgage, deed of trust, assignment of products, security agreement, fixture filing and financing statement between Endeavour Operating Corporation and the Security Trustee.
4.	OTHER EVIDENCE AND DOCUMENTS

4.1	The Original Financial Statements for the Company and each other Obligor.

4.2	Evidence that all fees (including legal fees and fees due and payable under the Fee Letters) due and payable have been or will be paid on the first Utilisation Date.

4.3	Confirmation from the Finance Parties that they have completed all “know your customer” requirements to their satisfaction.

4.4	Evidence that all consents required under the First Lien Credit Agreement (and any related finance documents) in order for this Agreement to be entered into, and for the transactions contemplated hereunder to be completed, have been so obtained.

4.5	Confirmation from the Technical Bank that the Coverage Ratio on the Amendment Effective Date exceeds 2:1.

5.	LEGAL OPINIONS

5.1	A legal opinion of Herbert Smith LLP.

5.2	A legal opinion of Stibbe N.V.

5.3	A legal opinion of Bracewell & Giuliani LLP.

5.4	A legal opinion of Rice, Silbey, Reuther & Sullivan.

6.	AUTHORISATIONS

6.1	Confirmation from the Obligors that all relevant authorisations necessary in connection with the Transaction Documents have been obtained and are in full force and effect or will be in full force and effect when required.

SCHEDULE 3
CONDITIONS PRECEDENT
Part II
Conditions precedent required to be delivered by an Additional Obligor
1.	An Accession Letter, duly executed by the Additional Obligor and the Company and duly executed originals of any other documents (in form and substance satisfactory to the Agent) as may be necessary to ensure that the Additional Obligors accedes, and becomes a party, to each relevant Finance Document (“accession documents”).

2.	A copy of the constitutional documents of the Additional Obligor and any other person (an “Additional Transaction Party”) entering into any Security Documents referred to in paragraph 12 below.

3.	A copy of a resolution of the respective board of directors (or equivalent) of (a) the Additional Obligor and (b) any Additional Transaction Party, in each case:
3.1	approving the terms of, and the transactions contemplated by, each of the documents it is or will become party to (the “Relevant Documents”);

3.2	authorising a specified person or persons to execute each such Relevant Document on its behalf; and

3.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or a Selection Notice) to be signed and/or despatched by it under or in connection with any such Relevant Document.
4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	In the case of an Additional Guarantor, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is, or will become, a party.

6.	A certificate of the Additional Obligor (signed by a director or, if appropriate, an officer) confirming that borrowing or guaranteeing, as appropriate, the Aggregate Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of:
7.1	the Additional Obligor; and

7.2	each Additional Transaction Party (if any)
(in each case) certifying that each copy document listed in this Part II of Schedule 3 relating to it is correct, complete and in full force and effect as at a date no earlier than the date of the Relevant Document(s) to which it is a party.

8.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by each Relevant Document or for the validity and enforceability of any Relevant Document.

9.	If available, the latest audited financial statements of the Additional Obligor.

10.	Such legal opinions in relation to the Additional Obligor, any Additional Transaction Party and/or the Relevant Documents as the Agent may reasonably require (together with any documents that may be required for the delivery of such legal opinions).

11.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 43.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

12.	Security Document(s) creating Security over (a) the entire issued share capital of the Additional Obligor, (b) if required by the Majority Lenders, all of the assets of the Additional Obligor, in the case of (a) and (b) duly executed by the relevant parties in form and substance satisfactory to the Security Trustee together with:
12.1	(to the extent applicable) evidence that all approvals, filings, registrations, recordings and other things necessary or desirable (including the carrying out of the procedures specified in ss.155-8 of the Companies Act 1985 (if appropriate)) to ensure the validity, effectiveness, priority and enforceability of each such Security Document have been carried out;

12.2	copies of each of the notices required to be given under each such Security Document together with other copies of acknowledgements from each person to whom notice was given, in the form required by such document; and

12.3	(if required by the Agent) evidence that the Security Trustee or its nominee has been entered in the register of members (or equivalent) of such proposed Additional Obligor as sole shareholder of all its issued share capital.
14.	Evidence that all “know your customer” or similar identification procedures relating to the proposed Additional Obligor or any Additional Transaction Party have been carried out and completed.

SCHEDULE 4
REQUESTS
Part I
Utilisation Request

From:	[Borrower]

To:	[Agent]
Dated:
Dear Sirs
Junior Facility Agreement dated 22 January 2008 between, among others, Endeavour International
Corporation and Bank of Scotland plc (as amended and restated from time to time) (the
“Agreement”)
1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ]

Currency:	[dollars/sterling]

Interest Period:	[ ]
3.	The purpose of the Loan is [ ].

4.	We confirm that each condition specified in Clause 8 (Conditions of Utilisation) of the Agreement are or will be satisfied on the first Utilisation Date.

5.	[We confirm that the proceeds of the Loan will only be utilised for expenditure in relation to the operations of the Obligors in the United States of America or in the United Kingdom, a jurisdiction in which we operate.][1]

6.	The proceeds of this Loan should be credited to [ ].

7.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[name of relevant Borrower]
SCHEDULE 4
REQUESTS

(i)[1]	Consent of all Lenders needed if this confirmation is omitted.

Part II
Selection Notice

From:	[Borrower]

To:	[Agent]
Dated:
Dear Sirs
Junior Facility Agreement dated 22 January 2008 between, among others, Endeavour International
Corporation and Bank of Scotland plc (as amended and restated from time to time) (the
“Agreement”)
1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Loan[s] in [identify currency] with an Interest Period ending on [ ]*.

3.	[We request that the above Loan[s] be divided into [ ] Loans with the following Amounts and Interest Periods:]**

or

[We request that the next Interest Period for the above Loan[s] is [ ]].***

4.	We request that the above Loan[s] [is]/[are] [denominated in the same currency for the next Interest Period]/[denominated in the following currency: [dollar][sterling]. As this results in a change of currency, we confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Selection Notice. The proceeds of any change in currency shall be credited to [account].]

5.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
[name of relevant Borrower]

SCHEDULE 5
MANDATORY COST FORMULAE
1.	The Mandatory Cost is an addition to the interest rate to compensate lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

4.1	in relation to a sterling Loan:

AB + C (B-D) + E x 0.01	per cent. per annum

100-(A+C)
4.2	in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum

300
Where:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Clause 13.3.1 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:

5.1	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

5.2	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

5.3	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

5.4	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

8.1	the jurisdiction of its Facility Office; and

8.2	any other information that the Agent may reasonably require for such purpose.

9.	Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

10.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

11.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

12.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

13.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

14.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 6
FORM OF TRANSFER CERTIFICATE2

To:	[ ] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:
Junior Facility Agreement dated 22 January 2009 between, among others, Endeavour International Corporation and Bank of Scotland (as amended and restated from time to time) (the “Agreement”)
1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 28.5 (Procedure for transfer):
2.1	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 28.5 (Procedure for transfer).

2.2	The proposed Transfer Date is [ ].

2.3	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Contact details) are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 28.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
4.1	[a Qualifying Lender falling within paragraph (A)(1) [or paragraph (B)] of the definition of Qualifying Lender;]

4.2	[a Treaty Lender;]

4.3	[not a Qualifying Lender].[3]
5.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
5.1	a company resident in the United Kingdom for United Kingdom tax purposes;

5.2	a partnership each member of which is:
(A)	a company so resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(ii)[2]	Please seek advice from Dutch counsel for transfer below Euro €50,000.

(iii)[3]	Delete as applicable — each New Lender is required to confirm which of these three categories it falls within.

4.3	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][4]

[4/5].	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[5/6].	This Transfer Certificate [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[6/7].	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

(iv)[4]	Include if New Lender comes within Clause 5.1 (Definitions) of the definition of Qualifying Lender.

THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

(A) [Existing Lender]	(B) [New Lender]

(C) By:	(D) By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [     ].
[Agent]
By:

SCHEDULE 7
FORM OF ASSIGNMENT AGREEMENT

To:	[ ] as Agent and [ ] as Company, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender") and [the New Lender] (the “New Lender")
Dated:
Junior Facility Agreement dated 22 January 2008 between, among others, Endeavour International Corporation and Bank of Scotland (as amended and restated from time to time) (the “Agreement”)
1.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 28.6 (Procedure for assignment):
2.1	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement as specified in the Schedule.

2.2	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement specified in the Schedule.

2.3	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph 2.2 above.[5]
3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Contact details) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 28.4 (Limitation of responsibility of Existing Lenders).

7.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
7.1	[a Qualifying Lender falling within paragraph (A)(1) [or paragraph (B)] of the definition of Qualifying Lender;]

7.2	[a Treaty Lender;]

7.3	[not a Qualifying Lender].[6]
8.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(v)	[5] If the Assignment Agreement is used in place of a Transfer Certificate in order to avoid a novation of rights/obligations for reasons relevant to a civil jurisdiction, local law advice should be sought to check the suitability of the Assignment Agreement due to the assumption of obligations contained in paragraph 2.3. This issue should be addressed at primary documentation stage.

(vi)	[6] Delete as applicable — each New Lender is required to confirm which of these three categories it falls within.

8.1	a company resident in the United Kingdom for United Kingdom tax purposes; or

8.2	a partnership each member of which is:
8.2.1	a company so resident in the United Kingdom; or

8.2.2	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
8.3	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][7]

[8/9].	This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 28.7 (Copy of Transfer Certificate or Assignment Agreement to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

[9/10].	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

[10/11].	This Assignment Agreement [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[11/12].	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

(vii)	[7] Include only if New Lender is a UK Non-Bank Lender — i.e. falls within Clause 17.1.1(A)(2) (Definitions) of the definition of Qualifying Lender.

THE SCHEDULE
Rights to be assigned and obligations to be released and undertaken
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]

(E) [Existing Lender]	(F) [New Lender]

(G) By:	(H) By:
This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [   ].
Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.
[Agent]
By:

SCHEDULE 8
FORM OF ACCESSION LETTER

To:	[Agent] and [Security Trustee]

From:	[Subsidiary] and [Company]
Dated:
Dear Sirs
Junior Facility Agreement dated 22 January 2008 between, among others, Endeavour International Corporation and Bank of Scotland plc (as amended and restated from time to time) (the “Agreement”)
1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by (i) the terms of the Agreement and the Intercreditor Agreement as an Obligor and (ii) the terms of the other Finance Documents as an Additional [Borrower]/[Guarantor] pursuant to [Clause 29.2 (Additional Borrowers)] [Clause 29.3 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

4.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

5.	This Accession Letter and any non-contractual obligation arising out of or in connection with it are governed by English law.

[This Accession Letter has been executed and delivered as a deed on the date stated at the beginning of this Accession Letter.]8

Yours faithfully,

authorised signatory for	authorised signatory for

[name of relevant Subsidiary]	[Company]
This Accession Letter is accepted by the Agent and the Security Trustee.
[Agent]
By:
[Security Trustee]
By:

(viii)[8]	If to be entered by way of deed, execution blocks must be amended appropriately.

SCHEDULE 9
CORPORATE ORGANISATION CHART
0.1% GP 99.9% LP Endeavour International Corporation (Nevada Corporation) Endeavour Operating Corporation (Delaware Corporation) END Management Company (Delaware Corporation) Endeavour International Holding B.V. (Netherlands Corporation) Endeavour Energy New Ventures I, Ltd. (Bermuda Corporation) Endeavour Energy New Ventures Inc. (Delaware Corporation) Endeavour Energy Netherlands B.V. (Netherlands Corporation) Endeavour Energy Luxembourg S.a.r.l. (Luxembourg Corporation) Endeavour Energy North Sea LLC (Delaware LLC) Endeavour Energy UK Limited (England and Wales Corporation) Endeavour North Sea Limited (England and Wales Corporation) Endeavour Energy North Sea L.P. (DE)

SCHEDULE 3
FORM OF RESTATED INTERCREDITOR AGREEMENT
SCHEDULE 3
FORM OF RESTATED INTERCREDITOR AGREEMENT
31 OCTOBER 2006
ENDEAVOUR INTERNATIONAL CORPORATION
(as the Company)
THE OBLIGORS
(as defined herein)
THE FIRST LIEN LENDERS
(as defined herein)
THE SECOND LIEN LENDERS
(as defined herein)
THE HEDGING BANKS
(as defined herein)
BANK OF SCOTLAND PLC
(as Second Lien Agent)
and
BNP PARIBAS
(as First Lien Agent and Security Trustee)

INTERCREDITOR AGREEMENT

Herbert Smith LLP

TABLE OF CONTENTS

1. DEFINITIONS, CONSTRUCTION AND THIRD PARTY RIGHTS	1
2. RANKING	8
3. UNDERTAKINGS	8
4. PERMITTED PAYMENTS	9
5. EQUALISATION	10
6. ENFORCEMENT	12
7. CASCADE	14
8. MODIFICATIONS	16
9. HEDGING UNDERTAKINGS	18
10. INFORMATION SHARING	19
11. SUBROGATION	20
12. PROTECTION OF SUBORDINATION	21
13. CHANGES TO THE PARTIES	22
14. GENERAL	24
15. SECOND LIEN BUY-OUT	24
16. SECOND LIEN BUY-OUT OF HEDGES	26
17. FIRST LIEN BUY-OUT	27
18. THE SECURITY TRUSTEE	28
19. NOTICES	37
20. GOVERNING LAW	39
21. ENFORCEMENT	39
SCHEDULE 1 — PARTIES	40
SCHEDULE 2 — FORM OF ACCESSION INSTRUMENT	42
THIS AGREEMENT is made as a deed, dated 31 October 2006 and made between:
(4)	ENDEAVOUR INTERNATIONAL CORPORATION (the “Company”);

(5)	THE AFFILIATES OF THE COMPANY listed in Part I (Obligors) of Schedule 1 (Parties) (as initial Obligors);

(6)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Part II (First Lien Lenders) of Schedule 1 (Parties) (as initial First Lien Lenders);

(7)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Part III (Second Lien Lenders) of Schedule 1 (Parties) (as initial Second Lien Lenders);

(8)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Part IV (Hedging Banks) of Schedule 1 (Parties) (as initial Hedging Banks);

(6)	BANK OF SCOTLAND PLC (as Second Lien Agent); and

(7)	BNP PARIBAS (as First Lien Agent and Security Trustee)
IT IS AGREED as follows:
44.	DEFINITIONS, CONSTRUCTION AND THIRD PARTY RIGHTS

44.1	Definitions

In this Agreement:

“Accession Instrument” means:
(a)	in relation to any person acceding, and becoming a party, to this Agreement as an “Obligor”:
(i)	at any time before the First Lien Discharge Date, an Accession Letter (as defined in the First Lien Credit Agreement); and

(ii)	at any time before the Second Lien Discharge Date, an Accession Letter (as defined in the Second Lien Credit Agreement);
(b)	in relation to any person acceding, and becoming a party, to this Agreement as a “First Lien Lender”, a Transfer Certificate (as defined in the First Lien Credit Agreement);

(c)	in relation to any person acceding, and becoming a party, to this Agreement as a “Second Lien Lender”, a Transfer Certificate (as defined in the Second Lien Credit Agreement); and

(d)	in relation to any other person, a deed of accession in the form set out in Schedule 2 (Form of Accession Instrument) (as the same may be amended with the approval of the Security Trustee).
“Amendment Agreement” means the amendment and restatement agreement dated February 2010 between, among others, the Company, Bank of Scotland plc and the BNP Paribas pursuant to which the Second Lien Credit Agreement has been amended and restated.

“Debt” means any present or future sum, liability and obligation whatsoever (actual or contingent) payable, owing due or incurred by any Obligor to any Secured Creditor, together with:
(a)	any refinancing, novation, refunding, deferral or extension of that sum, liability or obligation;

(b)	any further advance which may be made under any agreement supplemental to the relevant documents relating to that sum, liability or obligation (together with all related interest, fees and costs);

(c)	any claim for damages or restitution in the event of rescission of that sum, liability or obligation or otherwise;

(d)	any claim flowing from any recovery by a payment or discharge in respect of that sum, liability or obligation on the grounds of preference or otherwise; and

(e)	any sum, liability or obligation (such as post-insolvency interest) which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency or other proceedings.
“Enforcement Trigger Date” means the earlier of the First Lien Enforcement Date and the Second Lien Enforcement Date.

“Finance Documents” means:
(a)	the First Lien Documents;

(b)	the Secured Hedging Agreements;

(c)	the Second Lien Documents;

(d)	this Agreement;

(e)	any Accession Instrument; and

(f)	any other document that is designated as such by the Security Trustee and the Company.
“First Lien Agent” means the Agent (as defined in the First Lien Credit Agreement) and any other person that replaces it in such capacity in accordance with the First Lien Credit Agreement and this Agreement.
“First Lien Credit Agreement” means the $225,000,000 secured revolving loan and letter of credit facility agreement dated 30 October 2006 between, among others, the Company and BNP Paribas and the Bank of Scotland plc (formerly, Governor and Company of the Bank of Scotland) (as amended from time to time).
“First Lien Debt” means all Debt payable, owing due or incurred by any Obligor to a First Lien Lender under or in connection with the First Lien Documents.
“First Lien Discharge Date” means the date, as determined by the First Lien Agent, on which all First Lien Debt and all Hedging Debt has been unconditionally and irrevocably paid and discharged in full (as a result of enforcement or otherwise) and no amount is capable of being outstanding under the First Lien Documents.
“First Lien Documents” means the First Lien Credit Agreement and the other Finance Documents (as defined in the First Lien Credit Agreement) other than (a) any Secured Hedging Agreement and (b) to the extent that the same relates to the accession by any party to the Finance Documents as a Hedging Bank, any Accession Instrument.
“First Lien Enforcement Date” means the date on which the First Lien Agent has issued a notice under clause 25.23 (Acceleration) of the First Lien Credit Agreement and provided a copy of the same to the Second Lien Agent.
“First Lien Lender” means each of the Finance Parties (as defined in the First Lien Credit Agreement but excluding, for these purposes, the Security Trustee and the Hedging Banks) being:

(a)	(as at the date of the Amendment Agreement) the banks and financial institutions named in Part II (First Lien Lenders) of Schedule 1 (Parties); and

(b)	each other person that accedes, and becomes a party, to this Agreement as a “First Lien Lender” in accordance with this Agreement, which, in each case, has not ceased to be a party to the First Lien Credit Agreement in accordance with the terms of that agreement (where a person shall not cease to be a party to the First Lien Credit Agreement solely by reason of the prepayment or repayment of the Facility (as defined in the First Lien Credit Agreement)).
“Fronting Bank” has the meaning given to it in the First Lien Credit Agreement.
“Hedging Agreement” means any interest, currency or commodity swap, option, cap, collar, floor or similar arrangement or other hedging arrangement.
“Hedging Bank” means:
(a)	any First Lien Lender; and

(b)	any Affiliate of any First Lien Lender that executes or accedes to , and becomes a party to, this Agreement as a “Hedging Bank” in accordance with Clause 56.5 (Accession of Hedging Banks) (provided that such Affiliate shall cease to be a “Hedging Bank” when that First Lien Lender ceases to be a First Lien Lender or, if earlier, when the relevant Affiliate ceases to be an Affiliate of the relevant First Lien Lender).
“Hedging Costs” means any amount falling due from an Obligor under a Permitted Hedging Agreement except for any Hedging Termination Payment.
“Hedging Debt” means all Debt payable, owing due or incurred by any Obligor to a Hedging Bank under or in connection with the Secured Hedging Agreements.
“Hedging Receipts” means any amount falling due to an Obligor under a Permitted Hedging Agreement except for any Hedging Termination Payment.
“Hedging Termination Payment” means any amount falling due from or, as the case may be, to any Obligor under a Permitted Hedging Agreement as a direct or indirect result of the termination of that Permitted Hedging Agreement, other than interest accruing on any amount not paid when due.
“Instructing Group” means:
(a)	the Majority First Lien Lenders; or

(b)	on and from the First Lien Discharge Date, the Majority Second Lien Lenders; or

(c)	if the Second Lien Enforcement Date has occurred before the First Lien Discharge Date and either:
(i)	the Majority First Lien Lenders have specifically instructed the Security Trustee not to (1) enforce the Security constituted by the Security Documents or (2) take any action (including any such action described in Clause 49.1 (No independent action)) in connection with the recovery of the Debt; or
(ii)	(1) the Second Lien Lenders are entitled under Clause 49.4 (Action by Second Lien Lenders) to take any of the actions that are otherwise prohibited by Clause 49.3 (Further restrictions — Second Lien Debt), (2) the Second Lien Agent has issued a Junior Pre-enforcement Notice to the First Lien Agent no earlier than ten Business Days before the expiry of the Relevant Standstill Period and (3) the Majority First Lien Lenders have not given any instructions to the Security Trustee on or before the tenth Business Days after the date of issue of that Junior Pre-enforcement Notice, the Majority Second Lien Lenders.
“ISDA (1992)” means the 1992 ISDA Master Agreement (Multicurrency — Cross Border) (as published by the International Swaps and Derivatives Association).
“Junior Pre-enforcement Notice” means a notice issued by the Second Lien Agent which specifies that it is a “Junior Pre-enforcement Notice” and confirms that it is being issued under this Agreement for the purposes of the definition of “Instructing Group” set out above.
“Letter of Credit” has the meaning given to it in the First Lien Credit Agreement.
“Majority Second Lien Lenders” means the Majority Lenders as defined in the Second Lien Credit Agreement.
“Majority First Lien Lenders” means:
(a)	at any time when there are no Hedging Termination Payments outstanding, the Majority Lenders as defined in the First Lien Credit Agreement; and
(b)	at any time when there are Hedging Termination Payments outstanding:
(i)	until the Aggregate Commitments have been reduced to zero, a Lender or Lenders whose Commitments and the Hedge Termination Payments due to it or them or their Affiliates aggregate more than 66.67% of the sum of the Aggregate Commitments and such outstanding Hedge Termination Payments (or, if the Aggregate Commitments have been reduced to zero and there are no Utilisations then outstanding, aggregated more than 66.67% of the Aggregate Commitments immediately prior to the reduction); or

(ii)	at any other time, a Lender or Lenders the sum of whose participations in the Utilisations then outstanding and whose Hedge Termination Payments (or those of their Affiliates) receivable aggregate more than 66.67% of all the Utilisations and such Hedge Termination Payments then outstanding, where, for the purpose of this paragraph (b) each of the terms “Lender”, “Commitments”, “Aggregate Commitments” and “Utilisations” has the meaning given in the First Lien Credit Agreement.

“Master Agreement” means:
(a)	the ISDA (1992) and related schedule and confirmations; or

(b)	any other agreement which is in form and substance satisfactory to the First Lien Agent.
“Obligor” means (a) the Company; (b) each person that is listed in Part I (Obligors) of Schedule 1 (Parties) and (c) each other person that accedes, and becomes a party, to this Agreement as an “Obligor” in accordance with this Agreement.
“Party” means a party to this Agreement.
“Prepayment” means any prepayment of any loan under the Second Lien Credit Agreement (other than as a result of an Event of Default (as defined in the Second Lien Credit Agreement)) before the earlier of (a) the First Lien Discharge Date and (b) the Final Maturity Date (as defined in the Second Lien Credit Agreement).
“Relevant Group” means:
(a)	at all times before the First Lien Discharge Date and the Second Lien Discharge Date, the Majority First Lien Lenders and the Majority Second Lien Lenders (acting together);

(b)	if the First Lien Discharge Date has occurred, the Majority Second Lien Lenders; or

(c)	if the Second Lien Discharge Date has occurred, the Majority First Lien Lenders.
“Relevant Standstill Period” has the meaning given to it in Clause 49.4.2 (Action by Second Lien Lenders).
“Report” means any report or opinion which has been prepared by an independent expert or adviser for the benefit of the Secured Creditors and which has been delivered to any of the Secured Creditors pursuant to the Finance Documents (including any legal opinions or reserves reports prepared by the Independent Engineer).
“Secured Creditor” means each of:
(a)	the Security Trustee;

(b)	the First Lien Lenders;

(c)	the Hedging Banks; and

(d)	the Second Lien Lenders.
“Secured Hedging Agreement” means any Hedging Agreement entered into between any Obligor and any Hedging Bank in compliance with the Finance Documents on or after the date on which that Hedging Bank becomes a Party hereto in its capacity as Hedging Bank.
“Security Document” means:
(a)	each document entered into pursuant to which Security over the share capital of any Obligor is granted to the Secured Creditors or, as the case may be, the Security Trustee (in its capacity as such);

(b)	each document entered into pursuant to which Security is granted by any Obligor over that Obligor’s assets to the Secured Creditors or, as the case may be, the Security Trustee (in its capacity as such);

(c)	each other document evidencing or creating any Security in favour of the Secured Creditors (or, as the case may be, the Security Trustee (in its capacity as such)) for, or in respect of, the liabilities and obligations of any Debt; and

(d)	each other document designated as such by the Security Trustee and the Company.
“Security Trustee” means BNP Paribas in its capacity as security trustee or any other person that replaces it in such capacity in accordance with this Agreement.
“Second Lien Agent” means the Agent (as defined in the Second Lien Credit Agreement) and any other person that replaces it in such capacity in accordance with the Second Lien Credit Agreement and this Agreement.
“Second Lien Credit Agreement” means the $25,000,000 junior facility agreement dated January 2008 between, among others, the Company, BNP Paribas and Bank of Scotland plc.
“Second Lien Debt” means all Debt payable, owing due or incurred by any Obligor to a Second Lien Lender under or in connection with the Second Lien Documents.
“Second Lien Discharge Date” means the date, as determined by the Second Lien Agent, on which all Second Lien Debt has been unconditionally and irrevocably paid and discharged in full (as a result of enforcement or otherwise).
“Second Lien Documents” means the Second Lien Credit Agreement and the other Finance Documents (as defined in the Second Lien Credit Agreement).
“Second Lien Enforcement Date” means the date on which the Second Lien Agent issues a notice under clause 23.23 (Acceleration) of the Second Lien Credit Agreement and provides a copy of the same to the First Lien Agent.
“Second Lien Lender” means each of the Finance Parties (as defined in the Second Lien Credit Agreement but excluding, for these purposes, the Security Trustee) being:
(a)	(as at the date of the Amendment Agreement) each of the banks and financial institutions named in Part III (Second Lien Lenders) of Schedule 1 (Parties); and

(b)	each other person that accedes, and becomes a party, to this Agreement as a “Second Lien Lender” in accordance with this Agreement, which, in each case, has not ceased to be a party to the Second Lien Credit Agreement in accordance with the terms of that agreement (where a person shall not cease to be a party to the Second Lien Credit Agreement solely by reason of the prepayment or repayment of the Facility (as defined in the Second Lien Credit Agreement)).
44.2	Construction
44.2.1	Unless otherwise defined herein or unless the contrary is expressly specified herein:
(A)	before the First Lien Discharge Date, terms defined in the First Lien Credit Agreement have the same meaning when used in this Agreement; and

(B)	on or after the First Lien Discharge Date, terms defined in the Second Lien Credit Agreement have the same meaning when used in this Agreement.
44.2.2	Unless a contrary indication appears, any reference in this Agreement to:
(A)	any Secured Creditor or any Obligor shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(B)	“assets” includes present and future properties, revenues and rights of every description;

(C)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as modified (however fundamental and whether or not more onerously) and includes any change in the purpose of, any extension of or increase in any facility or addition of any new facility under that Finance Document or other agreement or instrument and only if the modification has not been made in contravention of this Agreement;

(D)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(E)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(F)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a kind that is normally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(G)	a “modification” includes an amendment, supplement, novation, re-enactment, restatement, variation, modification or waiver or the giving of any waiver, release or consent having the same commercial effect of any of the forgoing (and “modify” shall be construed accordingly);

(H)	a provision of law is a reference to that provision as amended or re-enacted;

(I)	a time of day is a reference to London time;

(J)	any matter “including” specific instances or examples of such matter shall be construed without limitation to the generality of that matter (and references to “include” shall be construed accordingly);

(K)	the “winding-up", “dissolutions” or “administration” of a person shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such person is incorporated or established, or any jurisdiction in which such person carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.
44.2.3	Clause and Schedule headings are for ease of reference only.

44.3	Third party rights
44.3.1	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

44.3.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
44.4	Incorporation

Without prejudice to the application of any other provisions of the First Lien Credit Agreement to this Agreement (by reason of this Agreement being a Finance Document for the purposes of the First Lien Credit Agreement), clauses 16.1 (Currency indemnity), 18 (Costs and expenses), 33 (Calculations and certificates), 34 (Partial invalidity), 35 (Remedies and waivers), and 37 (Counterparts) of the First Lien Credit Agreement shall apply to this Agreement, mutatis mutandis, as if the same had been set out in full herein with references in each clauses to any “Finance Party” being construed as references to any “Secured Creditor” for the purposes of this Agreement.

45.	RANKING

45.1	Priority of Security

Subject to the terms of this Agreement, the Security granted pursuant to the Security Documents shall secure:
45.1.1	all the First Lien Debt and Hedging Debt in priority to the Second Lien Debt; and

45.1.2	all the Second Lien Debt.
45.2	Application of ranking

The ranking in Clause 45.1 (Priority of Security) shall apply regardless of:
45.2.1	the order of registration, delivery of, notice or execution of any document (including any Security Document);

45.2.2	the date upon which a Debt arises;

45.2.3	whether a Secured Creditor is obliged to advance moneys included in any Debt; or

45.2.4	any fluctuations in the outstanding amount of, or any intermediate discharge of, any Debt in whole or in part.
46.	UNDERTAKINGS

46.1	Obligors

Each of the Obligors undertakes to the Secured Creditors that it will not without the prior consent of the Instructing Group:
46.1.1	pay, repay, reduce, redeem, purchase, acquire or otherwise discharge, any of the Debt in cash or kind except as permitted by Clause 47 (Permitted payments);

46.1.2	discharge any of the Debt by set-off, any right of combination of accounts or otherwise except as permitted by Clause 47 (Permitted payments);

46.1.3	create, or permit to subsist, any Security over any of its assets for any of the Debt except under the Security Documents;

46.1.4	give, or permit any person to give, any guarantee, indemnity or other assurance against financial loss in respect of any of the Debt save for any Security or guarantee constituted by any Security Document and the guarantees given under the First Lien Credit Agreement and the Second Lien Credit Agreement;

46.1.5	permit any Debt to be evidenced by any negotiable instrument unless a memorandum of this Agreement is endorsed on such instrument; or

46.1.6	take or omit to take any action whereby the priority contemplated by this Agreement may be impaired.
46.2	Secured Creditors

Each Secured Creditor undertakes to the other Secured Creditors that it will not without the prior consent of the Instructing Group:
46.2.1	demand or receive any payment, repayment, reduction or redemption of, or otherwise permit the discharge of, any of the Debt in cash or in kind from an Obligor or any other source except in each case:
(A)	to the extent permitted or required under this Agreement; and

(B)	for any proceeds received and applied in the order permitted by Clause 7 (Cascade);
46.2.2	discharge any Debt by set-off, any right of combination of accounts or otherwise except as permitted by Clause 47 (Permitted payments);

46.2.3	permit to subsist, or receive the benefit of, any Security for any of the Debt except under the Security Documents;

46.2.4	permit to subsist, or receive the benefit of, any guarantee, indemnity or other assurance against financial loss in respect of any of the Debt save for any Security or guarantee constituted by any Security Document and the guarantees given under the First Lien Credit Agreement and the Second Lien Credit Agreement;

46.2.5	permit any Debt to be evidenced by any negotiable instrument unless a memorandum of this Agreement is endorsed on such instrument; or

46.2.6	take or omit to take any action whereby the priority contemplated by this Agreement may be impaired.
46.3	Prepayment under the Second Lien Credit Agreement

Without prejudice to the rights of all or any of the Second Lien Lenders to accelerate, in accordance with this Agreement, the facility provided for under the Second Lien Credit Agreement following the occurrence of any Event of Default (as defined in the Second Lien Credit Agreement), each of the Obligors and each of the Second Lien Lenders agree that unless the First Lien Agent otherwise consents, no Prepayments may be made under the Second Lien Credit Agreement other than under clause 8.1 (Illegality) or clause 8.3 (Mandatory prepayment) of the Second Lien Credit Agreement.

47.	PERMITTED PAYMENTS

47.1	First Lien Debt

Prior to the Enforcement Trigger Date:

47.1.1	each Obligor may make, and each First Lien Lender may receive and retain, any payments or prepayments of any First Lien Debt (including any payments of cash cover with respect to any Letter of Credit) in accordance with the First Lien Documents; and

47.1.2	each First Lien Lender may only discharge any First Lien Debt by set-off in accordance with the First Lien Documents and only to the extent that such First Lien Debt is permitted to be paid under Clause 47.1.1.
47.2	Hedging Debt

Prior to the Enforcement Trigger Date:
47.2.1	each Obligor may make, and each Hedging Bank may receive and retain, any scheduled payments arising under the terms of the relevant Secured Hedging Agreement in accordance with the terms of the relevant Secured Hedging Agreement;

47.2.2	each Hedging Bank may only discharge any Hedging Debt under any netting arrangements in accordance with the terms of the relevant Secured Hedging Agreement to the extent that such Hedging Debt is permitted to be paid under Clause 47.2.1; and

47.2.3	each Hedging Bank may only discharge any Hedging Debt by set-off in accordance with the First Lien Credit Agreement and only to the extent that such Hedging Debt is permitted to be paid under Clause 47.2.1.
47.3	Second Lien Debt

Prior to the Enforcement Trigger Date:
47.3.1	each Obligor may make, and each Second Lien Lender may receive and retain, any payments or prepayments of any Second Lien Debt in accordance with the Second Lien Documents; and

47.3.2	each Second Lien Lender may only discharge any Second Lien Debt by set-off in accordance with the Second Lien Documents and only to the extent that such Second Lien Debt is permitted to be paid under Clause 47.3.1.
47.4	Suspension of permitted payments

Unless the Instructing Group otherwise consents, on and from the Enforcement Trigger Date:
47.4.1	no Obligor may make, and none of the Secured Creditors may receive and retain, any payments or prepayments of any Debt; or

47.4.2	no Secured Creditor may discharge any Debt by set-off,
which, in each case, would otherwise be permitted pursuant to the preceding provisions of this Clause 47 (Permitted payments); and on and from such Enforcement Trigger Date, the repayment of all Debt must be made pursuant to Clause 50 (Cascade).

48.	EQUALISATION

48.1	Recoveries
48.1.1	If:
(A)	a Secured Creditor receives or recovers a payment or distribution in cash or in kind (including by way of set-off or combination of accounts) in respect of any Debt, in each case, other than as permitted under Clause 4 (Permitted payments) or other than pursuant to Clause 7 (Cascade); or

(B)	before the First Lien Discharge Date, any Second Lien Lender receives or recovers a payment or distribution in cash or in kind (including by way of set-off or combination of accounts) from or on behalf of any member of the Group on the account of the purchase or acquisition of any Second Lien Debt, then that Secured Creditor (a “Recovering Secured Creditor”) shall, within three Business Days, notify details of the receipt or recovery, to the Security Trustee.

48.1.2	The Security Trustee shall determine whether the receipt or recovery is in excess of the amount the Recovering Secured Creditor would have been paid had the receipt or recovery been received or made by the Security Trustee and distributed in accordance with Clause 7 (Cascade) without taking account of any Tax which would be imposed on the Security Trustee in relation to the receipt, recovery or distribution.

48.1.3	The Recovering Secured Creditor shall, within three Business Days of demand by the Security Trustee, pay to the Security Trustee an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Security Trustee determines may be retained by the Recovering Secured Creditor as its share of any payment to be made in accordance with Clause 7 (Cascade).
48.2	Redistribution of payments

The Security Trustee shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Secured Creditors (other than the Recovering Secured Creditor) in accordance with Clause 7 (Cascade).

48.3	Recovering Secured Creditor’s rights
48.3.1	On a distribution by the Security Trustee under Clause 48.2 (Redistribution of payments), the Recovering Secured Creditor will be subrogated to the rights of the Secured Creditors which have shared in the redistribution.

48.3.2	If and to the extent that the Recovering Secured Creditor is not able to rely on its rights under Clause 48.3.1, the Obligors shall be liable to the Recovering Secured Creditor for a debt equal to the Sharing Payment which is immediately due and payable.
48.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Secured Creditor becomes repayable and is repaid by that Recovering Secured Creditor, then:
48.4.1	each Secured Creditor which has received a share of the relevant Sharing Payment pursuant to Clause 48.2 (Redistribution of payments) shall, upon request of the Security Trustee, pay to the Security Trustee for account of that Recovering Secured Creditor an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Secured Creditor for its proportion of any interest on the Sharing Payment which that Recovering Secured Creditor is required to pay); and

48.4.2	that Recovering Secured Creditor’s rights of subrogation, or the debt due pursuant to Clause 48.3.2 (as the case may be), in respect of any reimbursement shall be cancelled and the Obligors will be liable to the reimbursing Secured Creditor for the amount so reimbursed.
48.5	Exceptions
48.5.1	This Clause 48 (Equalisation) shall not apply to the extent that the Recovering Secured Creditor would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor from whom the relevant receipt or recovery is made.

48.5.2	Without prejudice to Clause 49 (Enforcement), a Recovering Secured Creditor is not obliged to share with any other Secured Creditor any amount which the Recovering Secured Creditor has received or recovered as a result of taking legal or arbitration proceedings, if:
(A)	it notified that other Secured Creditor of the legal or arbitration proceedings; and

(B)	that other Secured Creditor had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
49.	ENFORCEMENT

49.1	No independent action
49.1.1	Without prejudice to the rights of the Secured Creditors to instruct the Security Trustee pursuant to Clause 61.7 (Instructions) to take any such action, none of the Secured Creditors (other than the Security Trustee) may (without the consent of the Security Trustee):
(A)	enforce or exercise any other equivalent right with respect to any Security constituted by any Security Document;

(B)	in respect of any asset or right subject to any Security Document, sue for or institute any creditor’s process (including a Mareva injunction, garnishment, execution or levy, whether before or after judgment) in respect of any obligation (whether or not for the payment of money) owing to it under or in respect of any Finance Document or otherwise enforce any Debt by attachment, execution or otherwise;

(C)	take any step (including petition, application, notice of meeting or proposal to creditors) for the liquidation, winding-up, administration, dissolution or bankruptcy (or analogous proceeding in any jurisdiction) of an Obligor, or take any step for a voluntary arrangement or scheme of arrangement or analogous proceeding in relation to any Obligor.
49.1.2	Subject thereto, each Secured Creditor may exercise any rights it may have as an unsecured creditor of the Company or of any Obligor as it thinks fit, provided that it shall not exercise such rights in a manner inconsistent with the provisions of this Agreement or which may affect recovery under the Security Documents.
49.2	Further restrictions — Hedging Debt

Subject to Clause 49.1 (No independent action), a Hedging Bank may exercise its rights under any Secured Hedging Agreement to terminate, or close out of, any hedging transaction and to demand the repayment of sums outstanding thereunder provided that (unless the Security Trustee otherwise consents) it shall only exercise such rights if:
49.2.1	an Illegality (as defined in the ISDA (1992)) has occurred;

49.2.2	a Tax Event (as defined in the ISDA (1992)) has occurred;

49.2.3	the relevant Obligor that is party to such Secured Hedging Agreement has not paid an amount due under that Secured Hedging Agreement on its stated due date and such payment has not been made within 21 days of the date on which the relevant Hedging Bank notifies the Security Trustee of such failure to pay (and of such Hedging Bank’s intention to terminate or close out);

49.2.4	the relevant Obligor that is party to any such Secured Hedging Agreement, in respect of which the confirmations were entered into on or before 15 October 2006 has failed to comply with any other covenant or undertaking thereunder, or any event of default under or incorporated into such Secured Hedging Agreement has occurred, and such failure or default has not been cured within 21 days of the date on which the relevant Hedging Bank notifies the Security Trustee of such failure or default (and of such Hedging Bank’s intention to terminate or close out);

49.2.5	any formal proceedings have been commenced for the liquidation, winding-up, administration, dissolution or bankruptcy (or analogous proceeding in any jurisdiction) of the relevant Obligor that is party to such Secured Hedging Agreement and such proceedings have not been discharged within one month from the date of commencement;

49.2.6	the Enforcement Trigger Date has occurred and all or any amounts accrued or outstanding under the First Lien Documents or the Second Lien Documents have become immediately due and payable;

49.2.7	the Security Trustee has confirmed to that Hedging Bank that no amount under the First Lien Documents is outstanding or is capable of being outstanding; or

49.2.8	so required pursuant to Clause 52.1.3 (Two way payments).
49.3	Further restrictions — Second Lien Debt

Save as permitted under Clause 49.4 (Action by Second Lien Lenders), the Second Lien Lenders shall not give the Security Trustee any instructions to take any of the actions referred to in Clause 49.1 (No independent action), unless (a) the First Lien Enforcement Date has occurred and all or any amounts accrued or outstanding under the First Lien Documents have become immediately due and payable, (b) the First Lien Discharge Date has occurred, (c) the Majority First Lien Lenders otherwise consent or (d) the Majority Second Lien Lenders constitute the Instructing Group in accordance with the definition of “Instructing Group” set out in Clause 1.1 (Definitions).

49.4	Action by Second Lien Lenders
49.4.1	The Second Lien Lenders may take any of the actions prohibited by Clause 49.3 (Further restrictions — Second Lien Debt) if each of the circumstances in (A), (B) and (C) below has occurred:
(A)	an Event of Default (as defined in the Second Lien Credit Agreement) has occurred and is continuing;

(B)	the Second Lien Agent has given notice to the First Lien Agent and the Security Trustee of such Event of Default; and

(C)	the Relevant Standstill Period or more days have elapsed since the date of issue of such notice; such Event of Default is still continuing; and:
(1)	the First Lien Lenders have not exercised their rights under Clause 60 (First Lien buy-out);

(2)	the First Lien Agent and the Second Lien Agent have not otherwise reached agreement on any alternative arrangements satisfactory to the Majority Second Lien Lenders for the purposes of curing or addressing such Event of Default; and

(3)	the Second Lien Agent has issued a Junior Pre-Enforcement Notice no earlier than 10 Business Days before the expiry of the Relevant Standstill Period.
49.4.2	In this Agreement, “Relevant Standstill Period” means 180 days.
49.5	Manner of enforcement
49.5.1	The Instructing Group may give or refrain from giving any instructions to the Security Trustee to:
(A)	enforce (or refrain from enforcing) any Security constituted by the Security Documents; or

(B)	take (or refrain from taking) any other action in connection with the recovery of the Debt, in each case, as it sees fit without prior consultation with the other Secured Creditors.

49.5.2	In:
(A)	enforcing (or refrain from enforcing) any Security constituted by the Security Documents or giving any instructions to the Security Trustee relating thereto; or

(B)	taking (or refrain from taking) any other action (including any such action described in Clause 49.1 (No independent action)) in connection with the recovery of the Debt or giving any instructions to the Security Trustee relating thereto, no Secured Creditor shall be responsible to any other Secured Creditor or any Obligor for maximizing the proceeds of such enforcement or such other action.
49.6	Permitted action — general

If the operation of any provision of this Agreement prevents a Secured Creditor from exercising its rights to sue or bring or support proceedings against any member of the Group or any provider of any Report in a manner that would result in such Secured Creditor being prevented permanently from suing or bringing or supporting those proceedings by reason of the expiry of any statutory limitation period, that Secured Creditor may exercise its rights to sue or bring or support those proceedings against that member of the Group or that provider of that Report but only to the extent necessary to prevent the loss of the right to sue or bring or support those proceedings.

50.	CASCADE

50.1	Order of application
50.1.1	Subject to the rights of any creditor with prior Security or any preferential claim, all amounts paid to, or otherwise recovered by, the Security Trustee pursuant to the Finance Documents, shall be applied in the following order:
(A)	first, in or towards payment pro rata of any unpaid fees, costs and expenses incurred by or on behalf of the Security Trustee and any receiver, attorney, agent or similar officer appointed under the Security Documents and any other sum due to the Security Trustee (in its capacity as such) but unpaid under the Finance Documents;

(B)	second, in or towards payment pro rata (a) to the First Lien Agent for application by the First Lien Agent under the First Lien Credit Agreement towards the balance of the First Lien Debt comprised by any unpaid fees, costs and expenses of the Administrative Finance Parties under the First Lien Documents and (b) of any unpaid fees, costs and expenses of the Account Bank;

(C)	third, in or towards payment pro rata (a) of Hedging Costs due but unpaid under the Secured Hedging Agreements and (b) to the First Lien Agent for application by the First Lien Agent under the First Lien Credit Agreement towards the balance of the First Lien Debt comprised by any accrued interest, commitment fees, commission due but unpaid under the First Lien Documents;

(D)	fourth, in or towards payment pro rata (a) of Hedging Termination Payments due to the Hedging Banks but unpaid under the Secured Hedging Agreements and (b) to the First Lien Agent for application by the First Lien Agent under the First Lien Credit Agreement towards the balance of the First Lien Debt comprised by any principal (including amounts payable under clause 6.8 (Claims under a Letter of Credit) or clause 6.10 (Indemnities) of the First Lien Credit Agreement) or any cash cover due but unpaid under the First Lien Documents;

(E)	fifth, in or towards payment pro rata (a) of any other sum due to the Hedging Banks but unpaid under the Secured Hedging Agreements and (b) to the First Lien Agent for application by the First Lien Agent under the First Lien Credit Agreement towards the balance of the First Lien Debt comprised by any other sum due but unpaid under the First Lien Documents;

(F)	sixth, in or towards payment to the Second Lien Agent for application by the Second Lien Agent under the Second Lien Credit Agreement towards the balance of the Second Lien Debt; and

(G)	seventh, in or towards payment of the surplus (if any) to the relevant Obligor or other person entitled to it.
50.1.2	Subject to Clause 51.3.4, the Security Trustee shall, if so directed by the Relevant Group, vary the order set out in Clauses 50.1.1(A) to 50.1.1(G).

50.1.3	Clauses 50.1.1 and 50.1.2 above will override any appropriation made by an Obligor.
50.2	Redistribution of cash cover
50.2.1	If any cash cover has been provided in respect of any Letter(s) of Credit (other than pursuant to clause 6.11 (Ratings criteria) of the First Lien Credit Agreement), then:
(A)	subject to Clause 50.2.1(B), any such cash cover shall not be applied pursuant to Clause 50.1 (Order of Application) but shall instead be retained by the relevant First Lien Lender(s) entitled to hold the same and be applied by such First Lien Lender(s) in the discharge of the Contingent Indebtedness in respect of which such cash cover has been provided as such Contingent Indebtedness matures; and

(B)	each of the First Lien Lenders that holds any such cash cover on the First Lien Discharge Date shall (provided that the First Lien Agent is satisfied that no First Lien Lender or Obligor is capable of incurring any further liability (actual or contingent) with respect to the Letter(s) of Credit in respect of which such cash cover has been provided) pay the balance of such cash cover to the Security Trustee for application in accordance Clause 50.1 (Order of application).
50.2.2	The Obligors shall take all such steps as the Security Trustee may require in order to ensure that the First Lien Lenders are able to comply with Clause 50.2.1.

50.2.3	For the purposes of this Clause 50.2, “Contingent Indebtedness” means the liabilities of the Fronting Bank, the Lenders (as defined in the First Lien Credit Agreement) or, as the case may be, the Obligors (as defined in the First Lien Credit Agreement), with respect to any outstanding Letter(s) of Credit which have not matured and remain contingent by reason of such Letter(s) of Credit being outstanding.
50.3	Good discharge

An acknowledgement of receipt signed by the relevant person to whom payments are to be made under this Clause 50 (Cascade) shall discharge the Security Trustee.

51.	MODIFICATIONS

51.1	First Lien Documents
51.1.1	Prior to the Second Lien Discharge Date, no Obligor or First Lien Lender will modify, or permit any modification to be made to, any provision of any of the First Lien Documents unless (a) Clause 51.1.2 has been complied with and (b) such modification is made in accordance with the First Lien Credit Agreement and the relevant First Lien Document to be modified.

51.1.2	Where any amendment, supplement or modification to the First Lien Document would have any of the following effects:
(A)	to increase the aggregate principal amount of the Advances under the First Lien Credit Agreement plus the face amount of any Letter of Credit issued under the First Lien Credit Facility Agreement plus any Available Commitments thereunder to an amount in excess of T (where:

T (in US$) = A + F + C + $25 million;
A =	the Advances under the First Lien Facility Agreement;

F =	the face amount of all Letters of Credit issued under the First Lien Credit Agreement; and

C =	the Available Commitments under the First Lien Credit Agreement);
(B)	to increase the Margin or the utilisation fees applicable under the First Lien Credit Agreement by an amount of more than 3.0 per cent. per annum; or

(C)	extend the Final Maturity Date under the First Lien Credit Agreement to a date falling on or after 20 October 2011, then such amendment, supplement or modification shall not be made without the prior consent of the Majority Second Lien Lenders.
51.2	Second Lien Documents
51.2.1	Subject to Clause 51.2.2, prior to the First Lien Discharge Date, no Obligor or Second Lien Lender will modify, or permit any modification to be made to, any provision of any of the Second Lien Documents unless:

(A)	such modification is made in accordance with the Second Lien Credit Agreement and the relevant Second Lien Document to be modified; and

(B)	where Clause 51.2.2 applies, the Majority First Lien Lenders have consented to such modification.
51.2.2	Where any amendment, supplement or modification to the Second Lien Documents applicable under the Second Lien Credit Agreement would have any of the following effects:
(A)	to advance any date for repayment of principal or payment of interest or the making of any mandatory prepayment under the Second Lien Credit Agreement;

(B)	to increase the Margin or the utilisation fees applicable under the Second Lien Credit Agreement;

(C)	to change any Event of Default under the Second Lien Credit Agreement in a manner which the First Lien Facility Agent reasonably determines is adverse to the interest of any Obligor;

(D)	to grant any additional Security to the Second Lien Agent; or

(E)	to modify clause 8.1 (Illegality) or clause 8.3 (Mandatory prepayment) in a manner which permits or requires Prepayments to be made in circumstances that are not provided for under such clause as at the date of the Amendment Agreement;

(F)	to otherwise make any amendment to the Second Lien Credit Agreement which, in the reasonable opinion of the First Lien Facility Agent would have an adverse affect upon the rights of the First Lien Lenders against the Obligors under this Agreement or otherwise in connection with the transactions contemplated by this Agreement and the First Lien Finance Documents, then such amendment, supplement or modification shall not be made without the prior consent of the Majority First Lien Lenders.
51.3	Intercreditor Agreement
51.3.1	Subject to Clauses 51.3.2 to 51.3.5, any term of this Agreement may be modified only with the consent of the Relevant Group and any such modification will be binding on all Parties. The Security Trustee may effect, on behalf of any Secured Creditor, any modification permitted by this Clause 51.3 (Intercreditor Agreement).

51.3.2	Any modification that has the effect of changing or which relates to:
(A)	the definition of “Majority First Lien Lenders” or “Majority Second Lien Lenders” in Clause 44.1 (Definitions);

(B)	this Clause 51.3 (Intercreditor Agreement); or

(C)	the release of any Security granted under any Security Document save where such release is required pursuant to the terms of any Finance Document, shall not be made without the prior consent of the All Lender Group.

51.3.3	A modification that has the effect of changing or which relates to any provision which expressly requires the consent of any Secured Creditor or group of Secured Creditors (such as the Instructing Group or the Relevant Group) may not be effected without the consent of that Secured Creditor or group of Secured Creditors. If the modification in question is the giving of the relevant consent expressly provided for, then such modification may be effected by that Secured Creditor or group of Secured Creditors giving the requisite consent.

51.3.4	A modification that has the effect of changing or which relates to the rights or obligations of any of the Account Bank, the First Lien Agent, the Second Lien Agent, the Security Trustee, any other Administrative Finance Party (whether under the First Lien Credit Agreement or the Second Lien Credit Agreement) or any Hedging Bank may not be effected without the consent of that Secured Creditor.

51.3.5	A modification that has the effect of changing or which relates to the rights or obligations of the Obligors (or any of them) may not be effected without the consent of the Obligors.

51.3.6	For the purposes of this Clause 51.3 (Intercreditor Agreement), “All Lender Group” means:
(A)	at all times before the First Lien Discharge Date and the Second Lien Discharge Date, all the First Lien Lenders and all the Second Lien Lenders (acting together);

(B)	if the First Lien Discharge Date has occurred, all the Second Lien Lenders; or

(C)	if the Second Lien Discharge Date has occurred, all the First Lien Lenders.
51.4	Binding nature

If any modification of any term of any Finance Document has been granted or made in accordance with the preceding provisions of this Clause 51 (Modifications), such or an equivalent modification shall also be deemed to have been made in relation to the other Finance Documents if any absence of such or equivalent modification would give rise to the contravention of, or a default under, such other Finance Documents.

52.	HEDGING UNDERTAKINGS

52.1	Two way payments

Each Obligor and each Hedging Bank agrees that unless the First Lien Agent otherwise consents:
52.1.1	each Secured Hedging Agreement which it enters into after the date of this Agreement will provide for “full two way payments” or payments under the “Second Method” and “Market Quotation” in the event of a termination of a hedging transaction whether upon a Termination Event or an Event of Default (as defined in the ISDA (1992));

52.1.2	at any time on or after the Enforcement Trigger Date, if an amount falls due from a Hedging Bank to any Obligor under any Secured Hedging Agreement, that amount shall be paid by that Hedging Bank to the Security Trustee (in full discharge of its obligations to make such payments to such Obligor) for application in accordance with Clause 50 (Cascade); and

52.1.3	promptly on the occurrence of the Enforcement Trigger Date, each Hedging Bank will, if so instructed by the Security Trustee, exercise any rights it may have to terminate or close out all the hedging transactions under the Secured Hedging Agreements which the Security Trustee instructs it to terminate or close out and shall notify the Security Trustee when requested of any amounts due under such Secured Hedging Agreement.

52.2	Copies of documents

Promptly upon request, each Obligor and each Hedging Bank will provide to the Security Trustee and the First Lien Agent copies of all Secured Hedging Agreements to which it is a party.

52.3	ISDA
52.3.1	Unless the First Lien Agent otherwise agrees, all Secured Hedging Agreements must be entered into under the terms of the Master Agreement.

52.3.2	Each Hedging Bank and each Obligor agrees that each Secured Hedging Agreement to which it is a party shall operate subject to the terms of this Agreement and the other First Lien Documents and, accordingly, in the event of any inconsistency between the terms of such Secured Hedging Agreement and any First Lien Document, the terms of that First Lien Document shall prevail.

52.3.3	Without prejudice to Clause 52.3.2, each Hedging Bank waives any rights or remedies that it may have against any other Secured Creditors by reason of (a) the entry into any Finance Document between any Obligor and any Secured Creditor, (b) the compliance by any Obligor of its obligations, or the exercise by any Obligor of its rights, under any Finance Document, (c) any modification of any Finance Document effected in accordance with this Agreement, or (d) any requirement or condition imposed by any Secured Creditor under any Finance Document in accordance with the terms thereof, in the case of (a), (b), (c) or (d) which:
(A)	breaches or contravenes any term of any Secured Hedging Agreement to which that Hedging Bank is a party; or

(B)	results in a potential event of default, event of default or termination event (in each case, however described) under any such Secured Hedging Agreement.
52.4	Consent to Security

Subject to the terms of any specific consent agreed by it with the Security Trustee, each Hedging Bank that is a party to any Hedging Agreement with any Obligor:
52.4.1	consents to the grant by such Obligor of Security over all that Obligor’s rights and interests in such Hedging Agreement in favour of the Secured Creditors or, as the case may be, the Security Trustee (in its capacity as such); and

52.4.2	to the extent that such Security has been granted pursuant to a Security Document, acknowledges that it has received notice that each such Hedging Agreement to which it is a party is the subject of such Security.
53.	INFORMATION SHARING

53.1	Defaults
53.1.1	The First Lien Agent will promptly upon receiving written notice of any Event of Default under the First Lien Credit Agreement provide a copy of the same to the Second Lien Agent and the Security Trustee.

53.1.2	The Second Lien Agent will promptly upon receiving written notice of any Event of Default under the Second Lien Credit Agreement provide a copy of the same to the First Lien Agent and the Security Trustee.

53.2	Amounts of debt

Each of the First Lien Agent, the Hedging Banks and the Second Lien Agent (each a, “Relevant Party”) will on request by any other Relevant Party from time to time notify such other Relevant Party of the details of the amount of the outstanding First Lien Debt, Hedging Debt or Second Lien Debt (as the case may be).

53.3	Other information

Each Obligor authorises the Secured Creditors to disclose to each other all information (relating to that Obligor, its subsidiaries or related entities or any member of the Group) coming into the possession of any of them in connection with the Finance Documents.

54.	SUBROGATION

54.1	Subrogation
54.1.1	If any Prior Debt is wholly or partially paid out of any proceeds received on or account of the Subordinated Debt owing to one or more Subordinated Lenders, then the Subordinated Lenders will (pro rata to their respective interests in such Subordinated Debt) to that extent be subrogated to the Prior Debt so paid (and all securities and guarantees for that Prior Debt).

54.1.2	Any rights of subrogation so arising in favour of any Second Lien Lender must not be exercised by that Second Lien Lender before the First Lien Discharge Date without the consent of the First Lien Agent.

54.1.3	For the purposes of this Clause 54.1 (Subrogation):
(A)	“Prior Debt” means (in relation to the Second Lien Debt) the First Lien Debt and the Hedging Debt.

(B)	“Subordinated Debt” means (in relation to the First Lien Debt and the Hedging Debt) the Second Lien Debt.

(C)	“Subordinated Lender” means any Secured Creditor to whom any Subordinated Debt is owed.
54.2	First Lien Discharge Date

Following the First Lien Discharge Date, each First Lien Lender and Hedging Bank shall (subject to being indemnified to its reasonable satisfaction against any resulting costs, expenses and liabilities) take all such steps and provide all such assistance as the Second Lien Agent and/or the Security Trustee may reasonably request for the purposes of (i) ensuring that the Second Lien Lenders are entitled to exercise any rights of subrogation to which they may be entitled or (ii) otherwise ensuring that all the rights of the First Lien Lenders and the Hedging Banks under First Lien Documents and the Secured Hedging Agreements are assigned to and assumed by the Second Lien Lenders.

54.3	Non-subrogation

Until both the Second Lien Discharge Date and the First Lien Discharge Date have occurred no Obligor may exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
54.3.1	to be indemnified by any other Obligor;

54.3.2	to claim any contribution from any guarantor of any Obligor’s obligations under the Finance Documents;

54.3.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any Secured Creditor under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Secured Creditor;

54.3.4	to claim, rank, prove or vote as a creditor of any other Obligor in competition with any Secured Creditor; and/or

54.3.5	to receive, claim or have the benefit of any payment, distribution or security from or on account of any other Obligor, or exercise any right of set-off against any other Obligor.
55.	PROTECTION OF SUBORDINATION

55.1	Continuing subordination

The subordination of any Debt to any other Debt (a “prior ranking Debt”) provided for in this Agreement constitutes a continuing subordination and will extend to the ultimate balance of the prior ranking Debt regardless of any intermediate payment or discharge of such prior ranking Debt in whole or in part.

55.2	Waiver of defences

The subordination of any Debt provided for in this Agreement and the obligations of each Party under this Agreement relating thereto will not be affected by an act, omission, matter or thing which but for this Clause 55.2, would operate to reduce, release or prejudice the subordination or any of those obligations (without limitation and whether known to any Party) including:
55.2.1	any time, waiver or consent granted to, or composition with, any Obligor or other person;

55.2.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor or other person;

55.2.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

55.2.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

55.2.5	any amendment, novation, supplement, extension, restatement (however fundamental or whether or not more onerous) or replacement of any Finance Document or any other document or security including any change in the purpose of any extension of, or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

55.2.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

55.2.7	any insolvency or similar proceedings.
56.	CHANGES TO THE PARTIES

56.1	Successors and assigns

This Agreement is binding on the successors and assigns of the Parties.

56.2	Obligors

No Obligor may assign or transfer any of its rights (if any) or obligations under this Agreement.

56.3	New Obligors
56.3.1	The Company shall ensure that each relevant member of the Group accedes, and becomes a Party, to this Agreement as an “Obligor” by executing the Accession Instrument(s) and delivering the same (together with such other documents as the Security Trustee may reasonably request) to the Security Trustee.

56.3.2	For these purposes, a “relevant member of the Group” means each member of the Group which is not already an Obligor which (a) becomes a guarantor, borrower or an obligor under or in relation to a Finance Document (other than this Agreement) or (b) guarantees or otherwise becomes liable for any Debt or grants Security for any Debt.

56.3.3	Each of the Obligors shall ensure that:
(A)	unless the Majority Second Lien Lenders otherwise agree, each Transaction Party (as defined in the First Lien Credit Agreement) is also a Transaction Party (as defined in the Second Lien Credit Agreement); and

(B)	each Transaction Party (as defined in the Second Lien Credit Agreement) is also a Transaction Party (as defined in the First Lien Credit Agreement).
56.4	Secured Creditors
56.4.1	No First Lien Lender or Second Lien Lender will assign, transfer, novate or dispose of, or create or permit to subsist any Security over:
(A)	any of the Debt owing to it, any proceeds of such Debt or any of its interests in such Debt or proceeds; or

(B)	its rights or obligations under any of the Finance Documents,
(in each case) to or in favour of any person unless and until that person accedes, and becomes a Party, to this Agreement as a “First Lien Lender” or “Second Lien Lender” (as the case may be) by executing an Accession Instrument and delivering the same (together with all such other documents as the Security Trustee may reasonably request) to the Security Trustee and then only in accordance with the terms of those Finance Documents.

56.4.2	Subject to Clause 56.4.3, no Hedging Bank will assign, transfer, novate or dispose of, or create or permit to subsist any Security over:

(A)	any of the Hedging Debt owing to it, any proceeds of such Hedging Debt or any of its interests in such Hedging Debt or proceeds; or

(B)	its rights or obligations under any of the Finance Documents,
(in each case) to or in favour of any person other than another Hedging Bank and then only in accordance with the terms of those Finance Documents.

56.4.3	A Hedging Bank may transfer its interests in any Secured Hedging Agreement to another person that is not a Hedging Bank (a “transferee”) in accordance with the terms of the Finance Documents provided that:
(A)	such transfer is effected upon terms which ensure that following the relevant transfer, neither the transferee nor the Hedging Bank shall have the benefit of any Security, guarantee or other financial accommodation constituted by any Finance Document with respect to the interests so transferred; and

(B)	such Hedging Bank and such transferee provide such releases and confirmations and other evidence as the Security Trustee may require (acting reasonably) to satisfy itself that the transfer has been effected on such terms.
56.5	Accession of Hedging Banks

A Lender (as defined in the First Lien Credit Agreement) may, at any time, request that any of its Affiliates that has entered, or is to enter, into a Hedging Agreement with an Obligor in accordance with the Finance Documents be given the benefit of the Security constituted by the Security Documents by becoming a Hedging Bank. Following any such request (which shall be submitted to the First Lien Agent and the Security Trustee), the relevant Affiliate shall accede, and become a party, to the Finance Documents as a Hedging Bank by executing an Accession Instrument and delivering the same (together with all such other documents as the Security Trustee may reasonably request) to the Security Trustee.

56.6	Agents and other administrative parties
56.6.1	Neither the First Lien Agent nor the Second Lien Agent may resign or be removed except as provided for in the First Lien Credit Agreement or the Second Lien Credit Agreement (as the case may be) and only if the replacement First Lien Agent or Second Lien Agent accedes, and becomes a Party, to this Agreement as a “First Lien Agent” or, as the case may be, a “Second Lien Agent” by executing an Accession Instrument and delivering the same (together with such other documents as the Security Trustee may reasonably request) to the Security Trustee.

56.6.2	No Administrative Finance Party (as defined in the First Lien Credit Agreement but excluding, for these purposes, the First Lien Agent and the Security Trustee) may resign or be removed except as provided for in the First Lien Credit Agreement and (in the case of any such replacement Administrative Finance Party that is not already a First Lien Lender or not becoming a First Lien Lender pursuant to Clause 56.4 (Secured Creditors)) only if the replacement Administrative Finance Party accedes, and becomes a Party, to this Agreement as a “First Lien Lender” by executing an Accession Instrument and delivering the same (together with such other documents as the Security Trustee may reasonably request) to the Security Trustee.

56.6.3	No Administrative Finance Party (as defined in the Second Lien Credit Agreement but excluding, for these purposes, the Second Lien Agent and the Security Trustee) may resign or be removed except as provided for in the Second Lien Credit Agreement and (in the case of any such replacement Administrative Finance Party that is not already a

Second Lien Lender or not becoming a Second Lien Lender pursuant to Clause 56.4 (Secured Creditors)) only if the replacement Administrative Finance Party accedes, and becomes a Party, to this Agreement as a “Second Lien Lender” by executing an Accession Instrument and delivering the same (together with such other documents as the Security Trustee may reasonably request) to the Security Trustee.
56.7	Authorisations

Each existing Party authorises the Security Trustee to execute each Accession Instrument delivered to the Security Trustee under this Clause 56 (Changes to the Parties) on such Party’s behalf in order that such Accession Instrument may be supplemental to this Agreement and be binding on, and enure to the benefit of, all the Parties.

57.	GENERAL

57.1	Preservation of debt
57.1.1	Notwithstanding any term of this Agreement postponing, subordinating or preventing the payment of any Debt, as between the Obligors and the Secured Creditor to whom such Debt is owed, that Debt shall remain owing and payable (and interest and/or default interest shall continue to accrue) in accordance with the terms of the relevant Finance Documents relating to such Debt.

57.1.2	No failure to exercise, nor any delay in exercising, on the part of any Secured Creditor, any right or remedy under the Finance Documents by reason of the operation of this Agreement shall operate as a waiver of such right or remedy.
57.2	Status of the Obligors
57.2.1	Each of the Obligors joins in this Agreement for the purpose of acknowledging the priorities, rights and obligations set out in this Agreement and undertakes with each of the other Parties to observe the provisions of this Agreement at all times and not in any way to prejudice or affect the enforcement of such provisions or do or suffer anything within its reasonable control which would be inconsistent with the terms of this Agreement.

57.2.2	None of the Obligors shall have any rights under this Agreement (other than under Clause 51.3.5 (Intercreditor Agreement) and any related provisions necessary to give effect to such rights) and none of the undertakings given by the Secured Creditors in this Agreement are given (or shall be deemed to have been given) to, or for the benefit of, the Obligors.
58.	SECOND LIEN BUY-OUT

58.1	Option to purchase
58.1.1	At any time on or after the First Lien Enforcement Date and subject to Clause 58.1.2, the Second Lien Lenders may issue a notice (a “Buy-out Notice”) specifying their intention to purchase all (and not part only) of the outstanding First Lien Debt and the date (the “Purchase Date”) on which such purchase is to be effected.

58.1.2	The Second Lien Lenders shall not issue a Buy-out Notice unless they issue a Buy-out Notice under Clause 59.1 at the same time.

58.1.3	The Purchase Date specified in any Buy-out Notice must be a Business Day falling no less than 10 Business Days and no more 15 Business Days after the date of issue of such Buy-out Notice.
58.2	Purchase Date

On the Purchase Date:
58.2.1	the Second Lien Lenders shall pay to the First Lien Agent in cash and in the currency in which the First Lien Debt is denominated, an amount (the “Purchase Amount”) determined by the First Lien Agent (acting reasonably) to be equal to the outstanding First Lien Debt (including all accrued interest, fees, expenses and any Break Costs) on such Purchase Date;

58.2.2	the Second Lien Lenders shall take all such other steps as the First Lien Agent (acting reasonably) may require for the purposes of ensuring that on and from the Purchase Date none of the First Lien Lenders will have any liability (actual or contingent) in relation to any outstanding Letters of Credit or under any First Lien Document;

58.2.3	the First Lien Lenders shall, subject to payment to them of the Purchase Amount, the completion of all relevant steps in accordance with Clause 58.2.2, and the provision of an indemnity in accordance with Clause 58.4 (Indemnity against claw back) transfer the First Lien Debt (and all their rights and obligations relating thereto) in accordance with the procedure for transfer provided for in clause 26.5 (Procedure for transfer) of the First Lien Credit Agreement or by such other means as the First Lien Agent and the Second Lien Agent may otherwise agree;

58.2.4	the Obligors shall take all such steps as the First Lien Agent and the Second Lien Agent (each, acting reasonably) may require for the purposes of effecting such transfer;

58.2.5	each First Lien Lender shall be deemed to have represented and warranted to the Second Lien Lenders that (i) it is the owner of the beneficial interest in all the rights and interests under the First Lien Documents purported to be assigned or transferred by it by such transfer; and (ii) it has taken all necessary corporate action to authorise such transfer.
58.3	Protection of First Lien Lenders

Save as provided for in Clause 58.2.5 (Purchase Date), any transfer of the First Lien Debt pursuant to this Clause 58 (Second Lien buy-out) shall be without recourse to, or representation or warranty from, the First Lien Lenders and the terms of clause 26 (Changes to the Lenders) of the First Lien Credit Agreement relating to the protection of the First Lien Lenders with respect to any assignment or transfer of their rights or rights and obligations which is effected thereunder shall apply to any such transfer of the First Lien Debt pursuant to this Clause 58 (Second Lien buy-out).

58.4	Indemnity against claw back
58.4.1	Subject to Clause 58.4.2, the Second Lien Lenders must provide, or procure the provision of, an indemnity (on terms, and from a person, satisfactory to the Majority First Lien Lenders) to each of the First Lien Lenders against any and all costs, losses, liabilities, expenses and payments which may be incurred or made by such First Lien Lender as a result of all or any of the Purchase Amount being required, or being alleged to be required, to be paid back by, or clawed back from, such First Lien Lender for any reason.

58.4.2	Any indemnity provided pursuant to Clause 58.4.1 shall not extend to any costs, losses, liabilities, expenses and payments which could not have been recovered by the relevant First Lien Lender had the First Lien Debt not been transferred pursuant to this Clause 58 (Second Lien buy-out).
58.5	Protection of Hedging Banks

Notwithstanding any other provision in this Agreement, each Hedging Bank shall continue to be a “Hedging Bank” for the purposes of the Finance Documents and to be bound by, and benefit from, the terms of the Finance Documents in its capacity as Hedging Bank notwithstanding any transfer of the First Lien Debt pursuant to this Clause 58 (Second Lien Buy-out) and notwithstanding that such Hedging Bank may not be a First Lien Lender following the transfer of such First Lien Debt.

59.	SECOND LIEN BUY-OUT OF HEDGES

59.1	Option to purchase
59.1.1	At any time on or after the First Lien Enforcement Date, the Second Lien Lenders may issue a notice (a “Buy-out Notice”) to each of the Hedging Banks specifying their intention to purchase all (and not part only) of the outstanding Hedging Termination Payments and the date (the “Purchase Date”) on which such purchase is to be effected.

59.1.2	The Purchase Date specified in any Buy-out Notice must be a Business Day falling no less than 10 Business Days and no more 15 Business Days after the date of issue of such Buy-out Notice.
59.2	Purchase Date
On the Purchase Date:
59.2.1	the Second Lien Lenders shall pay to each Hedging Bank in cash and in the currency in which the Hedging Termination Payment is denominated, an amount (the “Purchase Amount”) equal to the outstanding Hedging Termination Payment due to that Hedging Bank (including all accrued interest) on such Purchase Date;

59.2.2	the Hedging Banks shall, subject to payment to them of the Purchase Amount and the provision of an indemnity in accordance with Clause 59.4 (Indemnity against claw back) transfer all their rights and obligations relating the Hedging Termination Payments by such means as the the Second Lien Agent may reasonably require;

59.2.3	the Obligors shall take all such steps as the Hedging Banks and the Second Lien Agent (each, acting reasonably) may require for the purposes of effecting such transfer;

59.2.4	each Hedging Bank shall be deemed to have represented and warranted to the Second Lien Lenders that (i) it is the owner of the beneficial interest in all the rights and interests under the Hedging Termination Payment purported to be assigned or transferred by it; and (ii) it has taken all necessary corporate action to authorise such transfer.
59.3	Protection of Hedging Banks

Save as provided for in Clause 59.2.4 (Purchase Date), any transfer of rights and obligations relating to a Hedging Termination Payment pursuant to this Clause 16 (Second Lien buy-out of Hedges) shall be without recourse to, or representation or warranty from, the Hedging Banks and the terms of clause 26 (Changes to the Lenders) of the First Lien Credit Agreement relating to the protection of the First Lien Lenders with respect to any assignment or transfer of their rights or rights and obligations which is effected thereunder shall apply to any such transfer pursuant to this Clause 59 (Second Lien buy-out of Hedges).

59.4	Indemnity against claw back
59.4.1	Subject to Clause 59.4.2, the Second Lien Lenders must provide, or procure the provision of, an indemnity (on terms, and from a person, satisfactory to the Hedging Banks, acting reasonably) to each of the Hedging Banks against any and all costs, losses, liabilities, expenses and payments which may be incurred or made by such Hedging Bank as a result of all or any of the Purchase Amount being required, or being alleged to be required, to be paid back by, or clawed back from, such Hedging Bank for any reason.

59.4.2	Any indemnity provided pursuant to Clause 59.4.1 shall not extend to any costs, losses, liabilities, expenses and payments which could not have been recovered by the relevant Hedging Bank had the rights and obligations relating to the Hedging Termination Payment not been transferred pursuant to this Clause 59 (Second Lien buy-out of Hedges).
60.	FIRST LIEN BUY-OUT

60.1	Option to purchase
60.1.1	At any time after the issue of any notice by the Second Lien Agent under Clause 49.4.1(B) (Action by Second Lien Lenders), the First Lien Lenders may issue a notice (a “Buy-out Notice”) specifying their intention to purchase all (and not part only) of the outstanding Second Lien Debt and the date (the “Purchase Date”) on which such purchase is to be effected.

60.1.2	The Purchase Date specified in any Buy-out Notice must be a Business Day falling no less than 10 Business Days and no more 15 Business Days after the date of issue of such Buy-out Notice.
60.2	Purchase Date

On the Purchase Date:
60.2.1	the First Lien Lenders shall pay to the Second Lien Agent in cash and in the currency in which the Second Lien Debt is denominated, an amount (the “Purchase Amount”) determined by the Second Lien Agent (acting reasonably) to be equal to the outstanding Second Lien Debt (including all accrued interest, fees, expenses and any Break Costs) on such Purchase Date;

60.2.2	the First Lien Lenders shall take all such other steps as the Second Lien Agent (acting reasonably) may require for the purposes of ensuring that on and from the Purchase Date none of the Second Lien Lenders will have any liability (actual or contingent) under any Second Lien Document;

60.2.3	the Second Lien Lenders shall, subject to payment to them of the Purchase Amount, the completion of all relevant steps in accordance with Clause 60.2.2, and the provision of an indemnity in accordance with Clause 60.4 (Indemnity against claw back) transfer the Second Lien Debt (and all their rights and obligations relating thereto) in accordance with the procedure for transfer provided for in clause 24.5 (Procedure for transfer) of the Second Lien Credit Agreement or by such other means as the First Lien Agent and the Second Lien Agent may otherwise agree;

60.2.4	the Obligors shall take all such steps as the First Lien Agent and the Second Lien Agent (each, acting reasonably) may require for the purposes of effecting such transfer;

60.2.5	each Second Lien Lender shall be deemed to have represented and warranted to the First Lien Lenders that (i) it is the owner of the beneficial interest in all the rights and interests under the Second Lien Documents purported to be assigned or transferred by it by such transfer; and (ii) it has taken all necessary corporate action to authorise such transfer.
60.3	Protection of Second Lien Lenders

Save as provided for in Clause 60.2.5 (Purchase Date), any transfer of the Second Lien Debt pursuant to this Clause 60 (First Lien buy-out) shall be without recourse to, or representation or warranty from, the Second Lien Lenders and the terms of clause 24 (Changes to the Lenders) of the Second Lien Credit Agreement relating to the protection of the Second Lien Lenders with respect to any assignment or transfer of their rights or rights and obligations which is effected thereunder shall apply to any such transfer of the Second Lien Debt pursuant to this Clause 60 (First Lien buy-out).

60.4	Indemnity against claw back
60.4.1	Subject to Clause 60.4.2, the First Lien Lenders must provide, or procure the provision of, an indemnity (on terms, and from a person, satisfactory to the Majority Second Lien Lenders) to each of the Second Lien Lenders against any and all costs, losses, liabilities, expenses and payments which may be incurred or made by such Second Lien Lender as a result of all or any of the Purchase Amount being required, or being alleged to be required, to be paid back by, or clawed back from, such Second Lien Lender for any reason.

60.4.2	Any indemnity provided pursuant to Clause 60.4.1 shall not extend to any costs, losses, liabilities, expenses and payments which could not have been recovered by the relevant Second Lien Lender had the Second Lien Debt not been transferred pursuant to this Clause 60 (First Lien buy-out).
61.	THE SECURITY TRUSTEE

61.1	Appointment of the Security Trustee
61.1.1	Each other Secured Creditor:
(A)	appoints the Security Trustee to act as its agent and trustee in connection with the Finance Documents;

(B)	irrevocably authorises the Security Trustee (by itself or by such persons as it may nominate) on its behalf to:
(1)	enter into each Finance Document to which it is a party;

(2)	exercise the rights, powers, authorities and discretions specifically given to the Security Trustee under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions or any other incidental rights, powers, authorities and discretions necessary to give effect to the trusts hereby created; and

(3)	enforce any Security granted by the Security Documents as trustee (or as otherwise provided) on its behalf, subject always to the terms of the Finance Documents.

61.1.2	The powers conferred upon the Security Trustee by the Finance Documents shall be in addition to any powers which may from time to time be vested in trustees by the general law.

61.1.3	If there is any conflict between the provisions of this Agreement and any Security Documents with regard to instructions to or the matters affecting the Security Trustee, this Agreement will prevail.

61.1.4	Each other Secured Creditor acknowledges that the concept of trust as known in common law jurisdictions is not known as such in France.
61.2	Trust
61.2.1	The Security Trustee shall hold the benefits of the Finance Documents in its capacity as Security Trustee on trust for (to the extent such benefits are capable of being secured in their favour) the Secured Creditors. Save as expressly specified in any Finance Document, the Security Trustee:
(A)	shall not be liable to any Party for any breach by any other Party of any Finance Document;

(B)	shall have only those duties which are expressly specified in the Finance Documents;

(C)	will apply all payments and other benefits received by it under the Finance Documents in accordance with Clause 50 (Cascade); and

(D)	shall exercise its rights, powers and duties under the Security Documents and/or this Agreement for the benefit of the Secured Creditors.
61.2.2	Section 1 of the Trustee Act 2000 shall not apply to any function of the Security Trustee under or in connection with the Finance Documents provided that nothing in this Agreement shall exempt the Security Trustee from any liability for gross negligence or wilful misconduct.

61.2.3	Save as set out in Clause 61.2.1, the Security Trustee’s duties under the Finance Documents are of a mechanical and administrative nature. Nothing in the Finance Documents shall constitute a partnership between any Party and the Security Trustee.

61.2.4	The perpetuity period for the security trust established in relation to the Finance Documents shall be eighty years from the date of this Agreement.
61.3	Resignation of Security Trustee
61.3.1	The Security Trustee may resign at any time and appoint an Affiliate acting through an office in the United Kingdom or Paris in its place by giving notice to the other Secured Creditors and the Company.

61.3.2	Alternatively the Security Trustee may resign by giving notice to the other Secured Creditors and the Company, in which case the Relevant Group (after consultation with the Company) may appoint a successor Security Trustee.

61.3.3	If the Relevant Group has not appointed a successor Security Trustee in accordance with Clause 61.3.2 within 30 days after notice of resignation was given, the Security Trustee (after consultation with the Company) may appoint a successor Security Trustee (acting through an office in the United Kingdom or Paris).

61.3.4	The resignation of the retiring Security Trustee and the appointment of any successor Security Trustee shall both become effective upon:

(A)	the successor Security Trustee (i) notifying all the Parties that it accepts such appointment (ii) executing and delivering to the First Lien Agent and Second Lien Agent duly completed deed(s) or instrument(s) of accession in such form as the Relevant Group may require and taking all such other steps as may be necessary to ensure that it accedes, and becomes a party, to the relevant Finance Documents, as Security Trustee; and

(B)	each of the First Lien Agent and the Second Lien Agent (each, acting reasonably) confirms it has received acceptable advice to the effect that all of the Security Documents provide for enforceable Security in favour of the successor Security Trustee and the Secured Creditors, whereupon the retiring Security Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 61 (Security Trustee). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

61.3.5	The Parties shall take such action as the retiring Security Trustee and the Relevant Group may consider necessary in order that the Security Documents shall provide for perfected and enforceable Security in favour of any successor Security Trustee and the Secured Creditors.

61.3.6	The retiring Security Trustee shall, at its own cost (unless required to retire pursuant to Clause 61.3.7, in which case the costs shall be borne by the Company), make available to the successor Security Trustee such documents and records and provide such assistance as the successor may reasonably request for the purposes of performing its functions as Security Trustee under the Finance Documents.

61.3.7	After consultation with the Company, the Relevant Group may, by notice to the Security Trustee, require it to resign in accordance with Clause 61.3.2 above. In this event, the Security Trustee shall resign in accordance with Clause 61.3.2 above.
61.4	Additional trustees
61.4.1	The Security Trustee may, upon giving prior notice to the other Secured Creditors, appoint any person established or resident in any jurisdiction (whether a trust corporation or not) to act either as a separate trustee or as a co-trustee jointly with the Security Trustee if the Security Trustee considers such appointment to be in the interests of the Secured Creditors.

61.4.2	Any such additional trustee shall have such trusts, powers, obligations, authorities and discretions (not exceeding those conferred on the Security Trustee by the Finance Documents) and remuneration as shall be conferred or imposed by the instrument of appointment. The Security Trustee shall have power in like manner to remove any such person. The Company shall indemnify such additional trustee as though it were the Security Trustee in accordance with Clause 61.5 (Remuneration and indemnity). The Security Trustee shall not be under any obligation to supervise the proceedings or acts of any such delegate or sub-delegate or be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate.
61.5	Remuneration and indemnity
61.5.1	For the benefit of the Security Trustee, nothing in this Clause 61 (Security Trustee) shall prejudice any right of indemnity by law given to trustees.

61.5.2	The Company agrees to indemnify, on demand, the Security Trustee and any receiver, attorney, agent or other person appointed by the Security Trustee in accordance with the Finance Documents for any and all claims, liabilities, costs, fees, charges, losses and expenses which may be incurred by or asserted against the Security Trustee or any such person in any way relating to or arising out of:
(A)	its execution or purported execution of any of its trusts, powers, authorities and discretions under the Finance Documents; or

(B)	performing its duties and functions in such capacity; or

(C)	any action taken or omitted by the Security Trustee or any such person under the Finance Documents, except to the extent arising directly from the Security Trustee’s or any such person’s gross negligence or wilful misconduct.

61.5.3	The Security Trustee may indemnify itself and each other person referred to in Clause 61.5.2 out of the assets over which Security is granted pursuant to the Security Documents against all such claims, liabilities, costs, fees, charges, losses and expenses referred to in Clause 61.5.2.

61.5.4	The Security Trustee shall be entitled to such remuneration as it may agree from time to time with the Company.

61.5.5	Without prejudice to Clause 61.5.2, each Secured Creditor shall (in proportion to its share of the Debt) indemnify the Security Trustee, within three Business Days of demand, against any cost, loss or liability incurred by the Security Trustee (otherwise than by reason of the Security Trustee’s gross negligence or wilful misconduct) in acting as Security Trustee under or in connection with the Finance Documents (unless the Security Trustee has been reimbursed for the same by any Obligor). The Obligors shall forthwith on demand reimburse each Secured Creditor for any payments made by it under this Clause 61.5.5.
61.6	Exclusion of liability
61.6.1	Without limiting Clause 61.6.2, the Security Trustee will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

61.6.2	No Party (other than the Security Trustee) may take any proceedings against any officer, employee or agent of the Security Trustee in respect of any claim it might have against the Security Trustee or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Security Trustee may rely on this Clause.

61.6.3	The Security Trustee will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Security Trustee if the Security Trustee has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Security Trustee for that purpose.

61.6.4	Nothing in this Agreement shall oblige the Security Trustee to carry out any “know your customer” or other checks in relation to any person on behalf of any Secured Creditor and each Secured Creditor confirms to the Security Trustee that it is solely responsible for any such checks that it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Trustee.

61.7	Instructions
61.7.1	Unless a contrary indication appears in the Finance Documents, the Security Trustee shall (A) exercise any right, power, authority or discretion vested in it as Security Trustee in accordance with any instructions given to it by the Instructing Group (or, if so instructed by the Instructing Group, refrain from exercising any right, power, authority or discretion vested in it as Security Trustee) and (B) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Instructing Group. This Clause 61.7.1 shall not require the Security Trustee to act in accordance with the instructions of the Instructing Group or any person in respect of those powers, authorities and discretions granted to the Security Trustee pursuant to Clauses 61.4 (Additional trustees), 61.5 (Remuneration and indemnity), 61.15.1, 61.15.3, 61.15.4 (Security Trustee’s functions) and 61.16 (Legal restrictions and confidentiality).

61.7.2	Unless a contrary indication appears in the Finance Documents, any instructions given by the Instructing Group, shall be binding on all the Secured Creditors.

61.7.3	The Security Trustee may refrain from acting in accordance with the instructions of the Instructing Group until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

61.7.4	In the absence of instructions from the Instructing Group, the Security Trustee may act (or refrain from taking action) as it considers to be in the best interests of the Secured Creditors.

61.7.5	The Security Trustee is not authorised to act on behalf of a Secured Creditor (without first obtaining that Secured Creditor’s consent) in any legal or arbitration proceedings relating to any Finance Document.
61.8	Rights and discretions of the Security Trustee
61.8.1	The Security Trustee may rely on:
(A)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(B)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
61.8.2	The Security Trustee may assume (unless it has received notice to the contrary in its capacity as Security Trustee) that:
(A)	no Default (whether under the First Lien Credit Agreement or the Second Lien Credit Agreement) has occurred (unless it has actual knowledge of such Default);

(B)	any right, power, authority or discretion vested in any Party, the Majority First Lien Lenders or the Majority Second Lien Lenders has not been exercised; and

(C)	any notice or request made by the Company is made on behalf of and with the consent and knowledge of all the Obligors.
61.8.3	The Security Trustee may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

61.8.4	The Security Trustee may act in relation to the Finance Documents through its personnel and agents.
61.9	Information
61.9.1	The Security Trustee has no duty (in the absence of a specific provision in any Finance Document) to provide any Party with any credit or other information relating to the business, assets or financial condition of any Obligor or any other person whenever coming into its possession.

61.9.2	Except where a Finance Document specifically provides otherwise, the Security Trustee is not obliged to check the adequacy, accuracy or completeness of any document it forwards to another Party.

61.9.3	The Security Trustee shall not be liable or responsible to any other Secured Creditor for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Security Trustee, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum.
61.10	Responsibility for documentation

The Security Trustee shall not be liable or responsible:
61.10.1	for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document;

61.10.2	for any failure to give notice to any third party or to register, file or record (or any defect in such registration, filing or recording) any Security created pursuant to any Security Document, or effect, procure the registration of or otherwise protect the floating charge or any other such Security created by or pursuant to the Security Documents under the Land Registration Act 1925 or any other registration laws in England or any other jurisdiction;

61.10.3	to obtain any licence, consent or other authority for the creation of any such Security;

61.10.4	for any failure, omission, or defect in perfecting or protecting the Security constituted by the Security Documents, either in England and Wales or in any other jurisdiction; or

61.10.5	for the financial condition of any Obligor.
61.11	Title

The Security Trustee may accept without enquiry such title as any Obligor may have to the property over which Security is intended to be created by any Security Document.

61.12	Investments

All moneys which are received by the Security Trustee in its capacity as trustee or otherwise may be invested in the name of or under the control of the Security Trustee in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Trustee. Additionally, the same may be placed on deposit in the name of or under the control of the Security Trustee at such bank or institution (including the Security Trustee) and upon such terms as the Security Trustee may think fit.

61.13	Tax

The Security Trustee shall have no responsibility whatsoever to any Secured Creditor as regards any deficiency which might arise because the Security Trustee is subject to any Tax or withholding from any payment made by it under the Finance Documents.

61.14	Receivers’ indemnity

In no circumstances shall the Security Trustee itself be obliged to give an indemnity to any receiver who requires an indemnity as a condition of appointment.

61.15	Security Trustee’s functions
61.15.1	The Security Trustee shall:
(A)	not be under any obligation to hold any title deeds, Finance Documents or any other documents in connection with the assets charged by any Security Document in its own possession or to take any steps to protect or preserve the same (and the Security Trustee may permit the Obligors to retain any title deeds and other documents if it considers such course of action to be appropriate);

(B)	without prejudice to Clause 61.15.1(A), be at liberty to hold the Finance Documents and any other documents relating thereto or to deposit them in any part of the world with any bank or company whose business includes undertaking the safe custody of documents or firm of lawyers considered by the Security Trustee to be of good repute and the Security Trustee shall not be responsible for or be required to insure against any liability incurred in connection with any such holding or deposit and may pay all sums required to be paid on account of or in respect of any such deposit;

(C)	not be bound to give notice to any person of the execution of any documents comprised or referred to in the Finance Documents or of any other matter in any way relating to the Finance Documents or to take any steps to ascertain whether any default under any Finance Document has happened or whether any Party has breached any of its obligations under any Finance Document or whether any right, power, discretion or remedy has or may become exercisable by the Security Trustee and the Security Trustee shall be entitled to assume that no such default has happened and that each Party is observing and performing all its obligations under any Finance Document and that no such right, power, discretion or remedy has or may become exercisable;

(D)	as soon as reasonably practicable following receipt of the same, notify the First Lien Agent and the Second Lien Agent of any request received by it to exercise any power, authority or discretion under this Agreement or any Finance Document or to form any opinion;

(E)	promptly provide the First Lien Agent and the Second Lien Agent of copies of any notice received by it from any Party (i) describing the occurrence of any Default (as defined in the First Lien Credit Agreement or the Second Lien Credit Agreement) and (ii) stating that the circumstance described is a Default (so defined); and

(F)	be entitled to treat each Secured Creditor as a Secured Creditor entitled to payments under this Agreement unless it has received not less than five Business Days’ prior notice from that Secured Creditor to the contrary in accordance with the terms of this Agreement.

61.15.2	Any consent or approval given by the Security Trustee for the purposes of the Finance Documents may be given on such terms and subject to such conditions (if any) as the Security Trustee thinks fit.

61.15.3	Any trustee of any Security Document being a lawyer, accountant, broker or other person engaged in any profession or business shall be entitled to charge and be paid all usual professional and other charges for business transacted and acts done by him or his firm in connection with the trusts of the Security Documents and also his reasonable charges in addition to disbursements for all other work and business done and all time spent by him or his firm in connection with matters arising in connection with his trusteeship.

61.15.4	The Security Trustee may in the conduct of the trusts instead of acting personally employ and pay an agent (whether being a lawyer or other professional person) to transact or conduct, or concur in transacting or conducting, any business and to do, or concur in doing, all acts required to be done in connection with the Finance Documents. The Security Trustee shall not be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such agent or be bound to supervise the proceedings or acts of any such agent.
61.16	Legal restrictions and confidentiality
61.16.1	Notwithstanding any other provision of any Finance Document to the contrary, the Security Trustee is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

61.16.2	The relevant division or department through which the Security Trustee acts shall be treated as a separate entity from any other of the Security Trustee’s divisions or departments.

61.16.3	If information is received by another division or department of the Security Trustee, it may be treated as confidential to that relevant division or department and the Security Trustee shall not be deemed to have notice of it.
61.17	Credit appraisal by the Secured Creditors

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Creditor confirms to the Security Trustee that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
61.17.1	the financial condition, status and nature of each Obligor and each other member of the Group;

61.17.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

61.17.3	whether that Secured Creditor has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

61.17.4	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Security Trustee, any other Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
61.18	Business with the Group

The Security Trustee may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or any member of the Group or any Non-Recourse Subsidiary.

61.19	Enforcement

The Secured Creditors shall not have any independent power to enforce any of the Security Documents or to exercise any rights, discretions or powers to grant any consents or releases under or pursuant to the Security Documents or otherwise have direct recourse to the Security constituted by any of the Security Documents except through the Security Trustee.

61.20	Release of Security

The Security Trustee may release any Security over any asset the subject of the Security Documents in accordance with the terms of any such Security Document or if:
61.20.1	the asset is disposed of in compliance with the First Lien Documents; or

61.20.2	the asset is disposed of by any receiver or other person in accordance with the powers granted under the Security Documents.
61.21	Insolvency Events
61.21.1	For the purposes of this Agreement, “Insolvency Event” means any the circumstances or events described in clause 25.7 (Insolvency proceedings), clause 25.8 (Enforcement of security) or clause 25.9 (Creditor’s process) of the First Lien Credit Agreement or any other circumstance or event analogous to any of the foregoing.

61.21.2	If any Insolvency Event occurs in relation to any Obligor, the Security Trustee may, and is irrevocably authorised on behalf of the Secured Creditors, subject to the terms of the Finance Documents, to:
(A)	claim, enforce and prove for the Debt owed by, or any other claims against, that Obligor;

(B)	(subject to Clause 61.21.5) exercise all powers of convening meetings, voting and representation in respect of the Debt owed by that Obligor and each Secured Creditor shall provide all forms of proxy and of representation which may be required for such purposes;

(C)	file claims and proofs, give receipts and take all such proceedings and do all such things as the Security Trustee sees fit to recover the Debt owed by, or any other claims against, that Obligor; and

(D)	receive all distributions on or account of the Debt owed by, or any other claims against, that Obligor for application in accordance with Clause 7 (Cascade).
61.21.3	If and to the extent that the Security Trustee is not entitled to claim, enforce, prove, file claims or proofs, or take proceedings for the recovery of any Debt owed by the relevant

Obligor, the relevant Secured Creditor(s) to whom such Debt is owed shall do so in good time as reasonably requested by the Security Trustee.

61.21.4	Save to the extent that it has been requested by the Security Trustee under Clause 61.21.3 to take such action, no Secured Creditor may take any of the actions referred to in Clause 61.21.2 without the Security Trustee’s prior consent.

61.21.5	Nothing in this Clause 61.21 (Insolvency events) shall:
(A)	limit the rights of the First Lien Lenders to convene meetings, to exercise their voting rights and to issue instructions to the Security Trustee, under the First Lien Credit Agreement and/or this Agreement; and

(B)	limit the rights of the Second Lien Lenders to convene meetings, to exercise their voting rights and to issue instructions to the Security Trustee, under the Second Lien Credit Agreement and/or this Agreement.
61.21.6	If any Insolvency Event occurs in relation to any Obligor, the trustee in bankruptcy, liquidator, assignee or other person distributing the assets of that Obligor or their proceeds shall be directed to pay distributions on the Debt direct to the Security Trustee for application in accordance with Clause 50 (Cascade).
62.	NOTICES

62.1	In writing
62.1.1	Any communication in connection with this Agreement must be in writing and, unless otherwise stated, may be given in person, by fax or email.

62.1.2	Unless it is agreed to the contrary, any consent or agreement required under this Agreement must be given in writing.
62.2	Contact details
62.2.1	Except as provided in this Clause 62.2, the contact details of each Party for all communications in connection with this Agreement are those notified by that Party for this purpose to the Security Trustee on or before the date it becomes a Party.

The Company

The contact details of the Company for this purpose are:

Address: Endeavour International Corporation, 1000 Main Street, Suite 3300, Houston, Texas 77002

Fax number:	(001) 713 307-8793

Email:	Mike.Kirksey@endeavourcorp.com

Attention:	Mike Kirksey

Copy:	Cathy Stubbs (fax (44) 20 7451 2352)

Email:	Cathy.Stubbs@endeavourcorp.com

BNP PARIBAS as First Lien Agent and Security Trustee

The contact details of BNP Paribas for this purpose are:

Address:	16 Rue de Hanovre, 75002 Paris, France

Attention:	Remi Collonges-Dufouleur/Aurélie Guth

Fax number:	+33 1 43 16 99 43

Copy:	Sophie Pic

Fax number:	+33 1 42 98 49 25

Second Lien Agent

The contact details of Bank of Scotland plc for this purpose are:

Address:	New Uberior House, 11 Earl Grey Street, Edinburgh, EH3 9BN

Attention:	Helen Coates

Fax number:	+ $$131 659 0871
62.2.2	Any Party may change its contact details by giving five Business Days’ notice to the Security Trustee or (in the case of the Security Trustee) to the other Parties.

62.2.3	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.
62.3	Effectiveness
62.3.1	Except as provided in Clause 62.3.2 and Clause 62.3.3, any communication in connection with this Agreement will be deemed to be given as follows:
(A)	if delivered in person, at the time of delivery; and

(B)	if by fax or e-mail, when received in legible form.
62.3.2	A communication given under Clause 62.4.1 but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

62.3.3	A communication to the Security Trustee, the First Lien Agent, the Second Lien Agent or the Account Bank will only be effective on actual receipt by it.
62.4	Obligors
62.4.1	All communications under this Agreement to or from the other Secured Creditors must be sent through the Security Trustee.

62.4.2	All communications under this Agreement to or from an Obligor must be sent through the Company.

62.4.3	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:
(A)	to give and receive all communications under this Agreement;

(B)	to supply all information concerning itself to any Secured Creditor; and

(C)	to sign all documents under or in connection with this Agreement.
62.4.4	Any communication given to the Company in connection with this Agreement will be deemed to have been given also to the other Obligors.

62.4.5	The Secured Creditors may assume that any communication made by the Company is made with the consent of each other Obligor.
62.5	Language
62.5.1	Any notice given in connection with this Agreement must be in English.

62.5.2	Any other document provided in connection with this Agreement must be:
(A)	in English; or

(B)	(unless the Security Trustee otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.
63.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

64.	ENFORCEMENT

64.1	Jurisdiction
64.1.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

64.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

64.1.3	This Clause 64.1 (Jurisdiction) is for the benefit of the Secured Creditors only. As a result, no Secured Creditor shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Creditors may take concurrent proceedings in any number of jurisdictions.
64.2	Service of process
64.2.1	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(A)	irrevocably appoints Endeavour Energy UK Limited as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(B)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
64.2.2	Each of the Obligors expressly agrees and consents to the provisions of this Clause 64 (Enforcement) and Endeavour Energy UK Limited hereby confirms its acceptance of such appointment.
64.3	Waiver of immunity

Each Obligor irrevocably and unconditionally:
64.3.1	agrees not to claim any immunity from proceedings brought by a Secured Creditor against that Obligor in relation to a Finance Document and to ensure that no such claim is made on its behalf;

64.3.2	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

64.3.3	waives all rights of immunity in respect of it or its assets.
This Agreement has been executed and delivered as a deed on the date stated at the beginning of this Agreement.

SCHEDULE 1
PARTIES
Part I
Obligors

	Registration number (or
Name of Obligor	equivalent, if any)	Jurisdiction of incorporation
Endeavour International Corporation	C897-2000	Nevada, U.S.A.
Endeavour Operating Corporation	3737839	Delaware,U.S.A.
Endeavour Energy New Ventures Inc. (formerly known as END Operating Management Company)	3900636	Delaware, U.S.A.
END Management Company	3737839	Delaware, U.S.A.
Endeavour International Holding B.V.	34229293	Netherlands
Endeavour Energy Netherlands B.V.	34229296	Netherlands
Endeavour Energy UK Limited	5030838	England and Wales
Endeavour North Sea Limited	3518803	England and Wales
Endeavour Energy North Sea LLC	4621624	Delaware, U.S.A.
Endeavour Energy North Sea L.P.	4591023	Delaware, U.S.A.
Part II
First Lien Lenders
BNP Paribas
Bank of Scotland plc (formerly, The Governor and Company of the Bank of Scotland)
Sumitomo Mistsui Finance Dublin Ltd
DnB NOR Bank ASA
Fortis Bank, UK Branch
KBC Bank NV London Branch
DZ Bank AG London Branch
Goldman Sachs Lending Partners LLC.

Part III
Second Lien Lenders
Bank of Scotland plc
Part IV
Hedging Banks
Bank of Scotland plc (formerly, HBOS Treasury Services plc)
J.Aron & Company
SMBC Capital Markets Limited
BNP Paribas

SCHEDULE 2
FORM OF ACCESSION INSTRUMENT

To:	[Security Trustee]

From:	[Name of new party]
Dated:
Dear Sirs
Intercreditor Agreement dated 31 October 2006 between, among others, Endeavour International
Corporation and BNP Paribas (as amended from time to time) (the “Agreement”)
1.	We refer to the Agreement. This is an Accession Instrument. Terms defined in the Agreement have the same meaning in this Accession Instrument unless given a different meaning in this Accession Instrument.
2.	[Name of new party] agrees to become Party to, and be bound by the terms of, the Agreement [and the First Lien Credit Agreement] [and the Second Lien Credit Agreement] as a[n] {[Obligor]/[Second Lien Lender]/[First Lien Lender]/[Hedging Bank]/[Second Lien Agent]/[First Lien Agent]}. [Name of new party] is a company duly incorporated under the laws of [name of relevant jurisdiction].
3.	[New party’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Instrument and any non-contractual obligations arising out of or in connection with it are governed by English law.
[This Accession Instrument has been executed and delivered as a deed on the date stated at the beginning of this Accession Instrument.]
Yours faithfully,

Authorised signatory for
[Name of new party]
This Accession Instrument is accepted by:

Authorised signatory for
[Security Trustee]